Exhibit 10.1

LEASE

BIT HOLDINGS FIFTY-SIX, INC.,

a Maryland corporation,

Landlord,

and

Taleo Corporation,

a Delaware corporation

Tenant

Dated: March 16, 2006

LEASE

THIS LEASE (“this Lease”) is made and entered into as of March 16, 2006 by Landlord and Tenant.

1. BASIC LEASE INFORMATION

LANDLORD:	BIT Holdings Fifty-Six, Inc.,

a Maryland corporation

LANDLORD’S ADDRESS FOR	AFL-CIO Building Investment Trust
NOTICES:	Two Hopkins Plaza, Suite 804

Baltimore, MD 21201

Attn: Asset Manager, Dublin Corporate Center

With a concurrent copy to:

ING Clarion Partners

1900 Macarthur Boulevard, Suite 225

Irvine, California 92612

Attn: Asset Director, Dublin Corporate Center

With a concurrent copy to:

Berding & Weil LLP

3240 Stone Valley Road West

Alamo, CA 94507

Attn: Scott Singer, Esq.

TENANT:	Taleo Corporation, a Delaware corporation

GUARANTOR:	Not Applicable

TENANT’S NOTICE ADDRESS:

Before taking occupancy:	Taleo Corporation

525 Market Street, 8th Floor

San Francisco, California 94105

Attention: Josh Faddis, Esq.

Attention: Ms. Debbie Shotwell

Following occupancy:	Taleo Corporation

John Faddis, Esq., Vice President and Corporate Counsel

4140 Dublin Blvd, Suite 400

Dublin, California 94568

Fax Number [Tenant to Provide]

With a concurrent copy to:

Condon & Forsyth LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention: Katherine B. Posner, Esq.

LAND:	The “Land” consists of the Project and all real property making up on the common areas.

BUILDING:	4140 Dublin Boulevard, Dublin, California 94568.

PROJECT:	The office buildings known as Dublin Corporate Center located at 4120 Dublin Boulevard, 4140 Dublin Boulevard, and 4160 Dublin Boulevard, collectively in the City of Dublin, California 94568, Alameda County. The Project is deemed to consist of a total of four hundred and fifteen thousand four hundred and ninety two (415,492) square feet of Gross Rentable Area.

PROPERTY:	The Buildings and the Land.

PREMISES:	The premises located on the fourth (4th) floor of the Building, known as Suite 400, as more fully described in Section 1 (Premises) and shown on the floor plans attached as Exhibit A to this Lease, and deemed to contain thirty five thousand four hundred and twenty four (35,424) square feet of Gross Rentable Area per BOMA Standards (as defined below).

GROSS OFFICE RENTABLE AREA OF THE BUILDING:	Deemed to be one hundred and thirty eight thousand one hundred and thirty six (138,136) square feet, as determined by Landlord’s architect pursuant to the American National Standard Method of Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996, published by the Building Owners and Managers Association International (“BOMA Standards”). All references to “Gross Rentable Area” mean measurements prepared pursuant to the BOMA Standards.

LEASE COMMENCEMENT DATE:	June 15, 2006 and to be confirmed in the form of Exhibit E.

LEASE EXPIRATION DATE:	Expiration of the initial seven (7) year Term measured from the Lease Commencement Date and to be confirmed in the form of Exhibit E to this Lease.

TERM:	Seven (7) years.

EXTENSION TERM:	One (1) Extension Term of five (5) years.

BASE RENT:

Month
Rent
1—12	$ 52,427.52/month
13—24	$ 76,161.60/month
25—36	$ 77,932.80/month
37—48	$ 79,704.00/month
49—60	$ 81,475.20/month
61—72	$ 83,246.40/month
73—84	$ 85,017.60/month

ADVANCE RENT:	Seventy Six Thousand One Hundred Sixty One Dollars and Sixty Cents ($76,161.60) upon Lease execution.

BASE YEAR FOR OPERATING COSTS:	Calendar year 2006.

BASE YEAR FOR REAL ESTATE TAXES:	Calendar year 2006.

TENANT’S PROPORTION-ATE SHARE OF OPERATING COSTS:	25.644%

TENANT’S PROPORTION-ATE SHARE OF AND REAL ESTATE TAXES	25.644%

CASH SECURITY DEPOSIT:	$0.00

LETTER OF CREDIT BROKER(S):	One million dollars ($1,000,000.00). Colliers International, representing Landlord and Newmark Knight Frank, representing Tenant.

TENANT WORK ALLOWANCE (IF ANY):	See Work Agreement attached as Exhibit B.

BUILDING HOURS:	7:00 a.m. to 6:00 p.m., Monday through Friday (except Holidays), or such other hours as Landlord reasonably determines from time to time. The term “Holidays” means any federally designated holidays.

PARKING SPACES:	Three and eight tenths (3.8) spaces per one thousand (1,000) Gross Rentable Area of the Premises, located within the Building’s parking lot. If the Gross Rentable Area of the Premises is not exactly divisible by one thousand (1,000), the area of the Premises shall be rounded to the next highest number that is divisible by one thousand (1,000) and the calculation of the number of parking spaces shall be made on the basis of such higher number. Parking shall be subject to the terms and conditions of this Lease. Therefore, Tenant shall be entitled to one hundred and thirty five (135) parking spaces in the Building’s Parking Area.

RIGHT OF FIRST OFFER:	Tenant shall have a limited ongoing Right of First Offer to lease additional space in the Building, as detailed in Section 1.3 of the Lease.

EXHIBITS

Exhibit A	Floor Plan Showing Premises

Exhibit B	Work Agreement

Exhibit C	Plans

Exhibit D	Rules and Regulations

Exhibit E	Form of Lease Commencement Agreement

Exhibit F	Conditions for Construction

Exhibit G	Intentionally Omitted

Exhibit H	AFL-CIO Building Investment Trust Participants

Exhibit I	Building Standard Improvements

Exhibit J	Tenant’s Monument Signage

Exhibit K	Tenant’s Building Signage

Exhibit L	Joint Escrow Agreement

ADDENDA

Addendum #1 Letter of Credit

The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any information or definitions contained in the Basic Lease Information means and refers to the information and definitions set forth in the Basic Lease Information. References in this document to the term “Lease” mean the Basic Lease Information, the body of this Lease, and any Exhibits, Addenda, or Riders thereto. The provisions of the body of this Lease will be read to implement the Basic Lease Information. In the event of any inconsistency between the wording in the body of the Lease and the wording in the Basic Lease Information, the wording in the body of the Lease shall prevail and be controlling.

1. PREMISES AND PARKING.

1.1 General. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term (as herein defined) and on the conditions hereafter provided. No easement for light and air is incorporated in the Premises. The Gross Rentable Area of the Premises set forth in the Basic Lease Information is deemed to be the Gross Rentable Area of the Premises for purposes of this Lease, and is final and binding on Landlord and Tenant, and Tenant shall have no right to remeasure the Gross Rentable Area of the Premises.

1.2 Parking.

1.2.1 Non Exclusive Parking. During the Term of this Lease (as defined below), Tenant will be entitled to the non-exclusive, unreserved, use of the number of parking spaces specified in the Basic Lease Information (the “Parking Spaces”), in the parking lot directly adjacent to the Building and intended to service the Building and serving the Project, (the “Parking Area”). Use of all Parking Spaces and the Parking Area will be subject to the rules and regulations established by Landlord in its reasonable discretion. Tenant understands and acknowledges that the Parking Area serves all tenants in the Project. The rules and regulations may be altered at any time and from time to time during the Term of the Lease after giving Tenant reasonable notice. Landlord does not intend to restrict or designate the location of Tenant’s Parking Spaces. However, Landlord reserves the right to designate the location of Tenant’s Parking Spaces in Landlord’s reasonable discretion. Neither Tenant nor Tenant’s agents will at any time use more parking spaces than the number allocated to Tenant pursuant to the Basic Lease Information. Tenant, and Tenant’s agents will not park, or permit the parking of, their vehicles in any portion of the Parking Area not designated by Landlord as a non-exclusive parking area. Tenant and Tenant’s agents will not have the exclusive right to use any specific parking space.

1.2.2 Availability of Parking. Notwithstanding the number of Parking Spaces held by Tenant hereunder for Tenant’s non-exclusive use, in the event Landlord is required to reduce the number of parking spaces in the Parking Area by reason of any Applicable Law relating to or affecting parking at the Parking Area, or any cause beyond Landlord’s reasonable control, Landlord will have the right to proportionately reduce the number of Tenant’s Parking Spaces and the non-exclusive parking spaces of other tenants of the Building. Landlord reserves the right in its absolute discretion to have any vehicles owned by Tenant or Tenant’s agents and parked in violation of the provisions of this Section of the Lease or Landlord’s rules and regulations relating to parking, towed away at Tenant’s cost, after giving Tenant reasonable notice. In the event Landlord elects or is required by any Applicable Law to limit or control parking in the Parking Area, by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Landlord. Landlord will have the right to close all or any portion of the Parking Area at reasonable times if reasonably required, including, without limitation, the prevention of a dedication thereof, or the accrual of rights in any person or the public therein. Employees of Tenant will be required to park in areas designated for employee parking, if any. The Parking Area will not be used by Tenant or Tenant’s agents for any purpose other than the parking of motor vehicles and the ingress and egress of pedestrians and motor vehicles.

1.2.3 No Liability. Landlord does not guaranty that Tenant will be able to use the Parking Spaces in case of a casualty, act of God, or other Force Majeure event or condemnation affecting the Parking Area. Landlord will not be liable for damage to any vehicle using the Parking Area pursuant to this Lease, including theft, collision, fire, or any other damage to such vehicle; Landlord will not be responsible for articles left in such vehicles; Landlord will not be liable for loss of use of any such vehicles that are damaged while using the Parking Area. Except to the extent caused by the gross negligence or intentional misconduct of Landlord its employees or agents, Landlord will not be liable for any injury to any person using the Parking Area regardless of the cause of such injury; all persons using the Parking Area will do so at their own risk.

1.2.4 No Assignment or Sublease. Tenant may not assign its right to use the Parking Spaces, except (a) in conjunction with a permitted assignment of this Lease or sublease of the Premises and (b) for periodic use by Tenant’s clients and affiliates.

1.3. Right of First Offer.

1.3.1 Advice Space/Advice Notice. Not more than one (1) time per calendar year during the Term (excluding the Option to Extend), Tenant shall have the right to send to Landlord a notice (“Request Notice”) advising Landlord that Tenant is interested in leasing space in the Building, which additional space will be leased for the remainder of the Lease Term (the “Advice Space”). Within thirty (30) days of receipt of a Request Notice, subject to the superior rights of other tenants, to which Tenant’s rights are secondary and subordinate, Landlord shall notify Tenant in writing of if, when and what such Advice Space is or will be so available within the next twelve (12) months, for the applicable term, without liability to Landlord for any errors or omissions, and Landlord’s determination of the applicable fair market rent for the available space (“Landlord’s Advice Notice”). Landlord’s Active Notice shall include the following: (a) fair market rent; (b) applicable term of Advice Space; (c) Tenants Proportionate share inclusive of the Advice Space; (d) any other concession Landlord is willing to offer; and (e) the anticipated date of delivery of the Advice Space to Tenant. Tenant shall pay one hundred percent (100%) of the fair market rent. Tenant thereupon shall have the right for a period of five (5) business days from the receipt of the Landlord’s Advice Notice to lease all or a portion of such Advice Space only upon the terms and conditions contained in Landlord’s Advice Notice, including Landlord’s determination of fair market rent, and except that Tenant shall have no such right, if the (i) Tenant is then in default, beyond applicable notice and cure periods, pursuant to Section 20 of this Lease; (ii) the Tenant has been in material default two (2) times or more during the Lease Term; (iii) the portion of the Advice Space not leased by Tenant is not reasonably leaseable in Landlord’s reasonable determination; or (iv) Tenant has subleased, assigned or transferred more than twenty five percent (25%) of the Premises. For purposes of this provision, the Advice Space shall not be deemed to become available if the space is: (a) subleased by the current tenant of the space; (b) re-leased by the current tenant of the space by renewal, extension, or renegotiation; (c) leased by a tenant with an existing right to the space as of the Effective Date of this Lease, for example, an expansion right, first of first offer, refusal or negotiation, etc., or (e) not leased to a tenant as of the Effective Date of this Lease.

1.3.2 Delivery of Advice Space. If Tenant timely and properly exercises its rights to the Advice Space, Landlord shall deliver the Advice Space to Tenant upon the date such space is available in its current “As Is” condition, and shall prepare an amendment to this Lease adding the Advice Space to the Premises on the date of delivery and amending the Base Rent, Tenant’s Percentage Share of Operating Expenses and Real Property Taxes (and all other applicable financial obligations under the Lease shall be appropriately increased), which amendment shall be delivered to Tenant promptly after exercise and executed by Tenant within five (5) business days after Tenant’s receipt of same from Landlord. Rent shall commence with respect to the Advice Space sixty (60) days after the date of delivery of possession by Landlord, and Landlord shall not be liable or responsible in any way for any delay in delivery of the Advice Space. If Landlord does not deliver the Advise Space within one hundred and eighty 180 days of the anticipated date of delivery set forth in the Landlord’s Advice Notice, then Tenant, upon written Notice to Landlord, shall have the right to cancel the Request Notice. Landlord shall have no responsibility for construction of improvements in the Advice Space, and Landlord is not providing a tenant improvement allowance with respect to the Advice Space. If Tenant fails to respond to Landlord’s Advice Notice within the five (5) business day period above, or declines to exercise its rights to the Advice Space during the five (5) business day period above, Landlord shall be free to market and lease the Advice Space to any person or entity (or to withhold such space from the market), and Tenant shall have no further rights of any kind or nature whatsoever to such Advice Space, and Landlord shall have no liability of any kind or nature whatsoever to Tenant. The Base Year for operating costs and Real Estate taxes shall be the first full calendar year of the term of the Advice Space.

1.3.3. Advice Space Parking. During the term of the Lease with respect to any Advice Space, Tenant shall be entitled to 3.8 Parking Spaces per 1,000 square feet of Gross Rentable Area of the Advice Space, subject to the provisions of Section 1.2 of this Lease.

1.3.4. Tenant’s right of first offer to Lease Advice Space shall be continuous throughout the term of this Lease without regard to Tenant’s decision not to lease Advice Space as it becomes available (except to the extent Tenant does not have any further rights to a specific Advice Space that was offered to Tenant and Tenant did not lease, pursuant to Section 1.3.2).

1.4. AS IS Condition of the Premises/Construction of Tenant Improvements. Except as set forth in Section 5.1 of this Lease, Landlord shall deliver the Premises to Tenant, as of the Effective Date, in AS IS condition. Tenant represents and warrants that is has inspected the Premises and hereby accepts the Premises in their current AS IS condition. Landlord and Tenant agree and acknowledge that Landlord is not responsible for the construction of any initial improvements in the Premises. Landlord is providing Tenant with a Tenant Improvement Allowance, and Tenant shall construct all of the Tenant Improvements thought its own contractor. The construction of the Tenant Improvements is expressly governed and subject to the Work Agreement, attached hereto as Exhibit B, and incorporated herein in full by this reference, and the Conditions for Construction, attached hereto as Exhibit F, and incorporated herein in full by this reference.

2. TERM.

2.1 Determination of Lease Commencement Date. The term of this Lease (the “Term”), and Tenant’s obligation to pay Rent, shall commence on the Lease Commencement Date as set forth in the Basic Lease Information, provided however, Landlord may conclusively establish the Lease Commencement Date in a factually correct Notice of Commencement Date in the form of Exhibit E (the “Lease Commencement Date”). Unless sooner terminated as hereinafter provided, or as provided by Applicable Law, the Lease Term shall end on the date set forth in the Basic Lease Information for the Lease Expiration (the “Lease Expiration Date”). If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Effective Date, whether due to strikes, lockouts, labor disputes, shortages of material or labor, fire or other casualty, acts of God, acts or threatened acts of terrorism, or any other cause beyond the control of Landlord, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage of any kind whatsoever resulting therefrom including, but not limited to, incidental damages, consequential damages, holdover expenses or relocation expenses incurred by Tenant due to such delays, or loss of business. No delay in delivery of possession shall operate to extend the Term hereof or amend or modify Tenant’s obligations hereunder. For purposes of this Lease, the term “Effective Date” shall mean the date the last of Landlord or Tenant executes this Lease and delivers it fully executed to the other party. Notwithstanding the Lease Commencement Date, all provisions of this Lease (except for the payment of Rent) shall be effective and binding as of the Effective Date.

2.2 Confirmation of Lease Commencement Date. Within forty-five (45) days after the Lease Commencement Date, Landlord and Tenant agree to execute and deliver a Lease Commencement Agreement (substantially in the form of Exhibit E) setting forth the Lease Commencement Date and Lease Expiration Date.

2.3 Extension Option.

2.3.1 Extension Option. Tenant is granted the right (the “Extension Option”) to extend the Term for one (1) additional period of five (5) consecutive years (the “Extension Period”), provided that (a) Tenant gives written notice to Landlord of Tenant’s election to exercise such Extension Option no more than two hundred and seventy (270) days and no less than one hundred and eighty (180) days before the expiration of the initial Term, (b) Tenant has not assigned this Lease and is then in possession of and occupying one hundred percent (100%) of the Premises, and (c) no material Event of Default has occurred and no material Event of Default occurs after such notice.

2.3.1.1 Rent for Extension Term(s). All terms and conditions of this Lease, including all provisions governing the payment of Additional Rent, will remain in full force and effect during the Extension Period, except that initial Base Rent payable during the Extension Period will be at an amount equal to ninety five percent (95%) of the Fair Market Rent

(as defined in Section 2.3.3 [Fair Market Rent]) during the Extension Period (as determined no more than ninety (90) days before the start of the Extension Period) but in no event less than the fully escalated Base Rent in effect for the calendar month immediately before the start of the Extension Period. In the event that Fair Market Rent for the Extension Period is not determined at the commencement of the Extension Period, then Tenant shall continue to pay the same Rent during the Extension Period as it was paying during the last month of the Term of the Lease, until the Fair Market Rent is determined, at which time Tenant shall pay Landlord, as Additional Rent, any amounts owed. Landlord may require an additional security deposit from Tenant if Landlord determines that Tenant is not then as financially responsible as Tenant is on the date hereof, or that Tenant’s then financial capacity and creditworthiness indicates that Tenant may not be able to undertake and perform all the obligations of Tenant under this Lease through the Extension Period. The Base Year for Real Estate Taxes and the Base Year for Operating Costs set forth in the Basic Lease Information shall be adjusted to the first full calendar year during which the Extension Period commences.

2.3.1.2 Confirmation of Base Rent Amount. On the determination of the Fair Market Rent, an amendment modifying the Lease to set forth the Base Rent for the Premises during the Extension Period will be executed by Landlord and Tenant within thirty (30) days of such determination.

2.3.1.3 Other Obligations. Notwithstanding anything to the contrary contained in this Section 2.3.1, the Extension Option is subject to any contractual obligations of Landlord for space in the Building existing as of the date on which this Lease is fully executed, including any renewal rights, and rights of first negotiation, refusal, and/or expansion.

2.3.3 Fair Market Rent. For purposes of this Lease, the term “Fair Market Rent” means the net or base annual rate of rent, expressed in dollars per square foot of rental area, reserved in leases most recently consummated for office space in comparable first class office buildings in the Dublin/Pleasanton area (the “Comparable Buildings”) with tenants of similar creditworthiness and stature to Tenant, for comparable space (taking into account the location of the floor and the building) for leases of similar duration inclusive of the prevailing market conditions for the renewal of existing leases in existing buildings for existing tenants.

2.3.3.1 Mutual Agreement. Landlord and Tenant will negotiate in good faith to determine the Fair Market Rent for the applicable period within forty five (45) days of the date of (a) the end of a recapture period under Section 7.1.1 (Initial Sublet; Recapture; Termination), or (b) Landlord’s receipt of Tenant’s written notice of Tenant’s election to exercise the Extension Option. If Landlord and Tenant cannot agree on the Fair Market Rent within such forty five (45) day period, Tenant may elect to proceed with the process for determining the Fair Market Rent provided in Section 2.3.3.2 (Fair Market Rent Determination).

2.3.3.2 Fair Market Rent Determination. If Tenant elects to proceed with the process for determining the Fair Market Rent, then the Fair Market Rent shall be determined in accordance with the following procedures. Within fifteen (15) days after Tenant delivers notice to Landlord of Tenant’s election to so proceed, Landlord and Tenant shall each select a real estate professional (based on the criteria set forth in this Section 2.3.3.7). Within thirty (30)

days of their selection, each professional shall make a written determination to Landlord and Tenant of the Fair Market Rent. All determinations of the Fair Market Rent shall be in writing. The party appointing each professional shall be obligated, promptly after receipt of the valuation report prepared by the professional appointed by such party, to deliver a copy of such valuation report to the other party.

2.3.3 Calculation. If the Fair Market Rent determinations of the professional designated by Landlord is within five percent (5%) of the Fair Market Rent determination of the professional designated by Tenant, then the Fair Market Rent shall be the average of the two Fair Market Rent determinations.

2.3.3.4 Variance in Determinations. If the Fair Market Rent determinations of the two professionals vary by more than five percent (5%), then a third professional shall be selected by the initial two professionals within fifteen (15) days after the initial two valuation reports have been delivered to the parties (the third professional also having the qualifications set forth in this Section 2.3.3.7). If a third professional is appointed, the third professional shall review the valuation reports of the initial two professionals and shall select the one of the initial two valuation reports that reflects such criteria for the Fair Market Rent. The third professional shall promptly deliver a written report of his or her determination to each of the parties within fifteen (15) days of receipt of the initial two (2) Fair Market Rent determinations.

2.3.3.5 Binding Effect. The determination of the Fair Market Rent pursuant to this Section 2.3.3 shall be final and binding on Landlord and Tenant.

2.3.3.6 Expenses. The expenses of each of the first two professionals appointed under this Section 2.4.3 shall be borne by the party appointing such professional. The expenses of the third professional appointed under this Section 2.3.3 shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

2.3.3.7 Qualification of Professionals. The real estate professionals selected by Landlord and Tenant shall have the following qualifications: (a) must be an independent and licensed real estate broker in the Dublin/Pleasanton area; (b) must have a minimum of ten (10) years’ experience in commercial office leasing in the Dublin/Pleasanton area; (c) in the case of the third professional only, is not then representing either Landlord or Tenant; and (d) in the case of the third professional only, has not been involved in any disputes with Landlord, Tenant, or either of the other professionals.

3. BASE RENT; ADDITIONAL RENT; LETTER OF CREDIT.

3.1 Definitions; Increases. The term “Base Rent” means the amount set forth in the Basic Lease Information. The term “Additional Rent” means any rent, payments, or any other monetary sums, other than Base Rent, payable under this Lease, whether due and payable immediately or in monthly installments. Throughout this Lease, Base Rent and Additional Rent are sometimes collectively called “Rent”. All sums due under this Lease shall be “Rent” for collection purposes.

3.2 Payment of Rent. Commencing on the Lease Commencement Date, Rent is due and payable, in advance, in equal, consecutive monthly installments. If the Term begins or ends on a date other than on the first day of a calendar month, Rent for the first month of the Term and/or the last month of the Term, as the case may be, will be prorated on a daily basis based on a thirty (30) day month and will be paid in advance. All payments of Base Rent for the month in question will be due on or before the first (1st) day of the calendar month during the Term for which Base Rent is due and payable. All payments of Additional Rent are due by the first day of each calendar month during the Term (unless otherwise expressly provided in other Sections of this Lease). Tenant will pay all Rent without deduction, set off, or counterclaim, and, except as otherwise expressly set forth herein, without demand, notice, or invoice. If Landlord at any time or times accepts Rent after it becomes due and payable, such acceptance will not excuse a delay on any subsequent occasion, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder, including the right to sue for possession and sue for any amounts which remain outstanding.

3.3 Payment Address. Tenant will pay to Landlord, at Landlord’s Address for Notices set forth in the Basic Lease Information (or such other place or to such agents as Landlord may from time to time designate to Tenant in writing), all installments of Base Rent and Additional Rent (whether such Additional Rent is being paid on an installment or other basis) by the date the Rent becomes due in lawful money of the United States of America that is legal tender for the payment of public and private debts.

3.4 Delinquent Rent Payments. If any installment of Base Rent or Additional Rent is not paid within five (5) days of when due (whether such Additional Rent is being paid on an installment or other basis), then such unpaid installment of Rent will bear interest five (5) days from the date such installment of Rent became due to the date of the payment thereof by Tenant at a rate (the “Default Rate”) equal to the lesser of (a) five percent (5%) annually over the prime rate of interest announced, from time to time, by Bank of America, N.A., or if at any time Bank of America, N.A. or its successor in interest does not announce its prime rate of interest, then the prime rate of interest published from time to time in The Wall Street Journal, Eastern Edition, in the section entitled “Money Rates” (the “Prime Rate”), or (b) the maximum interest rate then allowed by Applicable Laws. If Tenant fails to pay any such installment of Rent within five (5) days of the date when such installment was due, Tenant will also pay to Landlord a late payment charge equal to five percent (5%) of the amount of such installment of Rent. Any interest or late payment charges paid by Tenant will not relieve Tenant from its obligation to pay any other amounts due under this Section 3 or any other provision of this Lease. Such interest and late payment charges will constitute Additional Rent due with the next monthly installment of Base Rent and, where applicable, Additional Rent. If Landlord does not bill Tenant for such interest or such late payment charges at the time of their respective accruals, such fact will not constitute Landlord’s waiver of its right to accumulate such interest and charges and to invoice Tenant on a periodic basis, nor will Landlord’s acceptance of any payment from, or by Landlord’s furnishing services to, a party other than Tenant constitute Landlord’s waiver of its right to such interest and charges or to any other amount owed or that becomes payable to it hereunder.

3.5 Letter of Credit. Tenant shall post the Letter of Credit pursuant to the terms, provisions and obligations of Addendum No. 1.

3.6 Tenant’s Right to Offset Rent. Tenant shall have the right to offset against Rent otherwise payable by Tenant pursuant to the Lease for the following limited purposes:

(i) Any excess amounts prepaid by Tenant for Operating Costs and Real Property Taxes based on Landlord’s estimate, and Tenant’s monthly estimated installment payment, provided, such overpayment may be credited against Tenant’s next accruing Operating Cost and Real Property Tax obligations only (and not Base Rent), and provided Landlord has not timely paid such amount to Tenant pursuant to the terms of this Lease after notice and opportunity to cure; and

(ii) Any allowance or credit to which Tenant is entitled pursuant to this Lease that is not timely paid by Landlord after twenty (20) days notice and opportunity to cure.

(iii) If Landlord does not pay the Tenant Improvement Allowance in accordance with the terms set forth in the Work Agreement.

4. OPERATING COSTS AND REAL ESTATE TAXES.

4.1 Operating Costs—Base Year. Beginning on the first day of the second (2nd) calendar year (i.e. January 1, 2007), Tenant shall pay as Additional Rent Tenant’s estimated Proportionate Share (as defined below) of the amount by which Operating Costs (as defined below) for each calendar year falling entirely or partly within the Term exceed a base amount (the “Operating Costs Base Amount”) equal to the “Operating Costs” incurred during the Base Year for Operating Costs. In the event the Operating Costs Base Amount as otherwise determined in this Section is abnormally high in comparison to the historical average of Operating Costs for the prior five (5) calendar years, taking into account year-by-year increases, the Operating Costs Base Amount shall be determined by taking the Building’s average Operating Costs for the prior five (5) calendar years and increasing such average Operating Costs by the average annual increase in the Building’s Operating Costs. For purposes of this Lease, “Tenant’s Proportionate Share” for Operating Costs has been calculated to be that percentage that is equal to a fraction, the numerator of which is the number of square feet of Gross Rentable Area in the Premises, and the denominator of which is the number of square feet of the Gross Rentable Area set forth in the Basic Lease Information. To the extent Landlord, at the Effective Date, carries earthquake, terrorism and/or mold insurance coverage, such coverage shall be included in the Operating Costs Base Amount, and Tenant shall be responsible for increases above the Operating Costs Base Amount consistent with this Section 4.1. To the extent Landlord elects, in its sole discretion to carry earthquake, terrorism and/or mold insurance coverage (and Landlord did not maintain such coverage at the Effective Date of this Lease), then Landlord shall increase the Operating Costs Base Amount by the per square foot costs attributable to the premiums payable for the first full calendar year that such coverage is purchased, and thereafter, increases in premiums shall be includable in Operating Costs.

4.1.1 Estimated Monthly Payments of Operating Costs. Tenant shall make estimated monthly payments to Landlord on account of the amount by which Operating Costs that are expected to be incurred during each subsequent calendar year (or portion thereof) would exceed the Operating Costs Base Amount. On or about the first day of the second (2nd) calendar year (i.e. January 1, 2007), and at the beginning of each calendar year thereafter, Landlord may submit a statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12th) of such share (estimated on an annual basis without proration. From time to time during any calendar year, but not more than two (2) times in any calendar year, Landlord may revise its estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate.

4.1.2 Definition of Operating Costs. The term “Operating Costs” means any costs associated with the operation, management, maintenance, repair, replacement, and protection of the Building including, without limitation, costs of heating; cooling; utilities (including any taxes or impositions thereon); insurance; parking lot maintenance, repair, repaving, resurfacing and re-stripping; re-roofing; janitorial and cleaning service; lobby host, if any is provided by Landlord; security services, if any are provided by Landlord; salaries, wages, and other personnel costs of engineers, superintendents, watchmen, and other Building employees, and other employees of Landlord and the employees of Landlord’s agents and contractors allocable to Building or Project-related matters (provided, however, that to the extent that employees of Landlord or employees of Landlord’s agents are not assigned exclusively to the Building or the Project, then Operating Costs will include only the portion of their salaries, wages, and other personnel costs that Landlord allocates to the Building or the Project); charges under all Building and Project maintenance and service contracts, including contracts for chilled water and hot water, boilers, controls, elevators, security systems, exterior window cleaning, landscaping (including new plantings and irrigation), common areas, public areas, lobbies, and Building, Project and Land maintenance; costs of all maintenance and repair, including costs of all warranties included in contracts for the provision of materials or services to the Building to the extent the cost of such warranty is separately stated in such contract; costs of enforcing warranties; costs of supplies that are deducted (and not capitalized) for federal income tax purposes; management fees that are not in excess of the prevailing market rate management fees paid to management organizations managing Comparable Buildings; accounting costs and fees; costs incurred for attorneys or other third parties to appeal or contest Real Estate Tax assessments (as more fully provided in this Section 4), including the costs incurred to review the feasibility thereof; costs of cleaning, decorating, repairing, maintaining, replacing and operating any common areas in the Project; all other costs Landlord incurs to operate, service, maintain, repair and replace the Building, Land and Project; the cost of any capital improvements made by Landlord to the Building and/or Project, or capital assets acquired by Landlord after the Lease Commencement Date in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement, including but not limited to, the Americans with Disability Act (each a “Legal Requirement” and collectively, the “Legal Requirements”) with which the Building and/or Project was not required to comply at the Lease Commencement Date, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation at the time of the Lease Commencement Date; and the cost of any capital improvements made by Landlord to the Building and/or Project or capital assets acquired by Landlord after the Lease Commencement Date for the protection of health and safety of the occupants of the Building and/or Project or that are designed to reduce other Operating Costs; provided however, any and all costs of capital improvements or capital assets acquired which are includable in Operating Costs shall be amortized on a straight-line basis over the useful life of the asset, pursuant to Generally Accepted Accounting Principles. Notwithstanding anything to the contrary contained in this Lease, Tenant’s Proportionate Share of Operating Costs shall not include any costs and/or expenses incurred which solely benefit another building (and not the Building or Common Areas) in the Project.

4.1.3 Exclusions from Operating Costs. Operating Costs will not include the following: (a) original construction costs of the Building or Project; (b) Real Estate Taxes; (c) depreciation of the Building (except as otherwise provided herein); (d) payments of principal and interest on any mortgages, deeds of trust, or other encumbrances on the Building; (e) costs to paint, decorate, or renovate a specific tenant’s space (specifically excluding base building improvements and systems and the common areas of the Project), unless such items are similarly provided to, or benefit generally, other tenants in the Building; (f) costs to repair, restore, or replace any item in the Building, to the extent Landlord is actually reimbursed therefore by proceeds from insurance, warranties, condemnation, a tenant of the Building or a third party; (g) leasing commissions, attorneys’ fees, space planning costs, permitting costs, license and inspection costs, moving costs and advertising or promotional costs Landlord incurs to lease space in the Building to tenants or prospective tenants of the Building; (h) any ground lease rental; (i) the cost of any capital improvements made by Landlord to the Building and/or Project, or capital assets acquired by Landlord after the Lease Commencement Date in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement, including but not limited to, the Americans with Disability Act (each a “Legal Requirement” and collectively, the “Legal Requirements”) with which the Building and/or Project was required to comply at the Lease Commencement Date; (j) attorneys’ fees with respect to disputes with other tenants in the Building or Project; (k) all items or services for which another tenant of the Building reimburses Landlord (other than through Operating Costs); (l) Landlord’s general corporate overhead (except to the extent management/administrative fees are otherwise permitted in this Lease); (m) electric power costs for which any tenant directly contracts with the local public utility service; (n) all costs of Landlord’s political or charitable contributions; (o) interest or penalties arising from Landlord’s late payment of any costs relating to the Project (unless resulting from Tenant’s late payment to Landlord); (p) costs, fees, and charges paid to Landlord or Landlord’s affiliates for services in connection with the Building or Project to the extent such charges exceed the charges for comparable services rendered by an unrelated or unaffiliated thirty party of comparable skill and competence; (q) bad debt losses, rent losses or reserves for same (except for Landlord’s insurance costs relating to same); (r) entertainment expenses or the cost of gifts to tenants or employees; (s) costs incurred in connection with the sale, financing, or refinancing of the Building or Project including brokerage commissions, consultants, attorneys’ and accountants’ fees, closing costs, title insurance costs, transfer taxes and interest charges (provided nothing herein shall limit or restrict in any manner whatsoever Landlord’s right to increase Real Property

Taxes and/or Tenant’s Proportionate Share of Real Property Taxes, due to any reassessment of the Building or Project due to the sale, transfer, or any other event which results in a reassessment or increase in Real Property Taxes allocable to the Building or Project); (t) damage or repairs needed due to the gross negligence or willful misconduct of Landlord or its agents; and (u) costs incurred by Landlord in connection with correction of defects in design and construction of the Building or Project.

4.2 Real Estate Taxes—Base Year. Commencing on the first day of the second (2nd) calendar year (i.e. January 1, 2007), Tenant shall pay as Additional Rent Tenant’s Proportionate Share of the total increase, if any, in Real Estate Taxes (as defined below) for each Expense Year (as defined below) over the amount of Real Estate Taxes for the Base Year (“Real Estate Taxes Base Amount”). “Expense Year” means the twelve (12) calendar month period commencing on the first day following the end of the Base Year and continuing for each succeeding twelve (12) calendar month period; the second and each subsequent Expense Year will commence on the first day following the end of the preceding Expense Year and will continue for the next succeeding twelve (12) calendar months. Landlord shall provide Tenant with reasonable substantiation of such cost on written request from Tenant. Tenant’s Proportionate Share for Real Estate Taxes has been calculated to be that percentage that is equal to a fraction, the numerator of which is the number of square feet of Gross Rentable Area of the Premises, and the denominator of which is the number of square feet of the Gross Rentable Area of the Building as set forth in the Basic Lease Information. Landlord will not collect more than one hundred percent (100%) of the Real Property Taxes attributable to the Building.

4.2.1 Estimated Monthly Payments of Real Estate Taxes. Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year would exceed the Real Estate Taxes Base Amount. On or about the first day of the second (2nd) calendar ear and, at the beginning of each calendar year thereafter, Landlord may submit a statement setting forth Landlord’s reasonable estimate of such amount and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12th) of each such share (estimated on an annual basis without proration). From time to time during any calendar year, but not more than two (2) times in any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate.

4.2.2 Definition of Real Estate Taxes. The term “Real Estate Taxes” means any taxes, fees, charges, and assessments (including any payments to a business improvement district or similar entity) allocable to the Building, Land and Proportionate Share of the common areas of the Project, general and special, ordinary and extraordinary, foreseen or unforeseen, assessed, levied, or imposed on the Building, Land, and Proportionate Share of the common areas and Project, by any governmental authority. Except for the taxes, fees, charges, and assessments described in the next succeeding sentence, Real Estate Taxes do not include Landlord’s federal, state, or local income or inheritance, estate, trust, gift, franchise, mortgage, capital gains, or succession taxes. If at any time during the Term any governmental authority imposes a gross receipts tax or other tax, fee, charge, and/or assessment of any kind or nature on or against the Base Rent and/or Additional Rent payable under this Lease or otherwise received from the Building or Project, either in substitution of all or any part of the taxes, fees, charges, and assessments levied or assessed against the Building or Project, or in addition thereto, Tenant will pay promptly the entire amount of such gross receipts tax or other tax, fee, charge, or assessment payable on account of the Base Rent and/or Additional Rent (as Landlord reasonably determines) whether such gross receipts tax or other tax, fee, charge, or assessment is imposed nominally on Landlord or Tenant, such payment to be made either directly to the appropriate governmental authority (if such is required by such governmental authority) or indirectly, by payment as Additional Rent to Landlord, which will in turn promptly pay over amounts received by it pursuant to the foregoing provisions to such authority.

4.2.3 Assessment. If during any calendar year (including the Real Estate Taxes Base Year) the Building or Project is not fully assessed for tax purposes, then Landlord shall include in Real Estate Taxes for such year all additional taxes, as reasonably estimated by Landlord, which would have been incurred during such year if the Building had been fully assessed. If Landlord successfully obtains a reduction in the Real Estate Taxes after the establishment of the Real Estate Taxes Base Amount (as more fully provided in Section 4.7 [Real Estate Tax Contests]), the Real Estate Taxes Base Amount will be appropriately adjusted to reflect the revised Real Estate Taxes Base Amount, provided that Landlord adjusts its statement of Real Estate Taxes for all subsequent calendar years of the term of this Lease by the actual amount that the Real Estate Taxes Base Amount is adjusted.

4.3 Partial Year. If the Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Section 4 for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

4.4 Statement. Within approximately one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit one or more statements (individually and collectively, the “Statement”) showing (a) Tenant’s Proportionate Share of the amount by which Operating Costs incurred during the preceding calendar year exceeded or was less than the Operating Costs Base Amount, (b) the aggregate amount of Tenant’s estimated payments made on account of Operating Costs during such year, (c) Tenant’s Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded or was less than the Real Estate Taxes Base Amount, and (d) the aggregate amount of Tenant’s estimated payments made on account of Real Estate Taxes during such year. If the Statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall, at its sole election, either credit the net overpayment toward Tenant’s next estimated payment(s) pursuant to this Section or remit such net overpayment to Tenant by means of a check. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as Additional Rent. Landlord shall pay Tenant if Real Estate Taxes and Operating Costs accruing during the Term are refunded after the Term has ended.

4.5 Review of Statement. After receipt of the Statement, Tenant shall have the right to conduct an audit of Landlord’s books and records relating to the Operating Costs and Real Estate Taxes and other charges under the Lease, for the calendar year just ended and to which the Statement relates, provided that Tenant strictly complies with the terms and conditions of this Section. No review shall be permitted at any time in which a material default exists under this Lease (including a default arising by virtue of Tenant’s failure to pay any such deemed Additional Rent, regardless of dispute as to the propriety of Landlord’s claim for payment). If a material default occurs at any time during the pendency of an audit of the Landlord’s books and records then Tenant’s audit shall immediately cease until such default is cured. No subtenant shall have the right to conduct any such review, and no assignee of Tenant shall have the right to conduct a review for a period before the assignment. To the extent Tenant’s audit of the Operating Costs for the calendar year just ended reveals an overcharge of six percent (6%) or more, and Landlord agrees with the results of Tenant’s audit, Tenant shall be entitled to audit the preceding two (2) calendar years’ Operating Costs, subject to the same terms and conditions of this Section 4.

4.5.1 Time Period. Tenant shall exercise its audit right on not less than fifteen (15) days’ prior written notice, given at any time within ninety (90) days after Tenant’s receipt of a Statement (time being of the essence). Any such audit shall be conducted by Tenant or by a bona fide independent certified public accountant of Tenant’s choosing that is not being compensated by Tenant on a contingency fee basis. If Tenant employs such an accountant then as a condition precedent to such audit, Tenant shall deliver to Landlord a true and complete copy of Tenant’s agreement with such accountant that shall include the following statements: (a) the accountant will not in any manner solicit or agree to represent any other tenant of the Building for a review of Landlord’s accounting records at the Building, and (b) the accountant will maintain in strict confidence all information obtained in connection with the audit and will not disclose the facts of the review or any results of it to any person or entity other than to Tenant and its agents and consultants, who shall agree to be bound by such confidentiality. Any such audit shall be conducted at the Building during normal business hours. Landlord shall provide Tenant with reasonable accommodation for the audit and reasonable use of office equipment, but may make a reasonable charge (as Additional Rent) for Tenant’s telephone calls and photocopies.

4.5.2 Results. Tenant shall deliver to Landlord a copy of the results of any such audit within fifteen (15) days after its completion or receipt by Tenant and will maintain in strict confidence all information obtained in connection with the audit and will not disclose the fact of the review or any results of it to any person or entity. A dispute over the Statement or any error by Landlord in interpreting or applying the provisions of this Lease respecting Operating Costs and Real Estate Taxes or in calculating the amounts in the Statement shall not be a breach of this Lease by Landlord, and even if any legal proceeding over the Statement is resolved against Landlord this Lease shall remain in full force and effect and Landlord shall not be liable for any consequential damages. Pending the determination of any such dispute Tenant shall pay amounts billed with respect to such Statement as Additional Rent, without prejudice to Tenant’s position, and subject to rebate of any amounts subsequently found to have been charged to Tenant in error.

4.5.3 Arbitration of Disputes. With respect to any dispute regarding the results of Tenant’s audit, the parties agree to participate in binding arbitration (the “Arbitration”). The Arbitration may be initiated by either party upon written notice to the other, and both parties shall operating in good faith to complete the Arbitration within sixty (60) days from the date it is initiated in writing. The Arbitration shall be conducted at the office of the American Arbitration Association (“AAA”) nearest to the Project (currently, Walnut Creek, California). The arbitrator shall be chosen by AAA, and shall be experience in commercial lease disputes. The arbitrator shall award prevailing attorneys fees, and will issue a final, non-appealable order.

4.6 Gross-Up. If the Building is not at least 95% occupied during all or a portion of any calendar year, then Landlord shall make an appropriate adjustment for the Base Year for Operating Costs and each subsequent calendar year to determine what the Operating Costs would have been for such year as if the Building had been 95% occupied, and the amount so determined shall be deemed to be the amount of Operating Costs for the calendar year. Such adjustment shall be made by Landlord by increasing those variable components of such variable costs included in the Operating Costs which vary based on the level of occupancy of the Building (i.e., janitorial contract, electricity and management fees).

4.7 Real Estate Tax Contests. Landlord shall have no obligation to contest, object to, or litigate the levying, assessment, or imposition of Real Estate Taxes, and may settle, compromise, consent to, waive, or otherwise determine any such Real Estate Taxes without consent of or notice to Tenant. In all events, Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building or Project. Tenant shall pay to Landlord on demand from time to time, as Additional Rent, Tenant’s Proportionate Share of the cost of such service. Landlord shall have the right to retain legal counsel and expert witnesses to assist in such contest and otherwise to incur reasonable expenses in such contest, and Tenant shall pay on demand Tenant’s Proportionate Share of any fees, expenses, and costs incurred by Landlord in contesting any assessments, levies, or tax rate applicable to the Building or portions thereof regardless of whether such contest is successful. If such contest results in a refund of Real Estate Taxes in any year, Tenant shall be entitled to receive its share of such refund (based on Tenant’s Proportionate Share), prorated for the period with respect to which Tenant paid its share of Real Estate Taxes for such year, after deducting from the refund all fees, expenses, and costs incurred by Landlord in such contest.

5. USE OF PREMISES.

5.1 General. Tenant will use the Premises solely for general office purposes consistent with a first-class office building in the Dublin/Pleasanton area, and in accordance with the use permitted under applicable zoning regulations. Tenant may not use the Premises for any other purposes. Tenant may not use or occupy the Premises for any unlawful purpose. Tenant will, at its sole cost, comply with, and make any Alterations to and within the Premises in the manner allowed under Section 9 (Alterations and Mechanics’ Liens) as are necessary to comply with any present and future laws, rules, regulations, ordinances, or orders of any governmental authority, including the Americans with Disabilities Act (collectively, the “Applicable Laws”)

except Tenant shall not be required to make any alterations to the Building core or Building systems in order to comply with Applicable Laws (unless caused by Tenant’s use or Tenant’s construction of Alterations or the initial Tenant Improvements). If Landlord alters any part of the Project to comply with the requirements of any of the Applicable Laws and such requirements are a result of Tenant’s particular business or use of the Premises, or as a result of Alterations or improvements performed by Tenant, then Tenant will reimburse Landlord on demand for the cost thereof as Additional Rent. Tenant warrants that it has entered into this Lease entirely for a business or commercial purpose and that it will not use the Premises for any residential or retail purposes. Tenant may not do or permit anything to be done in or about the Premises that will in any way obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them; use or allow the Premises to be used for any improper or objectionable purposes; cause, maintain, or permit any nuisances in, on, or about the Premises; or commit or allow to be committed any waste in, on, or about the Premises. Tenant will keep closed all doors leading from the Premises to the rest of the Building when the Premises are not in use. Landlord represents that it shall comply with any Applicable Laws with respect to the Building, Land, Project and Property (provided however, Landlord will be able to include such costs in Operating Costs as provided elsewhere in this Lease).

5.2 Impermissible Uses. In addition to and not in limitation of the other restrictions on use of the Premises set forth in this Section 5, the following uses of the Premises are not considered to be “office use” and will not be permitted: (a) any use of the Premises by an organization or person enjoying sovereign or diplomatic immunity; (b) any use of the Premises by or for any medical, mental health, or dental practice; (c) any use of the Premises by or for an employment agency or bureau; (d) any use of the Premises by or for any user that distributes governmental or other payments, benefits, or information to persons that personally appear at the Premises; and (e) any other use of the Premises or any portion of the Project by any user that will attract a volume, frequency, or type of visitor or employee to the Premises or any portion of the Project or the Buildings that is inconsistent with the standards of a high quality, first-class office building in the Dublin/Pleasanton area or that will in any way impose an excessive demand or use on the facilities or services of the Premises, Building, or Project.

6. ASSIGNMENT OR SUBLETTING.

6.1 Tenant shall not assign, mortgage, pledge, encumber, or hypothecate this Lease or any interest herein (directly, indirectly, voluntarily or involuntarily, by operation of law, or otherwise) or sublet the Premises or any part thereof, or permit the use of the Premises by anyone other than Tenant without the prior written consent of Landlord first being obtained. If Tenant is a corporation or a partnership, the transfer (as a consequence of a single transaction or any number of separate transactions) of fifty-one percent (51%) or more of the beneficial ownership interest of the voting stock of Tenant issued and outstanding as of the date hereof or partnership interests in Tenant, as the case may be, shall constitute an assignment hereunder for which such consent is required. Further, Tenant shall not assign this Lease or sublet the Premises or any portion thereof to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from merger or consolidation with Tenant, or to any person or entity which acquires all the assets as a going concern of the business of Tenant that is being conducted on the Premises, without the prior written consent of Landlord.

Any of the foregoing acts without such consent shall be void and, at the sole option of Landlord, constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law. The provisions of Section shall not apply to transactions entered into by Tenant with (i) an “Affiliate” (as herein defined) or (ii) a corporation into or with which Tenant is merged or consolidated or with an entity to which substantially all of Tenant’s assets are transferred (whether directly or by virtue of the transfer of substantially all of Tenant’s capital stock), (a “Permitted Transferee”) provided (a) such merger, consolidation or transfer of assets is not principally for the purpose of transferring the leasehold estate created hereby, and (b) such Permitted Transferee has net worth equal to Tenant as of the date of this Lease For the purposes of this Section, an Affiliate means (i) a corporation controlled by, controlling or under the common control with tenant (an “affiliated corporation”) or (ii) a partnership or joint venture in which Tenant or an affiliated corporation owns at least 30% of the general partnership or joint venture interests therein and Tenant or such affiliated corporation of Tenant has actual control of such partnership or joint venture. Without limiting the generality of the foregoing, a corporation shall not be deemed controlled by another entity unless at least 30% of each class of its outstanding capital stock is owned, both beneficially and of record, by such entity and such entity has actual control of such corporation. The provisions regarding the transfer of the capital stock of a corporate tenant set forth in Section 6 shall not apply to any corporation where all of its outstanding capital stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the “over the counter” market with quotations reported by the National Association of Securities Dealers.

6.2 In the event that Tenant should desire to sublet the Premises or any part thereof, or assign this Lease, Tenant shall provide Landlord with written notice of such desire at least sixty (60) days in advance of the proposed effective date of such subletting or assignment. Such notice shall include: (i) the name of the proposed sublessee or assignee, (ii) the nature of business to be conducted by the proposed sublessee or assignee in the Premises, (iii) the terms and conditions of the proposed assignment or sublease including but not limited to a detailed description of all compensation in cash or otherwise which Tenant would be entitled to receive in connection with such assignment or sublease, and (iv) the most recent financial statements or other financial information concerning the proposed sublessee or assignee as Landlord may require. At any time within twenty (20) days following receipt of Tenant’s notice, Landlord may by written notice to Tenant elect to: (i) terminate this Lease as to the space affected by the proposed subletting or assignment, effective ninety (90) days from the date of Landlord’s notice, (ii) consent to the proposed subletting of the Premises or assignment of this Lease or (iii) disapprove of the proposed subletting or assignment. Landlord may elect to terminate this Lease as to the space affected by the proposed assign or subletting in its sole and absolute discretion. If Landlord does not elect to terminate this Lease, however, Landlord shall not unreasonably withhold its consent to a proposed subletting or assignment. Without limiting other situations in which it may be reasonable for Landlord to withhold its consent to any proposed assignment or sublease, Landlord and Tenant agree that it shall be reasonable for Landlord to withhold its consent in any one or more of the following situations: (i) in Landlord’s reasonable judgment, the proposed subtenant or assignee or the proposed use of the Premises would detract from the status of the Building as a first-class office building or would generate foot traffic or density materially in excess of the amount generated by Tenant’s business or would otherwise be in excess of that customary for the Building or would impose a materially greater load upon elevator, janitorial, security or other services than is generated by Tenant’s business or would otherwise in excess of that be customary for the Building; (ii) in Landlord’s reasonable judgment, the financial worth of the proposed subtenant or assignee does not meet the credit standards applied by Landlord in considering other tenants under leases with comparable terms, or Tenant shall have failed to provide Landlord with reasonable proof of the financial worth of the proposed subtenant or assignee; (iii) in Landlord’s reasonable judgment, the business history and reputation in the community of the proposed subtenant or assignee does not meet the standards applied by Landlord in considering other tenants in the Building; or (iv) the proposed subtenant or assignee shall be a then existing or prospective tenant of the Building, provided that in any event Landlord shall be entitled to exercise its right of termination in lieu of consenting to a transfer, as set forth above. Subject to obtaining Landlord’s consent in accordance with the requirements of this Section, in order for any assignment or sublease to be binding on Landlord, Tenant must deliver to Landlord, promptly after execution thereof, an executed copy of such sublease or assignment whereby the sublessee or assignee shall expressly assume all obligations of Tenant under this Lease as to the portion of the Premises subject to such assignment or sublease. Any purported sublease or assignment will be of no legal force or effect unless and until the proposed sublease has been consented to, in writing, by Landlord and a fully executed copy thereof has been received by Landlord.

6.3 Landlord and Tenant agree that fifty percent (50%) of any Rent or other consideration received or to be received by or on behalf of or for the benefit of Tenant as a result of any assignment or subletting, in excess of the Additional Rent, Base Rent and Operating Costs and Real Estate Taxes which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease or assignment), and after deducting reasonable assignment or subletting fees, which will include, but are not limited to marketing costs, legal fees, brokerage fees, construction costs and other leasing concessions, shall be payable to Landlord as Additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder (“Excess Rent”). Landlord’s share of such Excess Rent or other consideration shall be paid by the Tenant directly to Landlord at the same time as such rent or other consideration is paid to Tenant. Concurrently with the payment of Excess Rent by Tenant to Landlord, Tenant shall furnish Landlord with a complete statement, certified by an independent certified public accountant of Tenant’s choice, setting forth in detail the computation of any and all Excess Rent.

6.4 Regardless of Landlord’s consent, no subletting or assignment shall release Tenant or any guarantor of Tenant, of its or their obligations, or alter the primary liability of Tenant and its guarantor(s), if any, to pay Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of payments by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent or further assignment, subletting, hypothecation or third party use or occupancy. In the event of default by any assignee or successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant and/or its guarantor(s), if any, without the necessity of exhausting remedies against said assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant and/or its guarantor(s), if any, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant and/or its guarantor(s), if any, or any successor of Tenant of liability under this Lease.

6.5 Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, whether or not Landlord consents to the proposed transfer, and whether or not an assignment or sublease is eventually entered into, an amount equal to the sum of: (i) Landlord’s attorneys’ and other professional fees up to the amount of $2,500.00; and (ii) the amount of all actual costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving and furnishings and trade fixtures, janitorial and cleaning service, additional security services, and rubbish removal service).

6.6 Subject to Section 23 of this Lease, Landlord shall have the unconditional right to sell, encumber, pledge, convey, transfer, and/or assign any and all of its rights and obligations under the Lease without the consent of or notice to Tenant or any guarantor(s) of Tenant’s obligations hereunder.

7. INTENTIONALLY OMITTED.

8. MAINTENANCE OBLIGATIONS.

8.1 By Tenant. Subject to Landlord’s obligation to provide certain janitorial services to the Premises under Section 16.5 (Other Services), Tenant will, at its sole cost, keep the Premises and the fixtures, improvements, equipment, and finishes and any Alterations therein in clean, safe, and sanitary condition and in good order and repair, will take good care thereof (collectively, the “Maintenance Activities” and, individually, the “Maintenance Activity”) and will cause no waste or injury thereto. As part of the Maintenance Activities, Tenant shall be solely responsible to maintain and repair such finishes and equipment, including kitchen appliances and fixtures, modular furniture, showers and bathroom fixtures, supplemental air-conditioning equipment, computers, or any other type of equipment or improvements, together with related plumbing, electrical, or other utility services in the Premises whether installed by Tenant or by Landlord on Tenant’s behalf and whether installed at Tenant’s or Landlord’s cost, and Landlord has no obligation in connection therewith.

Tenant shall use Union Labor (as defined in Section 9.7 below) for all Maintenance Activities (the “Maintenance Labor Covenant”), except that the Maintenance Labor Covenant shall not apply to the services for the installation, operation, maintenance, and repair of personal property owned exclusively by Tenant (e.g., computer systems, telephones, and furniture other than modular furniture) or for any of Tenant’s specialized equipment. To the extent Union Labor is not available in the market to perform a specific Maintenance Activity, Tenant shall not be in default of the Maintenance Labor Covenant. Tenant shall (a) include the Maintenance Labor Covenant in each of its service contracts, (b) provide such evidence as Landlord may reasonably require, from time to time during the Term, that the Maintenance Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each service contract entered into by Tenant for such services, and (c) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises.

8.2 By Landlord. Landlord shall keep and maintain the exterior and demising walls, foundations, roof, and common areas that form a part of the Building and the Project, and the mechanical, electrical, HVAC, and plumbing systems, pipes, and conduits that are provided by Landlord in the operation of the Building or, on a non-exclusive basis, the Premises in clean, safe, sanitary, and operating condition in accordance with standards customarily maintained by Comparable Buildings, and will make all required repairs thereto, the costs of all of which shall be included as Operating Costs unless expressly excluded in Section 4.1.3 of this Lease. All common or public areas of the Project (including, but not limited to, the lobby areas and the exterior landscaping) shall be maintained by Landlord in accordance with standards customarily maintained by Comparable Buildings. All costs associated with this Section 8.2 shall be included in operating costs, unless expressly excluded in Section 4.1.3. Tenant shall promptly provide Landlord with written notice of any defect or need for repairs in or about the Building of which Tenant is aware; provided, however, Landlord’s obligation to repair hereunder shall not be limited to matters of which it has been given notice by Tenant.

9. ALTERATIONS AND MECHANICS’ LIENS.

9.1 General. Tenant shall not make or permit any improvements, additions, alterations, decorations, substitutions, replacements, or modifications, structural or otherwise, to the Premises or to the Premises (the “Alterations”) without the prior written consent of Landlord in each instance. Tenant shall not under any circumstances be permitted to make Alterations anywhere on the Building. Alterations include, without limitation, the Tenant Improvements, pursuant to the Work Agreement, the installation or modification of floor coverings, partitions, doors, air conditioning ducts, plumbing, condenser water equipment, piping, lighting fixtures, wiring of any kind, ceilings and wall coverings. If Landlord consents to any Alterations, Landlord will impose requirements listed in Section 9.7 (Performance of Work) and may impose any other conditions it deems reasonably appropriate, including, but not limited to, the approval of plans and specifications (which approval shall not be unreasonably withheld, conditioned, or delayed), supervision of the work by Landlord’s architect or contractor, and satisfactory evidence from Tenant of Tenant’s ability to pay for such Alterations. If any Alteration is made without the prior written consent of Landlord, Landlord may correct or remove the Alteration at Tenant’s sole cost and expense, and all costs and expenses incurred by Landlord in connection with such correction or removal shall be payable as Additional Rent on demand by Landlord.

9.2 Conditions to Consent. As a condition precedent to obtaining Landlord’s written consent for any Alterations, (a) Landlord may require Tenant to pay Landlord a reasonable fee to reimburse Landlord for overhead and administrative costs Landlord incurs in connection with its supervision of Tenant’s Alterations (not to exceed five percent (5%) of the cost of such Alterations), and (b) Tenant agrees to obtain and deliver to Landlord conditional and unconditional waivers of mechanics’ liens on the Land and Building for all work, labor, and services to be performed, and materials to be furnished, by Tenant’s contractors and suppliers for the Alterations. All Alterations must conform to all Applicable Laws, must conform harmoniously with the Building’s design and interior decoration, and, except as approved by

Landlord for a proposed Alteration, must not require any changes to or modifications of any of the Building’s structural components or mechanical, electrical, HVAC, plumbing, or other systems. Tenant shall keep the Building and Project lien free in the construction of any Alterations.

9.3 Inspection of Work. Tenant will allow Landlord or its designated agent to inspect the work from time to time during the period of construction of all Alterations. Such inspections shall be performed promptly without material interference with Tenant’s construction of its Alterations. Landlord may stop work on any Alterations if Landlord or its designated agent determines that the work is not being done: (a) in a good and workmanlike manner, (b) in compliance with all Applicable Laws, (c) according to the plans and specifications provided to and approved by Landlord, (d) using new materials and installations, at least equal in quality to the original Building materials and installations, free from any defects or deficiencies, (e) in a way that avoids interfering with, or disturbing the quiet enjoyment of, the other tenants, (f) with due diligence, (g) in a manner to keep the Premises lien free. If Landlord stops such work, Tenant will promptly correct the problem(s) that gave rise to the work stoppage. If Tenant fails to correct such problem(s) within a time period Landlord determines to be reasonable, then Landlord may, at its sole option, correct the problem(s), complete the Alterations, and Tenant will be liable for the costs of such action as Additional Rent. On completion of any Alterations, Tenant will (i) deliver to Landlord complete as-built mylar drawings or CAD drawings of the Alterations, and (ii) furnish “as built” plans and specifications for all Alterations within a reasonable period of time after completion of the Alterations, and pay to Landlord or its designated agent as Additional Rent a reasonable fee for updating the master reproducible Building blueprint to show the Alterations.

9.4 Indemnification. Any Alterations will be made on Tenant’s behalf and not on Landlord’s behalf. Tenant will indemnify, hold harmless, and defend Landlord from and against any loss, damage, lien or cost (including reasonable attorneys’ fees and all court costs) Landlord incurs that may or might arise because of the making of or removal of any Alterations. If any Alteration is made without Landlord’s prior written consent, Landlord may correct or remove the same, and Tenant will be liable for any loss, damage, or cost (including reasonable attorneys’ fees and all court costs) Landlord incurs to perform this work.

9.5 Title to Alterations. All Alterations (including flooring, wall-to-wall carpet and wall covering) will become, at Landlord’s election, immediately upon completion of their installation Landlord’s property without payment therefore by Landlord and will remain on and be surrendered with the Premises as a part thereof at the end of the Term; provided, however, that if Tenant is not in default in the performance of any of its obligations under this Lease, then, before the Term of this Lease ends, Tenant may remove, at Tenant’s sole cost, all movable furniture, furnishings, or equipment not affixed to or in the Premises. To the extent Landlord does not elect that any of the Alterations (including any vaults, safes, file systems, raised floors, cabling, wiring, or interior staircases between floors) remain on and be surrendered with the Premises at the end or termination of the Term, Tenant will, at its sole cost, remove the same, restore the affected area to the condition existing before the construction or installation of any such Alteration, and repair any damage caused by such removal. Landlord shall make its election whether the Alterations are to be removed at the end of the Term, or remain in the

Premises, at the time Landlord provides its written consent to such Alterations. If Tenant fails to remove any such Alteration (which Tenant is required to remove), to restore and repair the affected area, or repair any damage caused by any such removal, Landlord may undertake such removal, restoration, and repair at Tenant’s sole cost and Tenant will reimburse Landlord for the cost thereof as Additional Rent, together with any damages (including reasonable attorneys’ fees and all court costs) that Landlord may sustain because of such default by Tenant.

9.6 Contractors and Performance of Work. If Landlord consents to Alterations by Tenant, Landlord must approve all contractors and subcontractors that Tenant proposes to use for the Alterations, which approval may be granted or withheld in the sole and absolute subjective discretion of Landlord. Tenant, or its contractors and subcontractors, as Landlord may direct, will provide such insurance, bonding, and/or indemnifications of Landlord as Landlord may reasonably require and will comply with any rules and regulations applicable to Alterations as Landlord may promulgate from time to time including at a minimum the “Performance of Work” clause. Before undertaking any Alterations, Tenant will furnish to Landlord duplicate original policies or certificates thereof of worker’s compensation insurance (covering all persons to be employed by Tenant and Tenant’s contractors and subcontractors in connection with such Alterations), builder’s all-risk insurance, and commercial general liability insurance (including reasonable property damage coverage) in such form, with such companies, for such periods, and in the amounts and deductibles equal to that Tenant is required to maintain under Section 12 (Insurance), naming Landlord, its management agent and any Mortgagee (as defined below) as additional insureds. Tenant shall strictly comply with the Conditions for Construction attached hereto as Exhibit F, and shall cause its contractor to strictly comply with the same.

9.7 Performance of Work. In addition to any other conditions contained herein with respect to Tenant making any Alterations, before making any Alterations, Tenant shall (a) deliver to Landlord evidence satisfactory to Landlord that Tenant shall cause the Alterations (“Construction Activities”) to be performed by contractors who shall employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO (“Union Labor”), and such work shall conform to traditional craft jurisdictions as established in the area (the “Construction Labor Covenant”), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Landlord may reasonably require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each contract entered into by Tenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises. Tenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration through the procedures of the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry,” a dispute resolution plan established and administered by The Building and Construction Trades

Department, AFL-CIO, and various construction industry employer associations. If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”) and in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration.

9.8 Mechanics’ Liens. Tenant shall keep the Premises, Buildings and Project free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant, including but not limited to mechanic liens, materialman liens, or other liens of any character, type or nature whatsoever. Should Tenant fail to remove any such lien within five (5) business days of notice to do so from Landlord, and without waiving its rights based on such breach, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143 and all amounts incurred by Landlord in so doing shall become immediately due and payable by Tenant to Landlord as Additional Rent. Furthermore, without waiving any rights based on such breach, Landlord may pay and satisfy any such liens, without inspection, and in such an event, the sums so paid by Landlord shall be due and payable by Tenant immediately, with interest from the date paid by Landlord, through the date Tenant pays Landlord, at the maximum interest rate allowable by Applicable Law. All sums paid pursuant to the preceding sentence by Landlord shall be due and payable as Additional Rent. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord, the Premises and the Building from such liens. And any and all reasonable attorneys’ fees incurred by Landlord in connection with any liens allowed to be taken against the Premises on the Building by Tenant, shall be recoverable by Landlord as Additional Rent.

Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, demands, causes of action, damages, judgments or liabilities for mechanics’, materialman’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant.

9.9 Government Health and Safety Requirements. If (a) the insurance services office or any other similar body or any governmental authority requires that any specific system, equipment, or other health or safety item or procedure, including a sprinkler system, be installed in or implemented for the Building or the Premises, or that any changes, modifications, alterations (including sprinkler heads or other equipment) be made or supplied because of Tenant’s business or its use of the Premises, or that the location of partitions, trade fixtures, or other contents of the Premises be changed or modified, or (b) any such installations, changes, modifications, alterations, additional sprinkler heads, or other equipment become necessary to prevent the imposition of a penalty or charge against the full allowance for such a system in the fire insurance or other insurance rates as fixed by such office, or by any fire or other insurance company, Tenant will at Tenant’s sole cost (provided such requirements are not the result of Landlord’s acts or omissions), promptly make and supply such installation, changes, modifications, alterations, additional sprinkler heads, or other equipment at its sole cost and at the direction and under the supervision of Landlord.

9.10 Telecommunications Carrier’s Access. Tenant’s right to select and use a telecommunications and data carrier (the “Carrier”) shall be conditioned on the execution by the Carrier a license agreement, in the form used by Landlord from time to time, pursuant to which Landlord shall grant to the Carrier a license (which license shall be coextensive with the rights and privileges granted to Tenant under this Lease) to install, operate, maintain, repair, replace, and remove cable and related equipment within the Premises and specified vertical and horizontal pathways within the Building but outside of the Premises that are necessary to provide telecommunications and data services to Tenant at the Premises.

9.10.1 No Exclusive Rights. The license contemplated herein to be granted to the Carrier shall permit the Carrier to provide services only to Tenant and not to any other tenants or occupants of the Building and shall require all of the Carrier’s equipment (other than connecting wiring) to be located in the Premises. The license shall not grant an exclusive right to Tenant or to the Carrier. Landlord reserves the right, at its sole and absolute subjective discretion, to grant, renew, or extend licenses to other telecommunications and data carriers for the purposes of locating telecommunications equipment in the Building that may serve Tenant or other tenants or occupants in the Building.

9.10.2 No Greater Rights. Except to the extent expressly set forth in this Lease, nothing in this Lease shall grant to the Carrier any greater rights or privileges than Tenant is granted pursuant to the terms of this Lease or diminish Tenant’s obligations or Landlord’s rights hereunder.

9.10.3 Tenant Ensures Carrier’s Compliance. Tenant shall be responsible for ensuring that the Carrier complies with the terms and conditions of the license agreement relating to the use of the Premises or the making of any physical Alterations imposed on Tenant under this Lease to the extent the Carrier operates or maintains any equipment or delivers any services in or to the Premises. Any failure by the Carrier to observe and comply with such terms, conditions, agreements, and covenants on behalf of Tenant, to the extent the Carrier operates or maintains any equipment or delivers any services in the Premises or other portions of the Building, shall be an Event of Default under this Lease.

10. SIGNS; FURNISHINGS.

10.1 Signs; Directory. Tenant may not inscribe, paint, affix, or display any sign, advertisement, or notice on any part of the outside or the inside of the Building or within the Premises if the same is visible from outside of the Premises, except as otherwise provided herein. If any such sign, advertisement, or notice is nevertheless exhibited by Tenant, Landlord may remove the same and Tenant will be liable for any costs (including reasonable attorneys’ fees and all court costs) as Additional Rent Landlord incurs in such connection. Landlord will post nameplates identifying Tenant on the Building directory (or displayed electronically) and on the suite entry door(s) of the Premises (or adjacent to the suite door), in such places, number, size, color, and style as Landlord determines. Such nameplates and letters will conform harmoniously with the Building’s design and interior decoration, and shall be standardized for all tenants. After the Lease Commencement Date Landlord will make, in its sole and absolute discretion and at Tenant’s sole cost, any additions or changes for Tenant either to the Building directory listing or the nameplate on or adjacent to the suite entry door(s) of the Premises. Landlord may prohibit any advertisement of Tenant in, on, or about the Building or naming the Building or its address that in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a high-quality building for offices for financial, professional services, insurance, and other institutions of similar kind, and, on written notice from Landlord, Tenant will immediately refrain from and discontinue any such advertisement. Directory listing and/or signs for approved assignees or approved subtenants will be at Landlord’s sole and absolute subjective discretion based on the availability of space. Tenant acknowledges that it has been provided with the Dublin Corporate Center Signage Program (the “Signage Program”) prior to execution of the Lease.

10.2 Monument Signage. Tenant shall have the right provided it occupies one hundred (100%) percent of the Premises, to install, at its sole cost and expense, and subject to Landlord’s reasonable consent, a monument sign on the existing Building monument. Tenant’s monument signage will be consistent and harmonious with other Tenants monument signage and the general design and theme of the monument sign itself. The location of tenant’s sign panel on the monument and general design shall be as depicted on Exhibit J to this Lease, to be approved by Landlord, such approval not to be unreasonably withheld (subject to compliance with the Signage Program and all applicable laws). Tenant shall be responsible for its pro-rata share of the lighting, operation and maintenance, which is hereby approved by Landlord of the monument. For purposes of this provision, Tenant’s pro-rata share shall be a ratio, the numerator of which is the area of Tenant’s sign panel, and the denominator of which is the area of all tenant’s sign panels located on the monument. All such signage shall comply with all applicable laws, the Signage Program, and Tenant shall obtain any and all approvals or permits required at its sole cost and expense. Tenant shall remove its signage on such monument at its sole cost and expense upon expiration or earlier termination of this Lease and repair any damage resulting therefrom. Within fifteen (15) days of mutual execution of this Lease, Tenant shall present to Landlord monument sign drawings for Landlord’s approval, not to be unreasonably withheld. Landlord and Tenant agree that Landlord may withhold its consent if the proposed monument signage does not comply with the Sign Program, or does not comply with all applicable laws.

10.3 Building Signage. Tenant shall have the right, provided it occupies one hundred (100%) percent of the Premises, to install at its sole cost and expense, and subject to Landlord’s reasonable consent, Building signage on one (1) side of the Building; and in the size, color, location and design depicted on Exhibit K to this Lease which is to be approved by Landlord, such approval not to be unreasonably withheld (subject to compliance with the Signage Program and all applicable laws). Tenant shall maintain and repair such sign at its sole cost and expense, and will maintain the sign in a first class manner consistent with the standards of the Building. Tenant shall remove such signage at its sole cost and expense upon expiration or earlier termination of this Lease, and repair and damage resulting therefrom. All such signage shall comply with all applicable laws, the Signage Program, and Tenant shall obtain any and all approvals or permits required at its sole cost and expense. Within fifteen (15) days of mutual execution of this Lease, Tenant shall present to Landlord Building sign drawings for Landlord’s approval, not to be unreasonably withheld. Landlord and Tenant agree that Landlord may withhold its consent if the proposed Building signage does not comply with the Sign Program, or does not comply with all applicable laws.

10.4 Moving of Furnishings. Landlord may prescribe the weight and position of safes and other heavy equipment or fixtures. Tenant will repair, at its sole cost and under Landlord’s direction, any damage or injury to the Premises or the rest of the Building caused by moving Tenant’s property into, in, or out of the Premises, or due to the same being on the Premises. All moving of furniture, equipment, and other material within any public area of the Building will be at such times and conducted in such manner as Landlord may reasonably require in the interest of all tenants within the Building and any restrictions on access to the loading dock area of the Building.

11. INSPECTION. Tenant will permit Landlord, or its representative, on reasonable prior written notice (except in the case of an emergency when no such notice will be required), to enter the Premises or the Premises, Building and Project at any reasonable time, without charge to Landlord and without diminution of Rent payable by Tenant, to (a) examine, inspect, or protect the Premises; (b) prevent damage to the Premises and/or to any other portion of the Building; (c) alter, add to, improve, and repair the Building or the Premises as Landlord deems necessary or desirable, or as any governmental authority may require, provided Landlord uses reasonable methods; or (d) exhibit the Premises to prospective tenants, purchasers of the Building, or lenders (as to prospective tenants only during the last year of the Term or Extension Period, as applicable). None of the above will be construed as an actual or constructive eviction of Tenant. Landlord will use commercially reasonable efforts to minimize disruption to Tenant’s business because of such activities, and unless doing so is impractical or unreasonable because of an emergency, will notify Tenant that Landlord intends to enter the Premises.

12. INSURANCE.

12.1 General. Tenant may not conduct or permit to be conducted any activity nor place any equipment in or about the Premises or the Project that will, in any way, increase the rate of, or cause the cancellation of, any policy of insurance of any kind covering any or all of the Project or any liability of Landlord in connection therewith. If any insurance company or the applicable insurance rating bureau states that any increase in the rate of insurance is due to any Tenant’s activity or equipment in or about the Premises or the Project, such statements will be conclusive evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant will be liable for such increase and will reimburse Landlord therefore on demand. Any such sum due Landlord will be Additional Rent payable hereunder. If any activity, equipment, or improvement done, installed, or constructed by Tenant in or to the Premises violates any requirements of Landlord’s insurer(s), Tenant will take prompt action to comply with such requirements at Tenant’s sole cost.

12.2 Coverages Tenant Required to Maintain. Tenant will maintain at its sole cost throughout the Term the following:

12.2.1 Liability. Commercial general liability insurance covering bodily injury, property damage, and personal and advertising injury occurring within the Premises or arising out of the use thereof by Tenant or its agents, employees, officers, or invitees, visitors, and guests with limits of not less than Two Million Dollars ($2,000,000) per occurrence and Two

Million Dollars ($2,000,000) general aggregate, Two Million Dollars ($2,000,000) products and completed operations aggregate, and Two Million Dollars ($2,000,000) personal injury and advertising liability aggregate. If this insurance applies to more than one location of the insured, then a per location endorsement must be attached to the policy.

12.2.2 Property. All risk property coverage or its equivalent form for the full insurable replacement value of (a) all Tenant’s furniture, fixtures, equipment, personal property, or other removable property or any Alterations made by Tenant under the provisions of this Lease, and (b) all Non-Building Standard Improvements Landlord or Tenant installs in the Premises.

12.2.3 Business Income. Business Income insurance of not less four and half million dollars ($4,500,000.00). The term “Business Income” means (a) net income, net profit, or loss before income taxes that would have been earned or incurred; and (b) continuing normal operating costs, including payroll, incurred.

12.2.4 Worker’s Compensation. Worker’s compensation insurance in accordance with the Applicable Laws, and employer’s liability insurance with a limit of at least Five Hundred Thousand Dollars ($500,000) for bodily injury by accident (per accident), Five Hundred Thousand Dollars ($500,000) for bodily injury by disease (policy limit), and Five Hundred Thousand Dollars ($500,000) for bodily injury by disease (each person).

12.2.5 Excess Liability. Excess Liability insurance in an amount of not less than Five Million Dollars ($5,000,000).

12.3 Requirements. Tenant’s insurance will be underwritten by a company or companies licensed to do business in the state in which the Premises are located and rated not lower than “Class A-VIF,” as rated in the most recent edition of the Alfred M. Best Company, Inc.’s Key Rating Guide for insurance companies, and will be in minimum amounts as set forth in Section 12.2 (Coverages Tenant Required to Maintain). Such liability insurance policy will name Landlord and Landlord’s designated management agency (and, at Landlord’s request, the Mortgagee) as additional insureds, and will contain an endorsement that such insurance will remain in full force and effect notwithstanding that the insured has waived its right of action against any party before the occurrence of a loss. A current certificate of insurance and endorsements (in form and substance acceptable to Landlord) from such insurer will be delivered to Landlord’s agent not less than thirty (30) days before the Lease Commencement Date and renewals thereof will be delivered to Landlord’s agent not less than thirty (30) days before the expiration of any such policy. Each policy will contain an endorsement prohibiting its cancellation before the expiration of thirty (30) days after written notice to Landlord or its Mortgagee of such proposed cancellation and will include an endorsement stating that such insurance will remain in full force and effect notwithstanding the fact that the insurer has waived its right of subrogation before the occurrence of a loss.

12.4 Increase in Insurance. The amounts of insurance coverage Tenant is required to maintain under this Lease are subject to review at the end of each two (2) year period after the Lease Commencement Date. At each review, if necessary to maintain the same level of coverage that existed on the Lease Commencement Date, the amounts of coverage shall be increased to the amounts of coverage carried by prudent landlords and tenants of Comparable Buildings.

12.5 Mutual Waiver of Subrogation. Whenever (a) any loss, damage, or cost resulting from fire, explosion, or any other casualty or occurrence is incurred by either of the parties to this Lease, or anyone claiming by, through, or under it in connection with the Premises, and (b) such party is then covered in whole or in part by insurance against such loss, damage, or cost and is required under this Lease to be so insured, then the party so insured (or so required) releases the other party from any liability such other party may have because of such loss, damage, or cost the extent of any amount recovered because of such insurance (or that could have been recovered had such insurance been carried as so required) and waives any right of subrogation that might otherwise exist in or accrue to any person on account thereof.

12.6 Landlord’s Insurance. Landlord will, as part of Operating Costs, keep the Building (but not any of Tenant’s furniture, fixtures, equipment, personal property, or other removable property or any Alterations, Non-Building Standard Improvements, or any other leasehold improvements made in the Premises) insured against loss or damage caused by fire or other casualty (a “Casualty”), as any Mortgagee may from time to time require (or provide such greater insurance coverage as Landlord may determine in its sole and absolute subjective discretion). Landlord will, as part of Operating Costs, maintain rental interruption insurance in commercially reasonable amounts.

13. INDEMNITY. Except as may be the direct result of Landlord’s gross negligence or willful misconduct, and regardless of Landlord’s insurance coverage, Tenant will indemnify, hold harmless, and defend (with counsel satisfactory to Landlord) Landlord, its members (and the members of its members), and their respective officers, directors, agents, employees, and invitees (collectively, the “Indemnified Parties”) from any loss, damage, liability, or cost (including reasonable attorneys’ fees and all court costs) incurred by the Indemnified Parties and occasioned by or in any way related to or based on (a) the use and occupancy of the Premises or the Project by Tenant, its agents, employees, invitees, and any other persons who gain access to the Premises, including any violation of the Americans with Disabilities Act and any zoning, health, environmental or other Applicable Laws of any governmental authority, (b) the negligence or the intentionally wrongful acts or omissions of Tenant, its agents, employees and invitees, (c) any default, breach or violation of this Lease by Tenant, its agents, employees and invitees, (d) injury or death to individuals or damage to property sustained in or about the Premises, Building or Project, or (e) injury or death to individuals or damage to property sustained in or about the Premises, Building or Project and incurred in connection with Tenant and/or its agent’s construction of the Tenant Improvements.

14. LIABILITY OF LANDLORD.

14.1 General. Except for damages directly caused by Landlord’s gross negligence or willful misconduct, Landlord will not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members, guests, or trespassers for any damage, compensation, or claim arising from (a) the repairing of any portion of the Building or

Project, (b) any interruption in the use of the Premises, Building or Project, (c) accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators, escalators, or heating, cooling, electrical, or plumbing equipment or apparatus, (d) the termination of this Lease because of the destruction of the Premises or Building, or a taking or sale in lieu thereof by eminent domain, (e) any Casualty, robbery, theft, criminal act, or unexplained disappearance, (f) any leakage in any part of the Premises or the rest of the Building (including areas occupied by other tenants and occupants of the Building), or from water, rain, or snow that may leak into, or flow from, any part of the Premises or the rest of the Building, or from drains, pipes or plumbing work in or about the Building, or (g) any other cause whatsoever. Notwithstanding anything contained in this Lease to the contrary, in no event will Landlord have any liability to Tenant for any claims for the interruption of or loss to Tenant’s business or for any indirect damages or consequential losses.

14.2 No Reduction. Except as provided in Section 17 (Damage by Fire or Casualty), Tenant may not abate or reduce Base Rent or Additional Rent as a result of any of the occurrences set forth in Section 14.1 (General), nor will any of such occurrences release Tenant from its obligations hereunder or constitute an eviction. Notwithstanding any provisions in this Lease to the contrary, any goods, property, or personal effects stored or placed by Tenant in or about the Premises or the rest of the Building or the Project will be at the sole risk of Tenant, and Landlord will not be liable to Tenant for any loss or damage thereto.

14.3 Package Deliveries. Landlord’s employees are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such employee receives any such package or articles, such employee will be the agent of Tenant and not of Landlord. Landlord will not be obligated to provide or maintain any security patrol or lobby host. However, if Landlord elects to provide either of the foregoing, Tenant agrees that Landlord will not be responsible for the quality of such of the foregoing that may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of either of same.

15. TENANT’S EQUIPMENT.

15.1 General. Tenant may not install or operate in the Premises any electrically operated equipment or other machinery, other than standard desk top office equipment ordinarily found in the Comparable Buildings, without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

15.2 Excessive Electricity Consumption. Tenant shall have electricity consumption of three and a half (3.5) watts per square foot of the Premises (exclusive of electrical power for HVAC and lights in the Premises) during the Building Hours at no additional charge. Landlord may charge Tenant for the cost of Tenant’s electricity consumption in excess of three and a half (3.5) watts per square foot of the Premises (based on reasonable evidence that Tenant is exceeding the 3.5 watt per square foot limitation)(exclusive of electrical power for HVAC and lights in the Premises) during Business Hours and for any electrical consumption not during Business Hours, and for the cost of any additional wiring or other improvements to the Building as may be occasioned by or required as a result of any such excess use, but Landlord does not represent or warrant that electricity capacity in excess of three and a half (3.5) watts per square foot of the Premises (exclusive of electrical power for HVAC and lights in the Premises) will be available.

15.3 Excessive Water Consumption. Tenant may not use or consume water other than for drinking, lavatory, and toilet purposes, or in unusual quantities (of which fact Landlord will reasonably judge), without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

15.4 Excessive Utilities Consumption. Tenant may not install any equipment of any kind or nature whatsoever (including electric space heaters and supplementary air-conditioning units) that will or may necessitate any changes, replacements, or additions to, or in the use of, the water system, heating system, plumbing system, HVAC system, or electrical system of the Premises or the rest of the Building. Landlord may condition its consent to Tenant’s request to install or use any equipment or machinery or to consume excess utilities on Tenant’s agreement to pay Additional Rent to compensate Landlord for any excess consumption of utilities and for the cost of additional wiring, piping, or other improvements to the Building as may be occasioned by the operation of such equipment or machinery or by such excess use of utilities. If any excessive consumption of any utilities occurs (including any consumption beyond Building Hours), Landlord may require Tenant to install in the Premises (at Tenant’s sole cost and in a location Landlord approves) meters or submeters to measure Tenant’s utility consumption for the Premises or for any specific equipment causing excess consumption, as Landlord may require; in which case, Tenant will maintain in good order and repair (and replace, if necessary) such meters or submeters. If separate meters are installed to measure Tenant’s use of any utilities, then Tenant will pay directly to the appropriate utility company the charges for such utilities. If submeters are installed to measure Tenant’s consumption of any utilities, Tenant will pay to Landlord as Additional Rent the costs of the same as well as a reasonable administrative processing fee to defray the expenses incurred by Landlord in reading such submeters and in processing the requisite invoices, within fifteen (15) days of its receipt of a bill therefore based on such submeter readings.

15.5 No Vibration. Tenant’s business machines and mechanical equipment that cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building will be installed and maintained by Tenant, at Tenant’s sole cost, on vibration eliminators or other devices sufficient to eliminate such noise and vibration, which fact Landlord will reasonably judge. Whenever heat generating machines or equipment are used in the Premises, Landlord may require Tenant to install supplementary air conditioning units in the Premises and Tenant will pay any cost associated therewith, including any cost to install, operate, and maintain them.

15.6 Lien on Personal Property. Tenant hereby expressly grants to Landlord a security interest in and an express contractual lien upon Tenant’s or any other party’s furniture, furnishings, equipment, and articles of personal property of every kind and nature whatsoever (“Personalty”), situated in or on the Premises, including all after-acquired Personalty (“Secured Property”) to secure the performance by Tenant of its obligations under this Lease, if an Event of Default occurs after all applicable notice and cure periods. The Secured Property will not be removed from the Premises by Tenant without the prior written consent of Landlord until all Rents then due to Landlord have first been paid, except for the sale of inventory in the ordinary course of Tenant’s business so long as such inventory is replaced by Tenant. Tenant hereby appoints Landlord as Tenant’s attorney-in-fact, and authorized Landlord to execute and to file financing statements signed only by Landlord (as attorney-in-fact) covering such security or to otherwise take such action as may be necessary to perfect such security interest and/or contractual lien. Upon termination of this Lease, Landlord may, in addition to any other remedies, enter upon the Premises and take possession of the Secured Property situated on the Premises without liability for trespass or conversion, and sell the same with notice at public or private sale, with or without having such property at the sale, at which Landlord or its assigns may purchase, and may apply the proceeds thereof less any and all expenses connected with the taking of possession and sale of the Secured Property, as a credit against any sums due by Tenant to Landlord. Any surplus will be paid to Tenant provided Landlord has been paid in full, and Tenant agrees to pay any deficiency forthwith, after demand. Landlord, at its option may foreclose the security interest and/or contractual lien in the manner provided by Applicable Law. The security interest and contractual lien granted to Landlord is in addition to Landlord’s lien that may now or at any time hereafter be provided by Applicable Law.

16. SERVICES AND UTILITIES.

16.1 Electricity. Landlord will furnish electricity to the Premises, subject to the restrictions contained at Section 15.2 of this Lease.

16.2 HVAC Service; Hours of Operation. Landlord will furnish air-conditioning or heat (during those respective seasons of the year in which they are necessary) to or for the benefit of the Premises during the Building Hours as, in Landlord’s reasonable judgment, is required for the comfortable use and occupancy of the Premises. During Building Hours Landlord will provide air-conditioning and heat based on standard electrical energy requirements of not more than an average of three and a half (3.5) watts per square foot of the Premises (exclusive of electricity for general power uses and lights in the Premises) and a human occupancy of not more than one person for each 120 square feet of Gross Rentable Area of the Premises. Landlord reserves the right to charge Tenant for air-conditioning or heat consumption in excess of such levels during Building Hours. Landlord will operate the heating, ventilating, and air-conditioning (“HVAC”) system in the most energy-efficient manner possible within the limits established in the Building design, and according to any directive, policy, or request of a governmental authority. To control electrical demand and energy consumption, Landlord may install a computerized energy-management system that operates the HVAC system in on-off cycles. Extra hours of heating, ventilating, and air-conditioning (i.e., all times other than during Building Hours) will be provided to Tenant on Tenant’s request with at least 24 hours’ advance notice on a previous Business Day. Landlord will charge Tenant for Landlord’s cost of such service based on Landlord’s estimate of additional utility consumption and any other costs associated with such extra service, and Tenant will pay such amount as Additional Rent within fifteen (15) days of its receipt of a bill therefore. As of the date hereof, the estimated hourly cost per floor for HVAC service is an amount equal to Seventy Five Dollars ($75.00), with a two (2) hour minimum charge. Such amount shall be subject to periodic change based on actual costs incurred by Landlord from time to time.

16.3 Lighting. Landlord will provide reasonably adequate electricity (not to exceed three 3 watts per square foot of the Premises exclusive of electrical power for HVAC and general power uses in the Premises) as is normal and customary in the Comparable Buildings. Landlord will provide and install all original fluorescent tubes for those lighting fixtures within the Premises that are building standard improvement lighting fixtures. Landlord will provide and install all replacement tubes for the Building Standard Improvement lighting fixtures as part of the Operating Costs. Tenant is required to provide and install, at Tenant’s sole cost, all bulbs and tubes for other than Building Standard Improvement lighting fixtures.

16.4 Elevator Service. Landlord will provide elevator service by automatically operated elevators. Landlord may remove elevators from service as the same are required to move freight, or to service or maintain the elevators and/or the Building; provided, however, that at least one elevator will remain in service 24 hours per day, 7 days a week.

16.5 Other Services. Landlord will (a) furnish cold water from public water mains for normal drinking, lavatory, and toilet purposes drawn through fixtures Landlord installs, and hot water for lavatory purposes from the regular Building supply, (b) provide reasonably adequate lavatory supplies for public restrooms, (c) provide exterior window cleaning service and char and janitorial service as is normal and customary in Comparable Buildings; provided, however, that char and janitorial service required for any Non-Building Standard Improvements in the Premises, such as glass partitions, wood flooring, kitchens, and private showers and restrooms, will be subject to additional charges, and (d) provide char and janitorial services after 6:00 p.m. Monday through Friday only, except Holidays.

16.6 Interruptions. Landlord does not warrant that any utilities or services Landlord supplies may not be interrupted or delayed. Landlord and its agents will not be liable for a failure to furnish, or for delay or suspension in furnishing or providing, any of the utilities or services Landlord is required to furnish or provide whether such failure is caused by breakdown, maintenance, repairs, strikes, scarcity of labor and/or materials, acts of God, or any other cause or reason whatsoever. If the Building equipment should cease to function properly, Landlord will use commercially reasonable efforts to repair the same promptly. Landlord’s failure or inability to furnish the utilities or services required under this Lease will not be construed as an eviction, actual or constructive, of Tenant from the Premises and will not entitle Tenant to terminate this Lease or to abate any Rent payable under this Lease, except as provided in the following sentence. If, as a result of Landlord’s gross negligence or willful misconduct (excluding a Force Majeure event), any utilities are not furnished to the Premises, rendering the Premises, or any part thereof, unusable for a period of five (5) consecutive days, and the interruption of such utilities is specific to the Project only, then Base Rent and Additional Rent payable for such portion of the Premises which Tenant does not so use shall abate for the period starting on the commencement of the sixth (6th) day and expiring on the date the utilities are restored or Tenant is able to resume use of the Premises or such part thereof, as the case may be.

16.7 24/7 Access. Tenant will have access to the Premises 24 hours per day, 7 days per week. Landlord will provide an electronic access system with computerized card access at the lobby entrance of the Building and controlled access to each floor of the Building through elevator card access controls. Tenant shall be entitled to three (3) access cards per one thousand (1,000) square feet of Gross Rentable Area of the Premises. Any additional or replacement cards shall be at the then prevailing rate charged by Landlord. The current rate for access cards is ten dollars ($10.00) per card. On weekdays (excluding Holidays) after regular office hours, at approximately 6:00 p.m., access to the office space in the Building is intended to be electronically sealed until 7:00 a.m. the following weekday morning. During weekends and Holidays, the electronic security system is intended to be in operation 24 hours a day. Landlord will provide Tenant, at Tenant’s sole cost and as Additional Rent, any additional access control system or equipment Tenant desires for the Premises. Landlord will not be liable for the functionality, quality, action, or inaction of the Building access system or for any damage or injury to Tenant, its employees, invitees, or others, or their property, resulting from any failure, action, or inaction of the Building access system.

16.8 Landlord’s Rights to Building Maintenance and Renovations. Landlord will have the following rights to maintain, repair, and renovate the Building and Project:

16.8.1 Routine Maintenance. To enter the Premises at any time, on reasonable prior notice if possible, to perform routine maintenance and repairs.

16.8.2 Alterations. To change or alter from time to time the arrangement and/or location of public entrances, passageways, doors, common areas, Parking Areas, doorways, corridors, elevators, stairs, toilets, and all other parts of the Building and Project, to add to the Building and Project or areas of the Building and Project, and to change the name, street number, or designation by which the Building and Project may be known.

16.8.3 Renovation Program. To carry out a renovation program for the Building and Project. In the performance of a renovation program in the Building, Project or Premises, Landlord, its agents, contractors, and all persons retained in connection therewith, may enter the Premises to perform renovation work after Building hours, on at least one (1) day’s notice. Tenant will cooperate with Landlord in temporarily relocating furniture, fixtures, personal property, and personnel as required to complete the renovation work in the Building. Any work Landlord performs under this Section 16.8 will be with the minimum disruption practicable to Tenant’s occupancy, but such work will not entitle Tenant to abate Rent or otherwise fail to perform its obligations hereunder.

16.9 Energy Conservation and Governmental Policies. Landlord will be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provisions of utilities and services, if in so doing it acts according to an Applicable Law, directive, policy, or request of a governmental authority in respect of energy conservation or security.

17. DAMAGE BY FIRE OR CASUALTY.

17.1 General. If a Casualty partially damages or destroys the Premises, Landlord will diligently proceed to fully repair and restore, at its own cost, the Building Standard

Improvements (Exhibit I) located in the Premises substantially to their condition before the Casualty, subject to the provisions of this Section 17 and if adequate insurance proceeds are available to Landlord. Due allowance, however, will be given for the time required to adjust and settle insurance claims, and for such other delays as may result from government restrictions, any controls on construction, and for strikes, emergencies, and other conditions beyond Landlord’s reasonable control. Tenant will diligently proceed to fully repair and restore, at Tenant’s sole cost, all Tenant Improvements (except the Building Standard Improvements) and Alterations in the Premises to their condition existing before their damage or destruction. If a Casualty partially damages or destroys the Premises, this Lease will continue in full force and effect, but if the damage or destruction is such so as to make the Premises or any substantial part thereof untenantable for ten (10) consecutive Business Days after the Casualty and Tenant ceases to use such untenantable area, then the Rent that Tenant is obligated to pay under this Lease will abate proportionately (based on the number of square feet made untenantable) as of the first Business Day after the Casualty until the earlier of the date that Tenant again uses such space or the date that the repair and/or restoration work that Landlord is obligated to perform hereunder has been Substantially Completed. If Tenant, its agents, servants, or invitees cause such damage or destruction, Tenant may not abate or reduce Base Rent.

17.2 Casualty—Building. If a Casualty makes untenantable more than one-half (1/2) of the Gross Office Rentable Area of the Building, then within sixty (60) days from the date of such Casualty Landlord may terminate this Lease by notice to Tenant, specifying an effective date, not less than twenty (20) days nor more than forty (40) days after the giving of such notice, on which the Term will expire as fully and completely as if such date were the date herein originally fixed for the expiration of the Term. If Landlord terminates this Lease pursuant to this Section 17.2, Base Rent will be apportioned as of the date of such termination.

17.3 Casualty—Premises. If (a) a Casualty damages the Premises, (b) the damage to the Premises is so extensive that the Premises are substantially untenantable, and (c) Landlord determines in the exercise of its reasonable judgment that the repair and/or restoration work that Landlord is obligated to perform hereunder cannot be substantially completed within one hundred eighty (180) days from the date such work starts, then either Landlord or Tenant within sixty (60) days from the date of such Casualty may terminate this Lease by notice to the other, specifying an effective date, not less than twenty (20) days nor more than forty (40) days after the giving of such notice, on which the Term will end as fully and completely as if such date were the date originally fixed for the end of the Term. If either Landlord or Tenant terminates this Lease pursuant to this Section 17.3, Rent will be apportioned as of the date of such Casualty.

17.4 Casualty Near End of Term. If a Casualty makes eighty percent (80%) or more of the Premises untenantable during the last six (6) months of the Term, Landlord or Tenant may terminate this Lease if it notifies the other party within ninety (90) days after such Casualty and specifies an effective date, not less than twenty (20) days nor more than forty (40) days after it notifies the other party, on which date the Term will expire as fully and completely as if such date were the date originally fixed for the Term to end. If either Landlord or Tenant terminates this Lease pursuant to this Section 17.4, Base Rent will be apportioned as of the date of such Casualty.

17.5 Proceeds. The proceeds payable under all fire and other hazard insurance policies Landlord maintains on the Building will belong to and are Landlord’s property, and Tenant has no right to such proceeds. Tenant will look only to its own fire and hazard insurance policies if Tenant’s personal property or any Non-Building Standard Improvements in the Premises (including such portions of Tenant Improvements that constitute Non-Building Standard Improvements) are damaged.

17.6 Limitations. No compensation, claim or diminution of Base Rent and Additional Rent will be allowed or paid by Landlord because of inconvenience, annoyance, or injury to business arising from the necessity of repairing the Premises or any portion of the Building, however the necessity may occur. Notwithstanding the provisions of this Section 17, if Landlord becomes obligated to repair the Premises, such repairs will be to only the Building Standard Improvements located in the Premises, and not to any Alterations, Non-Building Standard Improvements, or any other improvements in the Premises or Tenant’s furniture, fixtures, and equipment, or Tenant’s other personal property. At Landlord’s sole option, Landlord may repair and restore, on Tenant’s behalf, all (or any portion) of the Non-Building Standard Improvements and Alterations in the Premises that Tenant is required to repair and restore pursuant to Section 17.1 (General), in which case, Tenant will remit to Landlord for such use all of its insurance proceeds; provided, however, that Landlord will not be required to spend more on any such repair or restoration than the amount of insurance proceeds Landlord actually receives from Tenant. Landlord may require Tenant to pay Landlord a reasonable fee as Additional Rent to reimburse Landlord for overhead and administrative costs Landlord incurs for any such repair or restoration Landlord undertakes or supervises. Any Non-Building Standard Improvements, Alterations, or other improvements Tenant replaces in the Premises will be of at least comparable quality to the items damaged or destroyed.

18. CONDEMNATION.

18.1 General. If all or substantially all of the Premises are taken or condemned by any governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking) (a “Taking”), then the Term will end as of the date of the Taking, and all Rent will be abated as of such date. If less than substantially all of the Premises is the subject of a Taking, the Rent will be equitably adjusted as of the date of the Taking and this Lease will otherwise continue in full force and effect. Notwithstanding the foregoing, if a Taking occurs of so substantial a part of the Building that Landlord concludes, in its reasonable discretion, that it is impracticable to continue to operate the Building, then Landlord, at its option, may end this Lease by notifying Tenant and specifying a date not earlier than thirty (30) days after the date of such notice as of which date this Lease will end.

18.2 Proceeds. Tenant may not assert a claim against Landlord (or otherwise) for any portion of the amount that may be awarded as damages as a result of any Taking or for the value of any unexpired Term; provided, however, that Tenant may assert any claim that it may have against the condemning authority for compensation for any fixtures owned by Tenant and for any relocation costs compensable by Applicable Law, and receive such award therefor as may be allowed in the condemnation proceedings, if such award is in addition to and stated separately from the award made to Landlord for the Land and the Building or the part thereof so taken.

19. DAMAGE CAUSED BY TENANT. Tenant will promptly notify Landlord of any injury or damage to the Premises, Building or Project. Tenant will repair, at its sole cost at Landlord’s direction and under Landlord’s supervision, all injury or damage Tenant or its agents, employees, contractors, invitees, visitors, or licensees cause to the Premises, Building or Project; provided, however, that if any such injury or damage is to any of the Building systems or structures, including the mechanical, electrical, structural, HVAC, plumbing, elevator, sprinkler and/or life/safety systems, Tenant may not make any repairs thereto, but Landlord may in its sole and absolute subjective discretion make any such repairs at Tenant’s sole cost. Tenant will pay to Landlord any such cost Landlord incurs (in which event such cost will become Additional Rent payable with the installment of Base Rent next becoming due under the terms of this Lease). If Tenant fails to make any repairs it is required to make under this Lease, Landlord may, in its sole and absolute subjective discretion, make such repairs or replacements. Tenant will pay to Landlord any such cost Landlord incurs (in which event such cost will become Additional Rent payable with the installment of Base Rent next becoming due under the terms of this Lease). The Additional Rent referenced in this Section 19 will bear interest from the date Landlord incurs the costs to the date paid by Tenant at the Default Rate. This provision will be construed as an additional remedy granted to Landlord and not in limitation of any other rights and remedies that Landlord may have in such circumstances.

20. DEFAULT OF TENANT.

20.1 Events of Default. Each of the following constitute an “Event of Default” and breach of this Lease by Tenant:

20.1.1 Monetary Default. If Tenant fails to pay by the due date the Base Rent or Additional Rent, and Tenant fails to cure such nonpayment within three (3) days after receipt of written notice from Landlord.

20.1.2 Abandonment. If Tenant abandons or vacates the Premises.

20.1.3 Failure to Take Possession. If Tenant falls to take possession of the Premises within thirty (30) days after the date Landlord tenders possession of the Premises to Tenant.

20.1.4 Other Defaults. If Tenant fails to observe or perform any of its other obligations under the provisions of this Lease to be observed or performed by Tenant (except a term, agreement, or condition, the observation or performance of which is otherwise dealt with in this Section 20.1), and, such failure continues for a period of thirty (30) days after Landlord gives Tenant written notice thereof.

20.1.5 Bankruptcy. If Tenant makes any general assignment or general arrangement for the benefit of creditors; if there is filed by or against Tenant a petition to have Tenant adjudged a bankrupt or if a petition for reorganization or arrangement is filed under any

Applicable Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the petition is dismissed within sixty (60) days); if a trustee or receiver is appointed to take possession of all or substantially all of Tenant’s interest in this Lease; if all or substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease are attached, executed on, or otherwise subjected to other judicial seizure, where such seizure is not discharged within thirty (30) days; or if Tenant is generally not paying its debts as they become due; provided, however, that in no event may this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event may this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, reorganization, or other debtor relief proceedings.

20.1.6 Chronic Default. If Tenant fails to pay the Base Rent or any Additional Rent by the due date thereof more than two (2) times during any calendar year (even if Tenant cures each such failure within the time provided in Section 20.1.1 [Monetary Default]).

20.1.7 Assignment. If an assignment or sublease occurs in violation of any provision contained in this Lease.

20.2 Remedies. In addition to any other remedies available at Applicable Law or in equity, Landlord will have the following rights: (a) to terminate this Lease and Tenant’s right to possession of the Premises; or (b) to continue this Lease in full force and effect even though Tenant may have defaulted in its obligations and abandoned the Premises.

20.2.1 Lease Termination. In the event that Landlord elects to terminate the Lease and Tenant’s right of possession of the Premises, then Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom including, without limitation, the unamortized portion of the Tenant Work Allowance amortized over the Term together with Default Interest and the costs or expenses as Landlord may incur or anticipate in connection with re-entering, ejecting, removing, dispossessing, cleaning, reletting, altering, repairing, marketing, redecorating, subdividing, or otherwise preparing the Premises for reletting, including brokerage and attorneys’ fees and court costs; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the Applicable Law.

20.2.2 Lease Continuation. In the event Landlord elects to continue the Lease in full force and effect even though Tenant may have defaulted in its obligations and abandoned the Premises, then Landlord shall have the remedy available in Section 1951.4 of the California Civil Code, including the right to collect rent each month as it becomes due, and may recover from Tenant all damages Landlord may sustain by reason of Tenant’s default, including the amount of damages set forth in (i) and (ii) of Section 20.2.1 of this Lease and may enforce all other rights and remedies under this Lease. In such event Tenant will have the right, unless Landlord elects to terminate this Lease and Tenant’s right to possession of the Premises under Section 20.2.1 of this Lease to transfer its interest in this Lease or the Premises as provided in Article 6 of this Lease. If Landlord elects to terminate this Lease and Tenant’s possession of the Premises, Landlord at any time thereafter may relet the Premises, or any part or parts thereof for a term or terms which may, at Landlord’s option, be less than, exceed or equal the period of the remainder of the Term of this Lease. Landlord will receive the Rent from such reletting and will apply the Rent during the term of this Lease as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant; second, to the payment of such expenses as Landlord may have incurred in connection with re-entering, ejecting, removing, dispossessing, reletting, altering, repairing, redecorating, subdividing, or otherwise preparing the Premises for reletting, including brokerage and reasonable attorneys’ fees; and third, to the fulfillment of the terms, covenants and conditions of this Lease to be performed by Tenant hereunder. Tenant hereby waives all claims to the surplus, if any. Any deficiency will be calculated and paid monthly by Tenant. Landlord will in no event be liable in any way whatsoever for the failure to relet the Premises or in the event of such reletting for failure to collect the Rents reserved thereunder and any such efforts to mitigate damages caused by Tenant’s default will not waive Landlord’s rights to recover damages. Landlord is hereby authorized and empowered to make such repairs, alterations, decorations, subdivisions, or other preparations for the reletting of the Premises as Landlord deems fit, advisable or necessary, without in any way releasing Tenant from any liability under this Lease.

No re-entry, taking possession, acts of maintenance or preservation or effects to relet the Premises by Landlord will be construed as an election on its part to terminate this Lease and Tenant hereby specifically waives any Applicable Law, statute, rule, decree or judgment of any court to the contrary. Notwithstanding any such re-entry without termination, Landlord reserves the right to elect to terminate this Lease for such previous breach. If Landlord elects to terminate this Lease and Tenant’s possession of the Premises, Landlord and Tenant covenant and agree that Landlord will have the right to immediately re-enter the Premises by summary proceedings, if necessary, and to dispossess Tenant and all other Occupants thereof and to remove and dispose of all property therein or to store such property in a public warehouse or elsewhere at the cost and for the account of Tenant without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may arise out of such action. Landlord will also have the right, at its election, to pursue any and all of such rights together with any other right to remedy which may be available to Landlord under any Applicable Law then in effect.

20.2.3 Other Remedies. In the event of any breach or threatened breach by Landlord or Tenant of any of the terms and provisions of this Lease, Landlord and Tenant will have the right to injunctive relief and declaratory relief as if no other remedies were provided for such breach. The rights and remedies herein reserved by or granted to Landlord and Tenant are distinct, separate and cumulative, and the exercise of any one of them will not be deemed to preclude, waive or prejudice their right to exercise any or all others. Additionally, any two (2) failures by Tenant to observe and perform any provision of this Lease for which a notice of default has been delivered by Landlord to Tenant (without regard to the subsequent cure) during any twelve (12) month period of Term of this Lease will constitute a separate non-curable Event of Default that will entitle Landlord to cancel the Lease and take immediate possession of the Premises. In the alternative Landlord may require that Rent be paid quarterly in advance by certified check or cash. It is the intention of this provision to protect Landlord against habitual breaches of the Lease by Tenant.

21. LANDLORD’S RIGHT TO CURE TENANT’S DEFAULT; LANDLORD’S CONSENT.

21.1 Landlord’s Right to Cure. If Tenant fails to pay any amount or to do any act Tenant is required to perform under this Lease (other than to pay Base Rent), Landlord may, but will not be required to, pay such amount or do such act, and Tenant will reimburse Landlord for the total cost thereof, if paid or done by Landlord, with interest on such amount at the Default Rate from the date paid by Landlord, and such amount will constitute Additional Rent hereunder due and payable with the next monthly installment of Base Rent. Landlord’s paying such amount or doing such act will not operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled.

21.2 Landlord’s Consent. Where provision is made in this Lease for Landlord’s consent and Landlord shall fail or refuse to give such consent, except to the extent expressly provided herein to the contrary Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole and exclusive remedy shall be an action for specific performance or injunction and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not unreasonably to withhold its consent. Whenever in this Lease the consent or approval of Landlord or Tenant is required, such consent or approval shall (except to the extent that such consent or approval is specifically designated as being “within the sole and absolute subjective discretion” of a party, or words to that effect, in the applicable provision) not be unreasonably withheld, conditioned or delayed, shall be in writing, and shall be executed by a duly authorized officer or agent of the party granting such consent or approval; provided, however, that Landlord shall be deemed to have reasonably withheld its consent if any Mortgagee withholds its consent or otherwise objects to any proposed consent or approval.

22. ESTOPPEL CERTIFICATES. Tenant will, (a) within five (5) days after Tenant receives written notice from Landlord, from time to time, and (b) on the Lease Commencement Date simultaneous with the execution of the Lease Commencement Agreement, execute, acknowledge, and deliver to Landlord, at no cost to Landlord, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the Rent has been paid by Tenant, (iii) stating whether to the best knowledge of Tenant, Landlord has failed to fulfill any of its obligations under this Lease, and, if so, specifying each such failure of which Tenant has knowledge, (iv) stating that Tenant will give written notice to Landlord’s tender of any failure by Landlord to fulfill any of its obligations under this Lease, (v) stating the address to which notices to Tenant should be sent, (vi) for the estoppel certificate delivered on the Lease Commencement Date, stating that Tenant accepts the Premises and the improvements therein, and (vii) providing any other such information Landlord reasonably requests relating to this Lease. Any owner of the Building, any prospective purchaser of the Building, any Mortgagee or prospective Mortgagee of the Building or of Landlord’s interest, or any prospective assignee of any such mortgage may be rely on any such statement delivered pursuant hereto. Tenant irrevocably appoints Landlord, as Tenant’s attorney-in-fact, to execute and deliver on Tenant’s behalf any estoppel certificate to which Tenant does not object with specificity in writing within five (5) days of Tenant’s receipt thereof. Tenant acknowledges and agrees that Tenant’s compliance with the requirements of this Section is necessary for Landlord to manage efficiently the financial and other aspects of owning and operating the Project (including facilitating the financing, refinancing, and/or sale of the Building or Project, any part thereof or any interest therein) and that any breach or other violation of the provisions of this Section will result in material damages to Landlord (including any damages to Landlord in connection with its financing, refinancing, or sale of the Project, any part thereof, or any interest therein that results from any such breach or violation). Any breach or other violation of any requirement of this Section will be a default hereunder, entitling Landlord to undertake immediately an action for the damages resulting therefrom (including any consequential, direct, and/or indirect damages) and pursue any other remedies available to Landlord on account of such default, including any remedies available under this Lease or at law or equity.

23. SUBORDINATION AND ATTORNMENT.

23.1 General. This Lease is subject and subordinate to the lien, operation, and effect of any mortgages (which term “mortgages” includes deeds of trust and similar security instruments; and the term “Mortgagee” means the holder of any such mortgage) that may now or hereafter encumber or otherwise affect the Land and/or Building, or Landlord’s interest therein, and to any renewals, extensions, modifications, or refinancings thereof, and to any current or future ground lease of the Land. To confirm such subordination, Tenant will, at Landlord’s request, promptly execute any requisite or appropriate subordination or other document. This clause is self-operative and no further act by Tenant is required to effectuate the foregoing subordination or the attornment specified herein. If any proceedings are brought to foreclose any mortgage, Tenant will attorn to the purchaser at such foreclosure sale, and recognize such purchaser as Landlord under this Lease. Tenant waives the provision of any statute or rule of law, now or hereafter in effect, that permits or purports to permit Tenant to end or otherwise adversely affect this Lease and the obligations of Tenant hereunder if any such foreclosure proceeding is prosecuted or completed. Notwithstanding the foregoing, Tenant agrees that the holders of any such mortgages may make this Lease superior to the lien, operation, and effect of such mortgage, by the filing of subordination statements or otherwise, and Tenant consents to any such filing. Landlord represents and warrants that currently the Project is not encumbered by any financing, and furthermore to the extent Tenant is requested to subordinate to a future loan or mortgage (whether Landlord puts debt on the Project, or a purchaser acquires the Project or Building using debt), Tenant’s obligation to subordinate to such future loan or mortgage (and the deed of trust) will be subject to Tenant entering into a commercially reasonable subordination, non-disturbance and attornment agreement in a form reasonably acceptable to such future lender and Tenant.

23.2 Mortgagee Protection. Tenant agrees to give any Mortgagee, by certified mail, postage prepaid, return receipt requested, a copy of any notice of any failure by Landlord to fulfill any of Landlord’s obligations under this Lease served on Landlord by Tenant, provided that before such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such Mortgagee. Tenant agrees that the Mortgagee will have such time as may be necessary to cure such failure as long as any Mortgagee has started and is diligently pursuing the remedies necessary to cure such failure (including time to take possession and/or start foreclosure proceedings, if necessary to effect such cure).

23.3 Lender Requested Changes. If any lender providing construction or permanent financing or any refinancing for all or any portion of the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use and occupancy of the Premises as herein permitted, (c) do not increase the Rent and other sums to be paid by Tenant under this Lease, (d) do not reduce the services provided to Tenant under this Lease, (e) do not materially decrease Landlord’s obligations under this Lease, and (f) do not materially affect the rights and obligations of Tenant under this Lease, Landlord may submit to Tenant a written amendment to this Lease incorporating such required changes, and Tenant hereby covenants and agrees to execute, acknowledge, and deliver such amendment to Landlord within ten (10) days of Tenant’s receipt thereof.

23.4 Mortgagee Approval. [Intentionally Omitted]

24. BROKERS. Landlord will pay the commission payable to the Broker identified in the Basic Lease Information pursuant to a separate agreement between the Broker and Landlord. Landlord and Tenant each represent and warrant one to the other that if either has engaged any broker or agent (other than the Broker) in carrying on the negotiations relating to this Lease, it will pay any brokerage commission payable to such broker or agent. Tenant will indemnify, hold harmless, and defend Landlord from and against any claims, losses, damages, or costs (including reasonable attorneys’ fees and all court costs) arising out of any breach of the foregoing representation and warranty by Tenant or any purported or actual dealings by Tenant and any broker or agent other than the Broker. Any representation or statement by a leasing company or other third party (or employee thereof engaged by Landlord as an independent contractor) that is made about the Premises or to the rest of the Building or the Project will not bind Landlord nor modify this Lease and Landlord will have no liability therefor, except to the extent such representation is also contained herein.

25. FINANCIAL STATEMENTS. At any time during the Term that Tenant is not a “publicly traded company” (i.e., ownership interests are listed on a public securities exchange), then within one hundred and twenty (120) days after the end of each fiscal year of Tenant, Tenant shall furnish to Landlord a financial statement, in form and substance satisfactory to Landlord, showing the complete results of Tenant’s operations for its immediately preceding fiscal year. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant’s chief financial officer. Landlord will retain such statements in confidence, but may provide copies to Mortgagees and potential Mortgagees and purchasers as required. If at anytime Tenant is in monetary default of this Lease, Landlord shall have the right to request and Tenant shall provide within (15) fifteen days of such request, the current financial statements as of the most recent month end in form and substance satisfactory to Landlord certified by a certified public accountant or sworn to as to their accuracy by Tenant’s (or the guarantor’s, if applicable) chief financial officer.

26. SURRENDER; HOLDING OVER.

26.1 Surrender. After the Term ends, (a) Tenant will surrender the Premises and all keys, locks, and fixtures and improvements thereto (except only Tenant’s personal property) in good order, repair, and condition, as the same are now or will be at the Lease Commencement Date, except for ordinary wear and tear, and (b) Tenant will remove from the Premises the personal property of Tenant, any of its subtenants, and any other persons or entities claiming by, through, or under Tenant and repair any damage to the Premises caused by the removal. Any personal property belonging to Tenant or any other person that is left in the Premises after the Term ends will be deemed to have been abandoned and will become Landlord’s property. In case of such deemed abandonment, Landlord may retain such personal property or may dispose of same at Tenant’s sole cost (including the cost of selling such property or storing same in a warehouse or elsewhere in accordance with Applicable Law), and promptly on demand Tenant will reimburse Landlord as Additional Rent for any costs Landlord incurs in connection therewith, including reasonable attorney’s fees and all court costs. Landlord will not be liable for trespass, conversion, negligence, or in an other way liable in connection with such property.

26.2 Holding Over. Without Landlord’s prior written consent, Tenant may not occupy or retain, or allow any subtenant to occupy or retain, possession of the Premises at any time after the Term ends. If without Landlord’s prior written consent Tenant holds over after the Term ends, Landlord may regain possession of the Premises by any legal process in force at such time. It will be conclusively presumed that the value to Tenant of remaining in possession of the Premises after the Term ends, and the loss or damage that Landlord may suffer as a result thereof, far exceed the Rent Tenant would have paid had the Term continued during the holdover period. If Tenant continues to occupy the Premises after the Term ends, then Tenant will be liable to pay to Landlord an amount equal to One Hundred Fifty Percent (150%) of the monthly installments of Base Rent being paid immediately before the Lease Expiration Date, plus escalations, Additional Rent, and any other charges paid on an installment basis, for each month or part of a month that Tenant occupies the Premises after the date the Term ends, plus any other Additional Rent or charges due, reasonable attorneys’ fees, and all court costs Landlord incurs in regaining possession of the Premises and/or to recover the foregoing amounts. Such damages for the first calendar month (or part thereof) during the holdover period will be due and payable on the day immediately following the end of the Term, and for each calendar month thereafter during the holdover period, such damages will be due and payable on the first day of such calendar month. If the holdover period ends on a date other than the last day of a calendar month, such damages for the entire calendar month in which the holdover period ends will be deemed earned by Landlord as of the first day of such month, and Tenant will not be entitled to a refund or reduction of Rent for any such partial month. Any security deposit provided to Landlord pursuant to the terms of this Lease will be forfeited. Holdover occupancy by Tenant will be subject to all of the terms, agreements, and conditions of this Lease. Tenant acknowledges and agrees that Landlord intends to lease the Premises (in whole, in part, or as a part of a larger portion of the Building) to another tenant immediately after the Term ends and that any breach or other violation of the provisions of this Section 26.2 may result in material damages to Landlord (including any damages to Landlord in connection with its reletting of the Premises and/or other portions of the Building). Tenant will indemnify, hold harmless, and defend Landlord from all damages, losses, and costs (including reasonable attorneys’ fees and all court costs) that Landlord suffers as a result of Tenant’s holdover use and occupancy of the Premises.

27. WAIVER; NO ACCORD AND SATISFACTION. If Landlord waives Tenant’s breach of any condition or agreement contained in this Lease, such waiver will not operate as a waiver of such condition or agreement itself nor of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, will be considered an acceptance of a surrender of this Lease. Tenant waives any right of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises because Tenant violates any of the agreements and conditions of this Lease, or otherwise.

28. RULES AND REGULATIONS. Tenant, its agents, employees, contractors, and invitees will observe the rules and regulations contained in Exhibit D, and such other rules or regulations as Landlord may promulgate from time to time for the operation and maintenance of the Building and Project, with a copy sent to Tenant. Landlord shall have no duty or obligation to enforce such rules and regulations, or the terms, conditions, or agreements contained in any other lease, as against any other tenant. Landlord will not be liable to Tenant for violation of the same by any other tenant, its employees, agents, business invitees, licensees, customers, family members, or guests.

29. AGREEMENT OF QUIET ENJOYMENT. If Tenant pays the Rent and performs all of the agreements, terms, and conditions of this Lease to be performed by Tenant, then during the Term Tenant may, except as otherwise provided in this Lease, freely, peaceably, and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming by, through, or under Landlord.

30. NOTICES. All notices or other communications under this Lease will be in writing and will be deemed duly given if delivered by hand, or by a nationally recognized delivery service providing receipt evidencing such delivery, or by facsimile transmission the receipt of which is confirmed, or by certified mail, return receipt requested, first-class, postage prepaid, to the Address for Notices set forth in the Basic Lease Information unless notice of a change of address is given in writing pursuant to this Section. Notice will be deemed to have been given on receipt or at the time delivery is refused.

31. ENVIRONMENTAL MATTERS.

31.1 General. Tenant, its agents and employees, will not violate or cause to be violated any Applicable Laws relating to the environmental conditions on, under or about the Premises, Building, Project, or the Land, including soil and ground water conditions. Tenant, its agents and employees will not introduce, use, release, generate, store, accept, or dispose of on, under, or about the Premises, the Building, Project, or the Land or transport to or from the Premises, the Building, Project, or the Land any hazardous wastes, toxic substances, pollutants, or related materials (“Hazardous Materials”), except Landlord will permit Tenant to use and store office and cleaning supplies and other Hazardous Materials in such quantities as are necessary for and are typically found in normal office use, so long as the presence of such items does not violate any Environmental Laws governing the use, storage, transportation, or disposal of such items. The term Hazardous Materials includes substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9061 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1802 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and any other substances considered hazardous, toxic, or the equivalent pursuant to any other Applicable Laws and in the regulations adopted and publications promulgated pursuant to such laws or any future laws or regulations (collectively, the “Environmental Laws”).

31.2 Remediation. Tenant will, at its sole cost, clean up, remediate, and remove or cause to be cleaned up and removed from, under, or about the Premises, the Building, Project, or the Land any Hazardous Materials it or its agents or employees have or have caused to be released or introduced, and will ensure that such removal is conducted in compliance with all applicable Environmental Laws.

31.3 Indemnification. Tenant will indemnify, defend, and hold Landlord, its successors and assigns harmless from any losses (including reasonable attorneys’ fees and all court costs) that Landlord, its successors and assigns may sustain or that may arise because of Tenant’s failure to comply with the requirements of this Section. This Section will survive the expiration or earlier termination of this Lease.

31.4 Mold.

(i) Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, at its sole cost and expense keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices.

(ii) Tenant, at its sole cost and expense, shall:

(1) Regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”); and

(2) Promptly notify Landlord in writing if it observes, suspects, has reason to believe mold or Mold Conditions at the Premises.

(iii) In the event of suspected mold or Mold Conditions at the Premises, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present at the Premises.

(iv) Tenant hereby releases and relieves Landlord from any and all liability for bodily injury or damage to property and hereby waives any and all claims against Landlord related to or allegedly caused by or associated with any mold and Mold Conditions in or on the Premises, except to the extent such Mold Conditions were caused by Landlord.

(v) Tenant shall indemnify, defend and hold harmless Landlord from and against any and all Mold Conditions caused or contributed to by Tenant. Landlord shall indemnify, defend and hold harmless Tenant from and any and all Mold Conditions caused or contributed to by Landlord.

(vi) The provisions of this Paragraph 31 shall survive the expiration or earlier termination of this Lease.

31.5 Environmental Warranty. With regard to the Building and Project including without limitation the Premises, Landlord represents and warrants to Tenant that:

a.) No Hazard. To Landlord’s actual knowledge, with no duty of investigation, as of the Lease Commencement Date, no Hazardous Materials (as defined in Section 31.1 hereof) have been manufactured, refined, stored, disposed or, produced, or processed on or in any part of the Premises, Building or Project (except for customary construction products, and cleaning and maintenance products).

b.) Compliance. To Landlord’s actual knowledge with no duty of inquiry, Landlord is in compliance with all federal, state, county, or municipal environmental, pollution, health, safety, fire, or building code laws and has no knowledge and has received no notice of any federal, state, county, or municipal environmental, pollution, health, safety, fire, or building code violations.

c.) No Lawsuits. To Landlord’s actual knowledge, with no duty of inquiry, neither the Landlord nor any tenants in the Building or Project have been named as a party in any proceeding or lawsuit for violation of federal, state, county, or municipal environmental laws regarding the Total Premises.

d.) No Investigations. To Landlord’s actual knowledge, with no duty of inquiry, the Premises, Building and Project are not currently under investigation for alleged federal, state, county, or municipal environmental pollution, health, safety, fire, or building code violations.

e.) Remediation by Landlord. In the event any Hazardous Materials located, in, on, or upon the Premises and such Hazardous Materials was not introduced by Tenant or Tenant’s agents, employees, or invitees, Landlord shall, at its own expense, promptly remove and/or remediate such Hazardous Materials to the full extent required by applicable law. In the event Landlord is unable or unwilling to remediate such Hazardous Materials, Landlord may terminate this Lease effective upon sixty (60) days prior written notice to Tenant.

f.) Indemnity. Landlord will defend, indemnify, and hold harmless Tenant, its directors, officers, members, shareholders, partners, lenders, employees, agents, and any assignees, subtenants, or successors, from and against any and all demands, claims, causes of action, fines, penalties, damages (including, without limitation, consequential damages), losses, liabilities, judgments, and expenses (including, without limitation, attorney’s fees and court costs) resulting from any Hazardous Materials introduced into the Premises or Project by Landlord, or its agents, employees or representatives.

g.) Abatement and Termination. If any cleanup, repair, or similar actions is required by any governmental or quasi-governmental agency as a result of the storage, release, or disposal of hazardous substances materials by Landlord, and such action requires that the Tenant be completely or partially closed for business or that access to all or part of the Premises be denied for longer than a five (5) day period, then the Rent will be abated entirely during the period beyond five (5) days. If the closure or denial of access persists in excess of one hundred and twenty (120) days, then, at Tenant’s election by written notice to Landlord given within ten (10) days after the one hundred and twenty (120) day period, this Lease will terminate effective as of the date of Landlord’s receipt of said notice.

h.) Warranty Survives Expiration of Lease. The provisions of this Clause shall survive the expiration or sooner termination of this Lease.

32. Intentionally Omitted.

33. Relocation of Tenant. Upon prior written notice to Tenant, Landlord shall have the right to relocate Tenant to new space (the “Relocation Space”) within the Project that is comparable in size, utility, and condition to the Premises, including similar Tenant Improvements. Such relocation will be effective on a date specified by Landlord in its relocation notice, which date will not be less than ninety (90) days after the date of such notice. If Landlord relocates Tenant, Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture, equipment, and supplies from the Premises to the Relocation Space, and other reasonable relocation costs. Tenant shall be entitled to concurrently occupy both the Premises and Relocation Space for a period not to exceed twenty (20) days in order to effectuate its relocation in a minimally non-disruptive manner. Upon such relocation, the Relocation Space will be deemed to be the Premises and the terms of this Lease will remain in full force and effect and apply to the Relocation Space. No amendment or other instrument shall be necessary to effectuate the relocation contemplated by this Section; however, if requested by Landlord, Tenant shall execute and deliver to Landlord an appropriate amendment document within twenty (20) days after Landlord’s request therefor. If Tenant fails to execute and deliver such relocation amendment within such time period, or if Tenant fails to relocate within the time period stated in Landlord’s relocation notice to Tenant (or, if the Relocation Space is not available on the date specified in Landlord’s relocation notice, as soon thereafter as the Relocation Space becomes available and is tendered to Tenant in the condition required by this Lease), then, in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Landlord may terminate this Lease by notifying Tenant in writing thereof at least sixty (60) days prior to the termination date contained in Landlord’s termination notice. Landlord’s exercise of its rights as permitted by this Section shall not (a) constitute a constructive eviction, an interference with Tenant’s right of quiet enjoyment, or a disturbance of Tenant’s right to use the Premises; and (b) subject Landlord to damages, including, but not limited to, damages for loss of goodwill, business, or profits. Time is of the essence with respect to Tenant’s obligations under this Section.

34. MISCELLANEOUS.

34.1 Agreements Running With the Land. This Lease is subject to any agreements now or hereafter recorded among the land records of the jurisdiction in which the Premises are located, as such agreements may be amended by Landlord from time to time.

34.2 Terms. In this Lease, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the terms “agree” and “agreements” contained herein are intended to include and mean “covenant” and “covenants”, (c) the term “including” means “including, but not limited to”, (d) the term “day” means “calendar day” unless expressly stated otherwise, and (e) the term “Business Day” means Monday through Friday inclusive, excluding Holidays.

34.3 Benefit and Burden. Subject to the provisions of Sections 6 (Assignment) and 7 (Subletting) hereof, the provisions of this Lease will be binding on, and will inure to the benefit of, the parties hereto and each of their respective successors and assigns. Landlord may freely and fully transfer, assign, and convey its interest hereunder.

34.4 Landlord as Individual or Partnership. If Landlord or any successor in interest to Landlord is an individual, corporation, limited liability company, joint venture, tenancy in common, firm, or partnership, general or limited, no partner, successor, or affiliate of Landlord (regardless of whether an individual, corporation, or other entity) nor any employee, member, officer, director, or other individual of Landlord or of its successor, partner, or affiliate, will have any personal liability for any of the provisions of this Lease or any obligation arising therefrom or in connection therewith. In such event, Tenant will look solely to the equity of the then owner of the Building in the Building for the satisfaction of any remedies of Tenant if Landlord or its successors breach any of their obligations hereunder.

34.5 Joint and Several Liability. If two or more individuals, corporations, partnerships, or other business associations (or any combination of two or more thereof) sign this Lease for Tenant, the liability of each such individual, corporation, partnership, or other business association to pay the Rent due under this Lease and to perform all other obligations hereunder will be deemed to be joint and several. All notices, payments, and agreements given or made by, with or to any one of such individuals, corporations, partnerships, or other business associations will be deemed to have been given or made by, with, or to all of them. In like manner, if Tenant is a partnership or other business association, the members of which are, by virtue or statute or federal law, subject to personal liability, the liability of each such member is joint and several.

34.6 No Partnership. Nothing contained in this Lease may be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

34.7 Modifications; Time of Essence; Counterparts. This Lease may not be modified, changed, amended, altered, or terminated in whole or in part in any manner other than by an agreement in writing duly executed by both parties hereto. Time is of the essence as to each provision of this Lease. Exhibits attached hereto are incorporated herein by reference. No person or entity purporting to represent Landlord (or otherwise have the authority to bind Landlord) will have any power or authority (apparent or otherwise) to execute this Lease or any amendment to this Lease or make any representation or warranty on behalf of Landlord or otherwise bind Landlord in any respect, except the individual or entity expressly and duly authorized to do so by Landlord. This Lease may be executed in multiple counterparts, each of which constitute an original and all of which taken together constitute one and the same agreement.

34.8 No Representations by Landlord. Neither Landlord nor any agent or employee of Landlord has made any representations or promises about the Premises or the rest of the Project except as herein expressly set forth, and no rights, privileges, easements, or licenses are acquired by Tenant except as herein expressly set forth. This Lease will not be binding on the parties until and unless this Lease is fully executed and delivered by the parties hereto.

34.9 Authority to Execute. Before or on execution of this Lease, Tenant (unless Tenant is an individual) will deliver to Landlord, in a form reasonably satisfactory to Landlord, incumbency certificates and organizational status certificates and resolutions of the governing body of Tenant (and of any non-individual executing this Lease on behalf of Tenant) authorizing the execution of this Lease by the individual so executing.

34.10 Governing Law; Severability. This Lease will be construed under the internal laws of the State in which the Building is located and any action or proceeding arising under this Lease will be brought in the courts of the State (including both federal and state courts) in which the Building is located. If a court of competent jurisdiction holds any provision of this Lease or the application thereof to any person or circumstances invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each provision of this Lease will be valid and be enforced to the fullest extent permitted by Applicable Law.

34.11 Captions. The captions and underlining of specific words herein are for convenience of reference only and do not define, limit, or expand the meaning of the provisions of this Lease. The deletion of any printed, typed, or other portion of this Lease compared to a draft hereof does not evidence an intent to contradict such deleted portion. Such deleted portion will be deemed not to have been inserted in this Lease.

34.12 Recordation. This Lease may not be recorded without Landlord’s prior written consent. If this Lease is recorded by either party hereto, such party will bear the full cost of any transfer and recordation tax and any recording fee assessed in connection with such recordation. If, after the date of this Lease, it becomes necessary under the internal laws of the State in which the Building is located to record this Lease for the Lease to remain effective, Tenant will bear the full cost of any such taxes and fees incurred in connection therewith, all as Additional Rent.

34.13 Status of Tenant. If Tenant is a corporation, the persons executing this Lease on Tenant’s behalf agree and warrant that: Tenant is a duly constituted corporation qualified to do business in California; all of Tenant’s franchisee and corporate taxes have been paid to date; all future forms, reports, fees, and other documents necessary for Tenant to comply with Applicable Laws will be filed by Tenant when due; and such persons are duly authorized by the board of directors of such corporation to execute and deliver this Lease on behalf of the corporation. Tenant certifies that if it is operating under a fictitious name that such name has been duly recorded according to California law and has attached hereto a copy of such registration form.

34.14 Waiver of California Code Sections. Tenant waives the provisions of the following provisions of the Applicable Law: (i) California Code of Civil Procedure Section 1932(1) with respect to the termination of the Lease due to failure, interruption or inability of Landlord to provide the services set forth in Section 16 of this Lease; (ii) California Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Premises; (iii) California Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair; (iv) California Civil Code Section 1654 that provides that ambiguities are to be continued against the drafter of this Lease; and (v) California Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises by condemnation. This waiver applies to amendments or modifications to the cited sections and any future statutes enacted in addition or in substitution to the statutes specified herein.

34.15 Confidentiality. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant and its partners, officers, directors, employees, agents, real estate brokers, and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent (which consent may be denied in Landlord’s sole and absolute subjective discretion), except to (a) any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, (b) to an assignee of this Lease or sublessee of the Premises, (c) to an entity or person to whom disclosure is required by Applicable Law or in connection with any action brought to enforce this Lease, (d) Tenant’s consultants, agents, architects, or attorneys representing Tenant in connection with this Lease, or (e) any governmental authority involved in any investigation into the compliance of the Premises or the Project with the Applicable Laws.

34.16 ERISA. Tenant represents and warrants to Landlord that neither Tenant nor any guarantor of Tenant’s obligations under this Lease is (a) a party in interest, as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the AFL-CIO Building Investment Trust (“Trust”), or any of the plans participating therein, a list of which plans has previously been delivered to Tenant, or (b) a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (“Code”), with respect to the Trust or the plans participating therein. Neither Tenant nor any guarantor of Tenant’s obligations under this Lease shall take any action that would cause this Lease or the exercise by Landlord or the Trust of any rights hereunder, to be a non-exempt prohibited transaction under ERISA. Notwithstanding any contrary provision of this Lease, Tenant shall not assign this Lease or sublease all or any portion of the Premises unless (i) such assignee or subtenant delivers to Landlord a certification (in form and content satisfactory to Landlord) with respect to the status of such assignee or subtenant (and any guarantor of such assignee’s or subtenant’s obligations) as a party in interest and a disqualified person, as provided above; and (ii) such assignee or subtenant undertakes not to take any action that would cause this Lease or the exercise by Landlord or the Trust of any rights hereunder, to constitute a non-exempt prohibited transaction under ERISA.

34.17 UBIT. Notwithstanding any contrary provision of this Lease, Tenant shall not (a) sublease all or any portion of the Premises under a sublease in which the rent is based on the net income or net profits of any person, or (b) take any other action such that the revenues to be received by Landlord or the Trust from time to time in connection with this Lease would, as a result of such action, be subject to the Unrelated Business Income Tax under Sections 511 through 514 of the Code.

34.18 Incorporation. Tenant agrees that it shall incorporate the requirements of Sections 33.16 (ERISA) and 33.17 (UBIT) in any sublease of the Premises.

34.19 Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action relating thereto.

34.20 Patriot Act.

(1) Tenant is not in violation of any Anti-Terrorism Law;

(2) Tenant is not, as of the date hereof:

(A) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(B) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(C) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(3) neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (1) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (2) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (3) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

34.21 Attorney’s Fees. Should either party bring an action against the other party, by reason of or alleging the failure of the other party to comply with any or all of its obligations hereunder, whether for declaratory or other relief, then the party which prevails in such action shall be entitled to its reasonable attorneys’ fees and expenses related to such action, in addition to all other recovery or relief. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action, irrespective of whether such action is prosecuted to judgment.

34.22 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY OR ANY OF THEM MAY BE A PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE. IT IS UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY LANDLORD AND TENANT, AND EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT THIS PROVISION IS A SPECIFIC AND MATERIAL ASPECT OF THIS LEASE. LANDLORD AND TENANT EACH REPRESENT THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

/s/ DS	/s/ DS

Landlord’s Initials	Tenant’s Initials

34.23. Force Majeure. The term “Force Majeure” shall mean actual delay in the performance of any obligations contained in this Lease (whether a Landlord or Tenant obligation) attributable to terrorist act, lightening, earthquakes, fire, storm, hurricane, tornado, flood, washout, explosion, act of god, or any other similar cause beyond the reasonable control of the party. If Landlord or Tenant, as a direct result of Force Majeure, fails to timely perform any obligation on its part to be performed, then such failure will be excused and not a breach of this Lease by the party in question, but only to the extent and for the time occasioned by such event, and only to the extent a Force Majeure event is specifically referenced in the applicable portions of the Lease. The provisions of this Section 34.23 of the Lease and Force Majeure do not apply to Tenant’s obligation to pay when due, the Rent or any Additional Rent or to adjust the Commencement Date or Expiration Date. In addition, lack of funds and inability to procure financing will not be deemed to be an event beyond the reasonable control of Tenant. In the event of such Force Majeure, and as a condition precedent to either party claiming or relying upon such delay, such party must give notice in writing describing such event to the other party within ten (10) days after the occurrence of such event.

34.24 ENTIRE AGREEMENT. THIS INSTRUMENT ALONG WITH ANY EXHIBITS AND ATTACHMENTS HERETO CONSTITUTES THE ENTIRE AGREEMENT

BETWEEN LANDLORD AND TENANT RELATIVE TO THE PREMISES AND THIS AGREEMENT, AND THE EXHIBITS AND ATTACHMENTS MAY BE ALTERED, AMENDED, OR REVOKED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LANDLORD AND TENANT. IT IS UNDERSTOOD THAT THIS LEASE SUPERSEDES AND CANCELS ANY AND ALL PREVIOUS NEGOTIATIONS, ARRANGEMENTS, BROCHURES, AGREEMENTS, OR REPRESENTATIONS, AND UNDERSTANDINGS, IF ANY, BETWEEN THE PARTIES HERETO.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

BIT HOLDINGS FIFTY-SIX, INC., a Maryland corporation

By:	/s/ David C. Schenning
Name:	David C. Schenning
Title:	VP

TENANT:

TALEO CORPORATION, a Delaware corporation

By:	/s/ Divesh Sisodraker
Name:	Divesh Sisodraker
Title:	CFO

By:	/s/ Jonathan Faddis
Name:	Jonathan Faddis
Title:	Vice President and Corporate Counsel

EXHIBIT A

FLOOR PLAN SHOWING PREMISES

EXHIBIT B

THIS WORK AGREEMENT (“Work Agreement”) supplements the Lease executed concurrently herewith by and between BIT Holdings Fifty-Six, Inc., a Maryland corporation, as Landlord, and Taleo Corporation, a Delaware corporation, as Tenant. All capitalized terms not defined herein shall have the same meanings as set forth in the Lease.

1. Landlord’s Work. Landlord shall deliver the Premises to Tenant on the Effective Date in their current “AS-IS” and “WHEREAS” condition with “ALL FAULTS subject to Sections 1.4 and 5.1 of this Lease.” Landlord shall not be required to construct any of the Tenant Improvements in the Premises.

2. Improvements. All improvements necessary to prepare the Premises for Tenant’s occupancy and use (the “Tenant Improvements”) shall be performed by Tenant, and Tenant shall be solely responsible for all costs of constructing the Tenant Improvements of every nature (the “Tenant Improvement Costs”) (subject to the Tenant Improvement Allowance), with Tenant’s own contractor. The term “Tenant Improvement Costs” shall include each and every cost of designing, constructing, engineering and approving the Tenant Improvements which shall include, but not be limited to, the following: (i) all payments to the Contractor for materials, labor, overhead, etc., for the construction of the Tenant Improvements; (ii) all payments to the Engineers and Architects to design the Tenant Improvements; (iii) all construction management and supervision fees; (iii) permitting and approval costs; (iv) taxes, fees, charges, and levies by any governmental agency for permits, inspections or approvals of the Tenant Improvements; (v) utilities incurred in the course of the construction of the Tenant Improvements; (vi) premiums for all insurance to be carried by Tenant under this Work Agreement; (vii) the Coordination Fee; (viii) any and all costs incurred to comply with laws interior to the Premises; (ix) costs of sprinkler and HVAC compliance with laws and distribution to meet the Tenant’s Approved Working Drawings; and (x) all costs incurred interior to the Premises for life-safety compliance. All matters which are not Tenant Improvement Costs may not be paid for, or used from the Tenant Improvement Allowance, which shall include, but not be limited to furniture, fixtures and equipment.

3. Plans and Specifications.

3.1 Final Space Plan. Landlord and Tenant, prior to the execution of this Lease, have approved the space plans attached to this Lease as Exhibit C (the “Final Space Plan”). The Final Space Plan includes a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord’s review and approval of the Final Space Plan is not a representation that such proposed Tenant Improvements: (i) can be accommodated by the Premises; (ii) comply with laws; or (iii) can be constructed for any certain price, and specifically, Landlord makes no representation or warranty that the proposed Tenant Improvements can be constructed within the Tenant Improvement Allowance. Landlord shall pay for the actual costs incurred, not to exceed Two Thousand Dollars ($2,000.00) upon demand from Tenant, towards drafting of path by travel documents by Tenant’s Architect.

3.2 Final Working Drawings. Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Tenant shall cause the approved Final Space Plan to be converted by the Architect and the Engineers to complete architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

Landlord and Tenant acknowledge that the Final Space Plans may not depict certain structural elements of the Building and/or various elements of the Building systems which may result in material modifications to the Final Working Drawings (“Space Plan Modifications”) Furthermore, the Final Space Plans for the construction of the Tenant Improvements may require modification to account for the requirements of building codes and other legal requirements of applicable governmental entities, including, but not limited to, Title 24 and the Americans with Disabilities Act (collectively the “Building Codes”). The Final Working Drawings shall materially conform to the Final Space Plans, taking into account (i) Space Plan Modifications, (ii) the requirements of the Building Codes, (iii) other modifications resulting from physical constraints of the Premises and (iv) modifications requested by Tenant and consented to by Landlord, which consent shall not be unreasonably withheld. Tenant agrees that, in addition to other factors and considerations Landlord may take into account, it shall not be unreasonable for Landlord to withhold its consent to any matters set forth in the Final Working Drawings and not contained in the Final Space Plans, (i) if such requested modifications would not comply with the Building Codes or any laws, (ii) subject to Section 7 if such requested modifications would cause the anticipated cost of the Tenant Improvements to exceed the Tenant Improvement Allowance (unless Tenant agrees to be responsible for all such costs, and provide evidence satisfactory to Landlord of Tenant’s ability to pay such amounts, including escrow the funds if required by Landlord), (iii) if such requested modifications would not increase the value of the Tenant Improvements, (iv) if such requested modifications would increase the burden on the Building systems, either during construction or after completion of same.

3.3 Approved Working Drawings. The Final Working Drawings shall be submitted for approval to Landlord prior to the commencement of construction of the Premises by Tenant. Tenant may simultaneously submit the same to the City of Dublin for all applicable building permits. The term “Approved Working Drawings” shall mean Final Working Drawings that have been approved in writing by Landlord. Notwithstanding anything to the contrary in this Lease, Tenant shall not commence work on the Tenant Improvements until Tenant has obtained

Landlord’s written approval of the Final Working Drawings. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, except that Landlord and Tenant agree that it shall be reasonable for Landlord to withhold its consent if the any of the items set forth in Sections (i) through (iv) of the preceding paragraph are applicable.

4. Contractors.

(a) The general contractor selected by Tenant (the “Contractor”) shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. Tenant’s Contractor shall employ engineers and subcontractors that are licensed and insured to perform all structural, mechanical, electrical, life-safety and plumbing work in the Premises, all of whom shall be reasonably acceptable to Landlord. Tenant shall pay all costs incurred directly or indirectly by reason of Tenant’s selecting a Contractor other than Landlord’s general contractor, including, without limitation, Landlord’s reasonable costs for supervision and inspection of the construction of the Tenant Improvements such costs are included in the Coordination Fee (as defined in Section 6 below). The form of construction contract entered into by Tenant with its general contractor shall be subject to the reasonable approval of Landlord, and shall be no less favorable than an AIA form of construction contract. Furthermore, all architects and engineers selected by Tenant (the “Engineers” and “Architects”, respectively) shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. With respect to the construction of any Tenant Improvements which tie into Building systems: (i) Tenant shall provide Landlord with written notice of all such work, and afford the Landlord a reasonable opportunity to inspection such work (provided such inspections are done promptly and do not materially delay Tenant’s construction of Tenant’s Improvements; (ii) Landlord shall be entitled to reasonably approve of the Contractor, and recommend contractors which the Landlord is familiar with, and who are familiar with the Building; and (iii) Tenant shall be liable and responsible for any Building system damage, and interruptions of any Building services or utilities to all tenants who are adversely impacted.

(b) All persons employed by Tenant shall be subject to Landlord’s policies, rules, regulations, schedules and administrative control and shall conduct their work in such a way as not to hinder, cause any disharmony with or delay any work or other improvements in the Building. Tenant shall cause its suppliers and contractors to engage only labor that is harmonious and compatible with other labor working in the Building. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance. If at any time any supplier, contractor, workman or mechanic performing Tenant’s work hinders or delays any other work of improvement in the Building or performs any work which may or does impair the quality, integrity or performance of any portion of the Building, Tenant shall cause any such supplier, contractor, workman or mechanic to leave the Building and remove all tools, equipment and materials immediately upon written notice delivered to Tenant, and Tenant shall reimburse Landlord for any repairs or corrections resulting from the work of any supplier, contractor, workman or mechanic performing any work in the Premises. Tenant and its contractors shall strictly comply with the Conditions for Construction attached hereto as Exhibit F.

(c) In addition to any other conditions contained herein with respect to Tenant making any Tenant Improvements, before constructing any Tenant Improvements, Tenant shall (a) deliver to Landlord evidence satisfactory to Landlord that Tenant shall cause the Tenant Improvements (“Construction Activities”) to be performed by contractors who shall employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO (“Union Labor”), and such work shall conform to traditional craft jurisdictions as established in the area (the “Construction Labor Covenant”), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Landlord may reasonably require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each contract entered into by Tenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises. Tenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration through the procedures of the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry,” a dispute resolution plan established and administered by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations. If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”) and in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration.

5. Prior to Commencement of Construction. Prior to the commencement of construction of the Tenant Improvements, Tenant shall submit to Landlord the following:

(a) All Permits and governmental approvals required to commence construction of the Tenant Improvements, including but not limited to approved building permits. Notwithstanding the proceeding sentence, provided Tenant has submitted Final Working Drawings to the City of Dublin prior to construction (and obtained Landlord’s approval of such Final Working Drawings), Tenant may commence construction strictly to the City of Dublin permit application conditions. Tenant shall be responsible for any and all modifications or changes to work performed while its permit application is pending if the City of Dublin requires changes to the Final Working Drawings in order to issue approved building permits.

Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, liabilities, causes of actions, fines or judgments in any way related to Tenant commencing construction of the Tenant Improvements prior to receiving formal unconditional approval and building permits from the City of Dublin.

(b) Certification of the date on which construction of the Tenant Improvements will commence, the estimated date of completion of the Tenant Improvements and the construction schedule provided by the general contractor.

(c) Evidence of the insurance, in a form acceptable to Landlord, required pursuant to the Conditions for Construction, and this Work Agreement.

(d) Funding commitments or evidence of other satisfactory financial arrangements to pay for construction of the Tenant Improvements, to the extent any bid is in excess of the Tenant Improvement Allowance.

6. Construction of Improvements. All work performed by Tenant’s contractor shall comply with all applicable ordinances, codes and regulations and shall be performed in a good and workmanlike manner. Tenant shall deliver copies of all permits and all periodic governmental inspection reports with respect to the Tenant Improvements promptly after receipt thereof by Tenant or Tenant’s contractor. Landlord should be notified in advance of requested inspections and may attend inspections to observe on behalf of the Building. At all times during construction of the Tenant Improvements, Landlord and Landlord’s employees and agents shall have the right to enter the Premises to inspect the work. Tenant shall not close-up any work affecting the life safety, heating, ventilation and air conditioning, plumbing or electrical systems in the Premises until the same have been inspected and approved by Landlord’s agents. Tenant shall provide Landlord reasonable notice of the date it intends to close up work affecting life safety, heating, ventilation and air conditioning, plumbing and electrical systems in the Premises. Landlord shall inspect the work to be closed up within three (3) business days of such notice. If Landlord does not inspect the work to be closed up within three (3) business days, Landlord shall be deemed to have waived its right to inspect. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof with any governmental ordinances, codes or regulations, and Tenant shall be fully responsible and liable therefor. Tenant shall reimburse Landlord for any repairs or corrections of any portion of the Building caused by any contractor, subcontractor, supplier, workman or mechanic performing any work in the Premises. Upon completion of the construction of the Tenant Improvements, Tenant shall provide Landlord with marked copies of the construction drawings indicating to the extent possible the actual Tenant Improvements in the Premises, a certificate of occupancy and the results of any inspections and/or approvals given or required by any governmental agency. Tenant’s and Tenant’s agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to the general contractor and the general contractor shall, within five (5) business days of receipt thereof, inform Tenant’s agents of any changes which are necessary thereto, and Tenant’s agents shall adhere to such corrected schedule; (iii) Tenant shall abide by all rules made by Landlord’s

Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Agreement, including, without limitation, the construction of the Tenant Improvements; and (iv) Tenant and its agents and contractors shall strictly comply with the Conditions for Construction attached hereto as Exhibit F. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) five percent (5%) multiplied by (ii) the sum of the Tenant Improvement Allowance, the Cost Overage, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

7. Tenant Improvement Allowance. Landlord shall pay cost associated with the Tenant Improvements depicted on the Approved Final Plans, an amount which is the lesser of: (i) One Million Sixty Two Thousand Seven Hundred Twenty Dollars and No Cents ($1,062,720.00); or (ii) the Tenant Improvement Costs of constructing the Tenant Improvements (the “Tenant Improvement Allowance”). Landlord and Tenant agree and acknowledge that the Tenant Improvement Allowance will be used only for the purpose of the work depicted in the Approved Working Drawings and that the Tenant Improvement Allowance, and all of it, shall be utilized only for the benefit of the Premises. The Tenant Improvement Allowance may only be utilized for hard costs of construction of the Tenant Improvements and may not be used for furniture, fixtures, equipment, or otherwise. Any used or unfunded portion of the Tenant Improvement Allowance shall be retained by Landlord, and without payment to Tenant, offset, deduction or otherwise. To the extent that: (i) the bid obtained based on the Approved Working Drawings exceeds the Tenant Improvement Allowance (exclusive of the Cabling Installation); or (ii) at any time the cost of construction of the Tenant Improvements is expected to exceed the Tenant Improvement Allowance (regardless of whether due to changes in the Approved Working Drawings, change orders, increases in costs, or otherwise) (collectively a “Cost Overage”); then Tenant shall immediately deposit into a third party escrow acceptable to Landlord a sum equal to one hundred and five percent (105%) of the Cost Overage. In such event, the parties shall enter into an escrow agreement substantially in the form of Exhibit L to this Lease.

8. Payment of the Tenant Improvement Allowance. Tenant shall pay directly and in full the cost of constructing the Tenant Improvements, including the costs of labor and materials supplied by the general contractor or subcontractors, and shall be responsible for removing any mechanics’ liens and obtaining mechanics’ lien waivers from the general contractor and any subcontractor or supplier of any tier. Tenant shall provide Landlord with conditional lien releases for current progress payments and unconditional lien releases for all prior progress payments to its Contractor for each person who has served the Landlord with a California 20 day preliminary notice (and the Contractor). Tenant shall provide Landlord a copy of final unconditional lien releases from the Contractor and any subcontractor or supplier that performed work or supplied materials for construction of the Tenant Improvements. Tenant shall promptly record a Notice of Completion and provide a copy to the Landlord. Tenant shall provide Landlord with a Certificate of Occupancy for the Premises. Tenant shall keep the Premises and the Building free from any liens arising out of the work performed, materials furnished or obligations incurred by Tenant. Should a mechanic’s lien be recorded, and Tenant fail to remove any such lien within five (5) days after notice to do so from Landlord, Landlord may, in addition to any other remedies; (i) post a release of mechanic’s lien bond and all amounts incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as additional rent; and (ii) satisfy the amount of the mechanic’s lien and withhold from the Tenant Improvement Allowance an amount necessary to satisfy the lien, including attorneys fees. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law, or which Landlord may deem to be proper for the protection of Landlord, the Premises and the Building from such liens, including but not limited to a Notice of Non-Responsibility. Landlord shall pay Tenant the Tenant Improvement Allowance on a percentage completion basis as follows. Within fifteen (15) days of Tenant’s delivery of (i) conditional lien releases for current progress payments from the Contractor and subcontractors or suppliers that performed work or supplied materials for construction of Tenant Improvements; (ii) unconditional lien releases for all prior progress payments from Contractor and subcontractors or suppliers that performed work or supplied materials for construction of Tenant Improvements; (iii) approval of progress payments by Tenant’s Architect and Landlord’s construction manager; (iv) Landlord’s inspection of work performed that is associated with the progress payments to ensure that the percentage completion is accurate and that the work is performed in a satisfactory manner in compliance with the Approved Working Drawings (provided Landlord conducts such inspections reasonably promptly); (v) evidence satisfactory to Landlord of payment by Tenant of the applicable draw request from the Contractor; (vi) other reasonable evidence required by Landlord to ensure Premises and Building are lien free and the applicable portion of the Tenant Improvements have been paid for by Tenant, Landlord shall pay eighty-five (85%) percent of each progress payment submitted by Tenant. If Landlord does not pay the applicable progress payment on account of the Tenant Improvement Allowance in accordance with the terms of this Section: (i) after a ten (10) day notice to cure from Tenant to Landlord; (ii) Landlord being in possession of all documents required hereunder; and (iii) items (i) through (vi) above have been complied with; Tenant shall be entitled to deduct unpaid progress payments from Base Rent for the next month’s rent payment. Tenant shall provide Landlord with notice of the actual amount of Base Rent deducted and a reference to the unpaid progress payment. Within thirty (30) days of Tenant’s completion of the Tenant Improvements and delivery of: (i) a recorded notice of completion; (ii) final unconditional lien releases from all persons who might have mechanic’s lien rights; (iii) a affidavit from the Tenant’s general contractor that all debts have been paid with respect to the Tenant Improvements in a form equivalent to AIA G706; (iv) as built drawings of the Tenant Improvements; (v) Landlord has inspected the Tenant Improvements and confirmed that the work is first class in nature, and the work is in compliance with the Approved Working Drawings; (vi) evidence that Tenant has paid for the entire cost of constructing the Tenant Improvements, including labor and materials; and (vii) any other evidence reasonably required by Landlord to ensure the Premises and the Building are lien free; Landlord shall pay Tenant the remaining balance of Tenant Improvement Allowance (except to the extent the cost of the Tenant Improvements in less than the Tenant Improvement Allowance). If Landlord does not pay the remaining balance of the Tenant Improvement Allowance in accordance with the terms of this Section: (i) after a ten (10) day notice to cure from Tenant to Landlord; (ii) Landlord being in possession of all documents required hereunder; and (iii) items (i) through (vii) above have been complied with; Tenant shall be entitled to deduct the remaining balance of the Tenant Improvement Allowance from Base Rent for the next month’s rent payment. Tenant shall provide Landlord with notice of the actual amount of Base Rent deducted and a reference to the unpaid progress payment.

9. Indemnity/Insurance. Tenant’s indemnity of Landlord as set forth in Section 13 of this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s agents, or anyone directly or indirectly employed by any of them in the construction or design of the Tenant Improvements, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Contractor(s) shall maintain all insurance specified in the Conditions for Construction attached hereto as Exhibit F. Tenant shall maintain builders risk insurance on the Tenant Improvements, with coverage in the amount of the replacement cost of the Tenant Improvements, and shall be in a form and with deductibles reasonably acceptable to Landlord. In the event the Building or Premises are damaged or destroyed, Tenant shall use all available insurance proceeds to rebuild the Tenant Improvements, unless either of the parties terminates this Lease pursuant to the express termination provisions of Section 17 of the Lease.

10. Contractor Warranties. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

11. Miscellaneous.

11.1 Tenant’s Representative. Tenant has designated Cole Construction Management, Attention: Nan Reed as its sole representative with respect to the matters set forth in this Tenant Work Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Agreement.

11.2 Landlord’s Representative. Landlord has designated Scott Kirkpatrick, Colliers Parrish, as its sole representative with respect to the matters set forth in this Tenant Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Agreement.

11.3 Time of the Essence in This Tenant Work Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

11.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Article 20 of the Lease or this Tenant Work Agreement has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and (ii) all other obligations of Landlord under the terms of this Tenant Work Agreement shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

11.5 Landlord Inspections. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that except as otherwise set forth in this Lease, Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved in accordance with Section 6 of this Lease. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

11.6 Meetings. Commencing upon the Effective Date of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of construction drawings and the construction of the Tenant Improvements, which meetings shall be held at the Project, and Landlord and/or its agents shall receive reasonable prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s agents shall attend such meetings or at Tenant’s discretion attend by telephone call in. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

11.7. Force Majuere. This Work Letter and the obligations and rights of the parties hereunder is expressly subject to Section 34.23 of the Lease.

EXHIBIT C

PLANS

EXHIBIT D

RULES AND REGULATIONS

A. General Rules and Regulations. The following rules and regulations govern the use of the Building, Project and common areas. Tenant will be bound by such rules and regulations and agrees to cause Tenant’s Authorized Users, its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice may be installed or displayed on any part of the outside or inside of the Building or the Development without the prior written consent of Landlord. Landlord will have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls are to be printed, painted, affixed or inscribed at the expense of Tenant and under the direction of Landlord by a person or company designated or approved by Landlord.

2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible from the exterior of the Premises, Tenant will immediately discontinue such use. Tenant agrees not to place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises including from within any interior common areas.

3. Tenant will not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators, or stairways of the Development. The halls, passages, exits, entrances, elevators and stairways are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s business invitees. Landlord will in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Development and its tenants, provided that nothing herein contained will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. No tenant and no employee or invitee of any tenant will go upon the roof of the Building.

4. Tenant will not obtain for use on the Premises ice, drinking water, food, food vendors, beverage, towel or other similar services or accept barbering or bootblacking service upon the Premises, except at such reasonable hours and under such reasonable regulations as may be fixed by Landlord. Landlord expressly reserves the right to absolutely prohibit solicitation, canvassing, distribution of handbills or any other written material, peddling, sales and displays of products, goods and wares in all portions of the Development except as may be expressly permitted under the Lease. Landlord reserves the right to restrict and regulate the use of the common areas of the Development and Building by invitees of tenants providing services to tenants on a periodic or daily basis including food and beverage vendors. Such restrictions may include limitations on time, place, manner and duration of access to a tenant’s premises for such purposes. Without limiting the foregoing, Landlord may require that such parties use service elevators, halls, passageways and stairways for such purposes to preserve access within the Building for tenants and the general public.

5. Landlord reserves the right to require tenants to periodically provide Landlord with a written list of any and all business invitees which periodically or regularly provide goods and services to such tenants at the premises. Landlord reserves the right to preclude all vendors from entering or conducting business within the Building and the Development if such vendors are not listed on a tenant’s list of requested vendors.

6. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following business day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building or has a pass or is properly identified. Tenant will be responsible for all persons for whom it requests passes and will be liable to Landlord for all acts of such persons. Landlord will not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

7. The directory of the Building or the Development will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

8. All cleaning and janitorial services for the Development and the Premises will be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be employed by Tenant or permitted to enter the Development for the purpose of cleaning the same. Tenant will not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

9. Landlord will furnish Tenant, free of charge, with two keys to each entry door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install any new additional lock or bolt on any door of the Premises. Tenant, upon the termination of its tenancy, will deliver to Landlord the keys to all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, will pay Landlord therefore.

10. If Tenant requires telegraphic, telephonic, burglar alarm, satellite dishes, antennae or similar services, it will first obtain Landlord’s approval, and comply with, Landlord’s reasonable rules and requirements applicable to such services, which may include separate licensing by, and fees paid to, Landlord.

11. Freight elevator(s) will be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord, in its discretion, deems appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Tenant’s initial move in and subsequent deliveries of bulky items, such as furniture, safes and similar items will, unless otherwise agreed in writing by Landlord, be made during the hours of 6:00 p.m. to 6:00 a.m. or on Saturday or Sunday. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries will be made which impede or interfere with other tenants or the operation of the Building.

12. Tenant will not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord will have the right to reasonably prescribe the weight, size and position of all safes, heavy equipment, files, materials, furniture or other property brought into the Building. Heavy objects will, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms will be provided at Tenant’s expense. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to any tenants in the Building or Landlord, are to be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devises sufficient to eliminate noise or vibration. Tenant will be responsible for all structural engineering required to determine structural load, as well as the expense thereof. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property will be repaired at the expense of Tenant.

13. Tenant will not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant will not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor will Tenant bring into or keep in or about the Premises any birds or animals.

14. Tenant will not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.

15. Tenant will not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and will refrain from attempting to adjust controls. Tenant will keep corridor doors closed, and shall keep all window coverings pulled down.

16. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building. Without the prior written consent of Landlord, which Landlord may deny with or without cause, Tenant will not use the name, photograph or likeness of the Building or the Development in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

17. Tenant will close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and lighting or gas before Tenant and its employees leave the Premises. Tenant will be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

18. The toilet rooms, toilets, urinals, wash bowls and other apparatus will not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule will be borne by the tenant who, or whose employees or invitees, break this rule. Cleaning of equipment of any type is prohibited. Shaving is prohibited.

19. Tenant will not sell, or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant will not use the Premises for any business or activity other than that specifically provided for in this Lease. Tenant will not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

20. Tenant will not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roof(s) or exterior walls of the Building or the Development. Tenant will not interfere with radio or television broadcasting or reception from or in the Development or elsewhere.

21. Except for the ordinary hanging of pictures and wall decorations, Tenant will not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except in accordance with the provisions of the Lease pertaining to alterations. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant will not cut or bore holes for wires. Tenant will not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

22. Tenant will not install, maintain or operate upon the Premises any vending machines without the written consent of Landlord.

23. Landlord reserves the right to exclude or expel from the Development any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

24. Tenant will store all its trash and garbage within its Premises or in other facilities provided by Landlord. Tenant will not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal is to be made in accordance with directions issued from time to time by Landlord.

25. The Premises will not be used for lodging or for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises without Landlord’s consent, except the use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

26. Neither Tenant nor any of its employees, agents, customers and invitees may use in any space or in the public halls of the Building or the Development any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant will not bring any other vehicles of any kind into the Building.

27. Tenant agrees to comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

28. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

29. To the extent Landlord reasonably deems it necessary to exercise exclusive control over any portions of the common areas for the mutual benefit of the tenants in the Building or the Development, Landlord may do so subject to reasonable, non-discriminatory additional rules and regulations.

30. Landlord may prohibit smoking in the Building and may require Tenant and any of its employees, agents, clients, customers, invitees and guests who desire to smoke, to smoke within designated smoking areas within the Development.

31. Tenant’s requirements will be attended to only upon appropriate application to Landlord’s asset management office for the Development by an authorized individual of Tenant. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

32. These Rules and Regulations are in addition to, and will not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord will be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Development.

33. Landlord reserves the right to make such other and reasonable and non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Development and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein above stated and any additional reasonable and non-discriminatory rules and regulations which are adopted. Tenant is responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

B. Parking Rules and Regulations. The following rules and regulations govern the use of the parking facilities which serve the Building. Tenant will be bound by such rules and regulations and agrees to cause its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same:

1. Tenant will not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, subtenants, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. No vehicles are to be left in the parking areas overnight and no vehicles are to be parked in the parking areas other than normally sized passenger automobiles, motorcycles and pick-up trucks. No extended term storage of vehicles is permitted.

2. Vehicles must be parked entirely within painted stall lines of a single parking stall.

3. All directional signs and arrows must be observed.

4. The speed limit within all parking areas shall be five (5) miles per hour.

5. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles or on ramps; (c) where “no parking” signs are posted; (d) in cross-hatched areas; and (e) in such other areas as may be designated from time to time by Landlord or Landlord’s parking operator.

6. Landlord reserves the right, without cost or liability to Landlord, to tow any vehicle if such vehicle’s audio theft alarm system remains engaged for an unreasonable period of time.

7. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

8. Landlord may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency, and any violation of these rules shall subject the violator’s car to removal, at such car owner’s expense. Tenant agrees to use its best efforts to acquaint its employees, subtenants, assignees, contractors, suppliers, customers and invitees with these parking provisions, rules and regulations.

9. Parking stickers, access cards, or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Parking identification devices, if utilized by Landlord, must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking identification devices, if any, are not transferable and any device in the possession of an unauthorized holder will be void. Landlord reserves the right to refuse the sale of monthly stickers or other parking identification devices to Tenant or any of its agents, employees or representatives who willfully refuse to comply with these rules and regulations and all unposted city, state or federal ordinances, laws or agreements.

10. Loss or theft of parking identification devices or access cards must be reported to the management office in the Development immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device or access card at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have a parking identification device or valid access card. Any parking identification device or access card which is reported lost or stolen and which is subsequently found in the possession of an unauthorized person will be confiscated and the illegal holder will be subject to prosecution.

11. All damage or loss claimed to be the responsibility of Landlord must be reported, itemized in writing and delivered to the management office located within the Development within ten (10) business days after any claimed damage or loss occurs. Any claim not so made is waived. Landlord is not responsible for damage by water or fire, or for the acts or omissions of others, or for articles left in vehicles. In any event, the total liability of Landlord, if any, is limited to Two Hundred Fifty Dollars ($250.00) for all damages or loss to any car. Landlord is not responsible for loss of use.

12. The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations, without the express written consent of Landlord. Any exceptions to these rules and regulations made by the parking operators, managers or attendants without the express written consent of Landlord will not be deemed to have been approved by Landlord.

13. Landlord reserves the right, without cost or liability to Landlord, to tow any vehicles which are used or parked in violation of these rules and regulations.

14. Landlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems reasonably necessary for the operation of the parking facilities.

EXHIBIT E

FORM OF LEASE COMMENCEMENT AGREEMENT

THIS LEASE COMMENCEMENT AGREEMENT (“this Agreement”) is entered into this     day of 200    , by and between BIT HOLDINGS FIFTY-SIX, INC., a Maryland corporation (“Landlord”), and TALEO CORPORATION, a     (“Tenant”).

EXPLANATORY STATEMENT

A. On                     , 200    , Landlord and Tenant entered into a lease (the “Lease”) covering certain premises located on the fourth (4th) floor(s), commonly known as Suite 400 (the “Premises”) of the office building located at 4140 Dublin Boulevard, as outlined on Exhibit A to the Lease.

B. Section 2.2 of the Lease requires Landlord and Tenant to execute an amendment to the Lease setting forth the Lease Commencement Date, the Lease Expiration Date, and facsimile number at the Premises.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree to amend the Lease as follows:

1. Pursuant to the provisions of Section 2.2 of the Lease, Landlord and Tenant confirm that                    is the Lease Commencement Date, that                    is the Lease Expiration Date, that                    is the facsimile number of Tenant at the Premises, and that the number of Tenant’s Parking Spaces for the first (1st) year after the Lease Commencement Date is                    .

2. Terms not defined herein will have the meaning provided therefore in the Lease. Except as provided herein, all other terms and conditions of the Lease remain in full force and effect.

This Agreement is agreed to by Landlord and Tenant who have executed this Agreement as of the date first above written.

LANDLORD:	TENANT:

BIT HOLDINGS FIFTY-SIX, INC.,	TALEO CORPORATION,
a Maryland corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

EXHIBIT F

CONDITIONS FOR CONSTRUCTION

The following rules and regulations are hereby made a part of any and all agreements entered into between the building owner, BIT Holdings Fifty-Six, Inc., a Maryland corporation (“Owner”), the tenant identified at the end of these Conditions for Construction (“Tenant”) and the undersigned general contractor or contractor responsible for the project (“Contractor”), or any of them.

These rules for construction pertain to any and all alterations, renovations, retrofits and construction projects in or upon 4120 Dublin Boulevard, 4140 Dublin Boulevard and 4160 Dublin Boulevard in the City of Dublin, Alameda County, California.

DOCUMENTS REQUIRED

1. Prior to beginning any work, the contractor is to supply the following to Owner for review and approval:

a. Evidence of a current valid California General Building Contractor’s license.

b. Evidence of the Contractor’s ability to obtain performance and payment bonds for the project.

c. Contractor must submit a copy of all applicable permits required by the city, county, state or federal agencies to Owner. Procurement and payment for all permits are to be included as Contractor’s cost of the construction project. At the completion of the construction, a copy of all approved permit inspections and plans must be delivered to building management.

d. A list of all Subcontractors, including 24-hour contact numbers for key personnel.

2. Prior to commencement of work, Contractor must provide to Owner an accurate and comprehensive schedule of all work, including phasing, if applicable, from project start through completion. Prior to commencing work, a pre-work conference will be held with representatives of building management and Contractor to discuss the project scope and schedule.

3. A signed copy of these Conditions for Construction by Contractor will be delivered prior to commencement of any work.

INSURANCE

4. Prior to the commencement of work, Contractor shall furnish Owner with insurance certificates certifying that the insurance coverage specified herein are in force at Contractor’s sole cost and expense, and that Owner will be given 60-day prior notice of cancellation or material change.

a. Worker’s Compensation Insurance with statutory benefits and Employer’s Liability insurance with limits of not less than $1,000,000 per occurrence of bodily injury by accident; $1,000,000 per each employee and aggregate per policy year for bodily injury by disease. This policy shall include a waiver of subrogation in favor of Contractor and Owner.

b. Comprehensive Commercial General Liability Insurance providing not less than $2,000,000 per occurrence, with a $2,000,000 general aggregate per project. The General Liability insurance policy shall include a $1,000,000 Products and Completed Operations aggregate. For insurance that is on a claims-made basis, the Completed Operations coverage shall remain in effect for not less than 5 years following completion of a project. The policy shall also include contractual liability and severability of interest clauses.

c. Comprehensive Automobile Liability providing not less than $1,000,000 combined single limit per occurrence of bodily injury and property damage.

d. Umbrella Liability Insurance with limits of not less than $3,000,000 per occurrence and $3,000,000 general aggregate per policy, with $3,000,000 Products and Completed Operations aggregate. If the insurance is on a claims-made basis, the Completed Operations coverage is to remain in place for 5 years after completion of project.

Insurance coverage is to be from companies with an A.M. Best rating of not less than A+ or better in amount and affording levels of coverage equal to those required by the Tenant or the Owner in which the work site is located or as set forth above, whichever is greater.

Insurance certificates must be prepared on Acord forms, must reflect that the insurance policies name Owner as an additional insured, and must reflect that the coverage afforded to the additional insured by the liability policies is primary and that any insurance carried by Owner is strictly excess and secondary and shall not contribute with Contractor’s liability insurance.

WORK RULES AND REGULATIONS

5. Building and Construction Hours are as follows:

Monday thru Friday:    8:00 a.m. – 6:00 p.m. (Building Hours)

Saturdays & Sundays: With notice to Building Management

Work performed at a time other than during Building Hours requires advance prior written notice by Contractor. Building Management approval must be obtained before work may commence.

6. Additional Security, Elevator and Building Engineer charges may be incurred as solely determined by building management and will be included as a cost of the Construction to the Contractor.

7. Any and all work performed by Contractor must be performed in a first-class manner. Materials and workmanship must be equal to or of better quality and grade than that used for existing improvements.

8. At Owner sole discretion, any work that does not meet building standards may be ordered removed and redone at Contractor’s cost.

9. Owner approval of, or requirements concerning, all or any portion of the work or any plans, specifications, or contractors or subcontractors for the design or installation thereof shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials or installation or their compliance with applicable laws, codes, regulations or requirements of any city, state or federal agency and Owner shall have no responsibility or liability for the same.

10. All work performed must not interrupt or disturb building operations, or prevent any tenant’s quiet enjoyment of their premises. All core drilling, roto-hammering, installation of tack strips or other construction that may cause excessive noise shall be done before or after Building Hours unless special arrangements are made through building management.

11. Owner, at its sole discretion, reserves the right to refuse entrance to employees of any Contractor or Subcontractor who cannot meet and maintain the requisite standard of workmanship and/or who violate any or all of the terms enumerated herein.

12. Contractor is required to maintain cleanliness throughout. Do not clutter or block hallways, exits, service elevators lobbies and electrical closets. Provide walk-off mats at the entrance to the construction areas, as well as the entrance to the service elevator. If clean-up is not performed daily, Owner will clean up at Contractor’s cost.

13. Contractor must not secure any fire protection system or fill any fire protection system without prior approval of building management or building engineer.

14. Contractor must not secure or start any mechanical or electrical system without prior approval of building management or building engineer.

15. Contractor must not secure or open any domestic water, condenser water, chilled water, hot water heating, and domestic hot water or steam system without prior approval of building management or building engineer.

16. Requests to shutdown any system must be approved in advance and coordinated with building engineer.

17. Contractor must take special measures to prevent false alarms when performing the following:

a. Welding

b. Soldering

c. Cutting carpet with a hot knife

d. Painting with lacquers

18. Contractor must ensure that fire extinguishers and all other safety measures are employed to prevent fire. Contractor can request that the smoke detectors in the area of work be temporary disabled.

19. No CD or cassette players, radios or similar pieces of equipment are allowed on the premises at any time.

20. Construction personnel, unless otherwise designated, shall use only the freight elevator. Roof hatches in freight elevators will not be opened without the presence of the elevator maintenance company and all costs associated with the need for elevator maintenance personnel shall be included in the Construction cost. Any damage to any elevator caused by the construction shall be borne by the Contractor.

21. Contractor must not secure any life safety system, enable any life safety system or test any life safety system without prior approval of building management or building engineer. Life safety system must be operational 24 hours per day.

22. Contractor shall ensure that the following procedures are followed with respect to the life safety systems:

a. All life safety devices and systems installed in the premises must be tested, including alarms, smoke detectors, speakers, manual pull stations, water flow, trouble alarms and strobe lights. All other systems must be tested for proper operation. All testing is to be coordinated with building management or building engineer before or after Building Hours.

b. Copies of all warranties and guarantees must be provided to Owner along with operating and maintenance manuals upon completion of the construction.

c. Contractor shall instruct the building engineer in the operation and maintenance of the equipment and systems installed.

23. At the completion of the job, Contractor must provide Owner a complete and accurate set of as-built drawings. These must include but not be limited to:

a. Floor plans at 1/8” – 1’0” scale showing all partitions, location of glass, doors, built-ins, millwork and cabinets, sinks and plumbing locations and any other generally applicable information.

b. Electrical plans at 1/8” = 1’0” scale showing all electrical outlets, telephone outlets, panel schedules and special outlets (CRT’s dedicated circuits, etc.).

c. Life Safety plans at 1/8” = 1’0” scale showing all Life Safety devices (duct runs, detectors, strobes, pull stations, etc.).

d. Reflected ceiling plans at 1/8” = 1’0” scale showing the HVAC system (duct runs, troffers, mixing boxes, special units, etc.) and sprinkler locations.

All as-builts must show all new work as well as all previous conditions that remain. Notation of any unique or special circumstances pertaining to construction must be made.

HVAC testing and balancing is to be performed by an independent contractor. Upon satisfactory completion of balance and operation test, one set of tenant AC drawings and an air balance report, according to the AABC standards, shall be submitted to building management.

Throughout the area of alterations, Contractor shall ensure reasonable access to all HVAC equipment (for example, fire dampers, control devices, valves) and other items that may require inspection, service or maintenance.

24. At the completion of construction Contractor must submit to Owner a signed waiver and release of mechanic’s lien rights from each subcontractor, material supplier and laborer, containing the appropriate provisions as reasonably determined by Owner.

25. Owner shall not be liable to Contractor, and Contractor hereby waives all claims against such parties for, and releases such parties from liability for, any loss, injury or other damage to person or property on or about the work site, the building at which the work site is located, the Building’s garage, the parcel(s) of land on which the building and garage are located or the other improvements on the Land. Contractor shall hold Owner, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively, the “Indemnitees”) harmless from and indemnify and defend the Indemnitees against any and all claims, liabilities, damages, costs and expenses including reasonable attorneys’ fees and costs incurred in defending against the same, whether arising before or after completion of the work and in any manner directly or indirectly caused, occasioned by or contributed to by (a) the acts or omissions of Contractor or any agents, employees, subcontractors, licensees, material suppliers, guests or invitees of Contractor (collectively with Contractor, “Contractor Party”) in, on or about the Project or (b) any construction or other work undertaken by or on behalf of any Contractor Party, or (c) any breach of these Conditions of Construction by any of the Contractor Parties, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the work site. The foregoing release, waiver, and covenant to indemnify, defend and hold harmless shall apply even in the event of the fault or negligence, whether active or passive, or strict liability of Owner, to the fullest extent permitted by law, except to the extent such claims are caused directly by the willful misconduct Owner or their respective authorized representatives.

Owner:	BIT HOLDINGS FIFTY-SIX, INC.

Work Site:	4140 Dublin Boulevard, Dublin, California 94568, Suite 400

Tenant:	Taleo Corporation, a Delaware corporation

The undersigned understands and agrees to all the provisions stated herein.

Contractor: Novo Construction, a                     Date: March    , 2006

By:

    (Signature)

Printed Name:

Title:

License No.                                         License Type:

EXHIBIT G

[Intentionally Omitted]

EXHIBIT H

AFL-CIO Building Investment Trust Participants

(Listed Alphabetically)

AFL-CIO Building Investment Trust—List of Investors 7/1/05

National Football League Players Association Defined Benefit Plan

Bricklayers and Trowel Trades International Pension Fund

AFL-CIO Staff Retirement Plan

Laborers International Union of North America Staff Pension Plan

Bridge and Iron Workers Staff Retirement Plan

Service Employees International Union Master Pension Trust

I.B.E.W. District Ten N. E. C. A. Individual Equity Retirement Plan

Plumbers and Pipefitters National Pension Fund

Stationary Engineers Local No. 39 Pension Plan

Eighth District Electrical Pension Fund

Upper Peninsula Plumbers and Pipefitters Pension Fund

National Roofing Industry Pension Fund

IBEW Local 673 Pension Fund

Bricklayers Local Union #19 of Indiana Retirement Plan

Electrical Workers Union Local No. 591 Retirement Trust

National Automatic Sprinkler Industry Pension Fund

Iron Worker Local Number 498 Pension Plan

Omaha Construction Industry Pension Plan

Asbestos Workers Local No. 23 Pension Fund

Will County Local 174 Carpenters Supplemental Pension Plan

Bakery and Confectionery Union and Industry International Pension Fund

UFCW International Union Pension Plan for Employees

International Association Of Full-Time Salaried Officers and Employees of Outside Local Unions and District Councils Pension Plan

Central Pension Fund of the International Union of Operating Engineers and Participating Employers

Ohio Local No. 1 Operating Plasterers and Cement Masons Pension Fund and Plan

Indiana State Council of Carpenters Pension Fund

California Public Employees Retirement System

Roofers Union Local 33 Pension Fund

Sheet Metal Workers’ Pension Fund of Local Union #19

Pension Hospitalization Benefit Plan of the Electrical Industry—Pension Trust Fund

NECA-IBEW Local 176 Pension Fund

NECA-IBEW Pension Trust Fund

Carpenters Pension Fund of Illinois

IBEW Local #380 Pension Plan

Plumbers Local #8 Pension Plan

Cascade Pension Trust Fund

International Brotherhood of Painters and Allied Trades Union & Industry Pension Fund

Local 68 Engineers Annuity Fund

Electrical Workers Pension Fund, Local 103, IBEW

Pacific Coast Roofers Pension Plan

Carpenters Local #496 Pension Trust Fund

Operating Engineers Construction Industry and Miscellaneous Pension Fund

San Francisco Culinary, Bartenders & Service Employees Pension Fund

Puget Sound Electrical Workers Pension Trust

Painters & Allied Trades District Council #35 Pension Fund

Tile, Terrazzo & Marble Industry Pension Trust Fund

Rodman Local Union 201 Pension Fund

Operating Engineers Pension Trust

Minneapolis Painting Industry Pension Plan

Cement Masons Locals 886 & 404 Pension Fund

Carpenters’ Pension Trust Fund of St. Louis

Kansas Construction Trades Open End Pension Trust Fund

Twin City Carpenters & Joiners Pension Fund

Hawaii Laborers Pension Trust Fund

CWA-ITU Negotiated Pension Plan

HEREIU Pension Fund

Southwest Ohio District Council of Carpenters—Dayton—Pension Plan

San Diego Hotel and Restaurant Employees Pension Fund

IBEW #481 Money Purchase Pension Plan & Trust

Roofers’ Pension Plan (United Union of Roofers, Waterproofers & Allied Workers Local 11)

IUE AFL-CIO Pension Fund

Southern Nevada Culinary & Bartenders Pension Trust

Plumbers’ Pension Fund, Local 130, U.A.

New York City District Council of Carpenters Pension Fund

Local 705 IBT Pension Trust Fund

Sheet Metal Workers’ Local Union No.100 Washington DC Area Pension Fund

Local 68 IUOE Pension Fund

NECA-IBEW Local 364 Defined Contribution Pension Fund

Central/North Florida Carpenters Regional Council Pension Fund

Bricklayers Local 21 Pension Fund

Laborers’ Pension Fund

Pension Fund of Bricklayers and Allied Crafts, Local No. 74 of DuPage County, Illinois

United Mine Workers of America, International Pension Trust

IBEW Local Union No. 99 Retirement Plan

IBEW Local Union No. 99 Annuity Plan

Annuity Plan of the Electrical Industry

Maryland Electrical Industry Pension Fund

Milwaukee Drivers Pension Trust Fund

Atlanta Plumbers and Steamfitters Pension Fund

Carpenters Labor Management Pension Fund

West Michigan Plumbers, Fitters and Service Trades Local Union No. 174 Pension Plan and Trust

IBEW Local #141 Pension Fund

Motion Picture Industry Individual Account Plan

Twin City Pipe Trades Pension Trust

Jacksonville Plumbers and Pipefitters Pension Fund

IBEW Local 117 Pension Fund

Electrical Workers Local No. 292 Annuity Plan

Bricklayers Union Local No. 6 of Indiana Pension Fund

IBEW Local 43 and Electrical Contractors Pension Fund

Iron Workers’ Mid-America Pension Fund

Laborers’ District Council, Pension and Disability Trust Fund No. 3

International Foundation of Employee Benefit Plans Pension Plan for Hourly Employees

International Foundation of Employee Benefit Plans Pension Plan for Salaried Employees

IBEW Local 131 Pension Plan

Kenosha Carpenters Local No. 161 Pension Fund

Kalamazoo County Sheriff’s Deputies Association Money Purchase Pension Plan

Operating Engineers Local 57 Pension Fund

UNITE Staff Retirement Plan

Hotel and Restaurant Employees Local 25 and Hotel Association of Washington, D.C. Pension Fund

Municipal Employees’ Annuity & Benefit Fund of Chicago

Laborers’ District Council Construction Industry Pension Fund

Fox Valley & Vicinity Laborers Pension Fund

Worcester Plumbers and Pipefitters Local Union #4

Rhode Island Carpenters Pension Fund

Ironworkers District Council of New England Pension Fund

BAC Local No. 4 Pension Fund

Electrical Workers Local No. 292 Pension Plan

Construction Workers Pension Trust Fund—Lake County & Vicinity

Twin City Bricklayers Pension Fund

Chicago Painters & Decorators Pension Fund

Massachusetts Service Employees Pension Fund

Southern Electrical Retirement Fund

Motion Picture Laboratory Technicians and Film Editors Local 780 IATSE Pension Fund

Toledo Roofers Local No. 134 Pension Plan

IBEW Local Union #226 Open End Pension Trust Fund

Plumbers & Steamfitters Local 43 Pension Fund Trust

Teamsters Local 469 Pension Fund

Painters District Council #2 Pension Trust

Plasterers’ & Cement Masons’ Local 40 Pension Fund

IUOE Local 825 Pension Fund

International Longshoremen’s Association (AFL-CIO) Employers Pension Fund, SE Florida Ports

Rockford Area Dairy Industry, Local 754 IBT Retirement Pension Plan

Centennial State Carpenters’ Pension Trust Fund

Northern Illinois Pension Fund

LIUNA Local Union and District Council Pension Fund

LIUNA National (Industrial) Pension Fund

Cement Masons Union Local No. 502 Pension Fund

Bi-State Development Agency / Division 788 Amalgamated Transit Union Master Trust

IBEW Local No. 38 Pension Fund

Deferred Salary Plan of the Electrical Industry

Tile, Terrazzo & Marble Defined Contribution Pension Plan

IUPAT Industry Annuity Plan

Carolinas Electrical Workers Retirement Fund

CSX Hotels, Inc. Pension Plan for Union Employees

Local 138 IUOE Annuity Fund

Glaziers Local No. 27 Pension Fund

SEIU Local No. 4 Pension Fund

Truck Drivers & Helpers Local Union No. 355 Retirement Pension Plan

IBEW Local 508/Eastern Division, Georgia Chapter NECA Pension Fund

Sheet Metal Workers Local 36 Pension Fund

International Brotherhood of Firemen and Oilers National Pension Fund

Waterfront Employers—ILA Pension Fund

Plumbers and Steamfitters Local 102 Pension Fund

Automotive Machinists Pension Trust

New Jersey Education Association Employees Retirement Plan

UA Locals 63/353 Joint Pension Trust Fund

Nursing Home and Healthcare Employees of Philadelphia and Vicinity Pension Plan

Greenville Plumbers and Pipefitters Pension Fund

IUPAT General Officers, Staff and Employees Retirement & Pension Trust Fund

Detroit Free Press Inc. Newspaper Guild of Detroit Pension Plan

Plumbers & Pipefitters Local No. 333 Pension Fund

Carpenter’s Pension Fund of Northern California

Carpenter’s Annuity Trust Fund of Northern California

International Brotherhood of Firemen & Oilers, Local No. 7 Pension Trust Fund

Central Laborers’ Annuity Fund

Alaska Hotel & Restaurant Employees Pension Trust

Building Trades United Pension Trust Fund—Milwaukee & Vicinity

Teamsters Local Union No. 727 Pension Fund

Plumbers And Steamfitters Local #118 Kenosha Unit Pension Plan

GCIU Benevolent Trust Fund

IBEW Local Union 1579 Pension Plan

EXHIBIT I

BUILDING STANDARD IMPROVEMENTS

For purposes of this Lease, “Tenant Standard Improvements” shall mean the following items in the quantities stated:

PARTITIONS:

1. Standard Interior Partition: Floor to ceiling partition with 5/8” gypsum board on both sides of metal studs at 24” on center with rubber base.

2. Demising Partition Between Leases Premises: Same as standard interior partitions, with acoustic treatment.

3. Demising Corridor Partitions: Same as standard interior partitions with fire rating as required by Code.

Quantity: One linear foot of partition per 15 square feet of Allowance Area (as hereinafter defined).

DOORS, FRAMES AND HARDWARE:

1. Office Doors: Full height, solid core, wood veneer doors, stained and sealed in a painted, white aluminum frame with latch set, hinges and door stops.

2. Entry Door: Same as office doors, except with lockset and closer. Quantity: One door per 350 square feet of Allowance Area which quantity includes the number of entry doors required to conform to Building Codes.

CEILING:

Building standard suspended acoustical tile system.

Quantity: As required for premises.

FINISHES:

1. Interior Walls: 2 coats of flat latex paint, not to exceed 2 colors per room.

2. Base: 2-1/2: resilient.

Quantity: As required on interior columns and perimeter and core walls, and on the quantity of partitions.

LIGHTING:

Fluorescent fixtures, 2’ x 4’ with lenses and lamps in standard pattern.

Quantity: One fixture per 100 square feet of Allowance Area; one light switch per 300 square feet of Allowance Area.

ELECTRICAL:

Wall mounted 110 volt duplex outlet; 6 outlets per 20 ampere circuit.

Quantity: One outlet per 150 square feet of Allowance Area.

TELEPHONE:

Wall box located in standard interior partition.

Quantity: One outlet per 200 square feet of Allowance Area.

WINDOW COVERING:

1” standard blinds shall be installed on all exterior windows.

FIRE AND SAFETY SYSTEMS:

One alarm and speaker per 1275 square feet of Allowance Area; one exit sign per 2000 square feet of Allowance Area.

HEATING, VENTILATING, AIR-CONDITIONING:

Duct work, supply and return grilles, and thermostats in standard pattern served by a central air system with fan coil units on each floor with distribution at the rate of one zone per 1277 square feet of Allowance Area.

FLOOR COVERING ALLOWANCE:

Floor covering allowance of $1.25 per square foot of Allowance Area.

For the purpose of computing the allowances specified herein the “Allowance Area” shall be the rentable square footage of the Premises as specified in the Lease Summary.

All portions of the Building not specifically set forth in this Exhibit I shall be deemed “Non-Building Standard Improvements”.

EXHIBIT J

TENANT’S MONUMENT SIGNAGE

[To be attached within fifteen (15) days of the mutual execution of this Lease]

EXHIBIT K

TENANT’S BUILDING SIGNAGE

[To be attached within fifteen (15) days of the mutual execution of this Lease]

EXHIBIT L

JOINT ESCROW AGREEMENT

This JOINT ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into as of March 10, 2006, by and between BIT Holdings Fifty-Six, Inc., a Maryland corporation, as Landlord, and Taleo Corporation, a Delaware corporation, as Tenant. with reference to the following facts and circumstances. All capitalized terms not otherwise defined in this Escrow Agreement are as defined the Lease.

RECITALS

A. Landlord and Tenant entered into that certain Lease dated March 10, 2006 (the “Lease”) whereby Landlord leased to Tenant those certain premises consisting of approximately thirty five thousand four hundred twenty four (35,424) square feet at 4140 Dublin Boulevard, Dublin, California.

B. Pursuant to the Work Agreement, Tenant is to deposit with an escrow holder designated by Landlord: (i) for payment of the supply and installation of cabling at the Premises (the “Cable Installation”) and (ii) the difference between the Tenant Improvement Allowance and the bid of the Contract (exclusive of the cost of Cable Installation) (and in the event at any time during construction costs increase, Tenant is to deposit such sums in escrow pursuant to the Work Agreement).

C. The parties desire to enter into this Escrow Agreement to, among other things, provide: (i) for the establishment of an escrow account requiring the mutual approval of Landlord and Tenant with respect to any distribution to the Contractor; and (ii) that certain documents, including but not limited to lien releases be obtained prior to any distribution to the Contractor, all as more particularly set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Establishment of Escrow Account/Replenishment. Within three (3) days of obtaining the final bid for the construction of the Tenant Improvements (the “Bid”), and prior to the commencement of construction, Tenant shall deposit with an escrow (“Escrow”) (i) the cost of Cable Installation in the amount set forth in the Bid; and (ii) if the Bid for Tenant Improvements exceed the Tenant Improvement Allowance (exclusive of the cost for Cable Installation) one hundred and five percent (105%) of the difference between the Tenant Improvement Allowance and the Bid (the “Escrow Amount”). The current amount to be deposited for the Cable Installation is One Hundred Forty Five Thousand Dollars exactly ($145,000.00). The Escrow Amount may be increased based on increases in costs in constructing the Tenant Improvements for any reason, pursuant to the terms of the Work Agreement. Any interest on the Escrow Account shall accrue to the sole benefit of and shall be payable to Tenant. Tenant shall immediately deliver to Landlord copies of any change orders or other documents evidencing any increase in the cost of constructing the Tenant Improvements above the Bid amount. Escrow shall be opened with a escrow holder reasonable designated by Landlord (the “Escrow Holder”). The term “Contractor” shall mean Novo Construction, or any successor contractor approved by Landlord.

2. Payments to Contractor.

2.1 Conditions for Payment. Subject to the terms of the Lease and this Escrow Agreement, payments due and owing to Contractor from Tenant for the construction of Tenant Improvements (including both progress payments and final payment) shall be drawn from the Escrow Account only with the prior and mutual written consent of Landlord and Tenant (their respective and designated agents and/or representatives), which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the parties agree that no payment shall be made to the Contractor from the Escrow Account unless and until the parties are in possession of all documents required under the Work Agreement for payment to the Contractor.

2.2 Basis for Withholding Payment. Notwithstanding anything contained in Section 2.1, Landlord shall be entitled to withhold payment to the Contractor in the event: (i) the Landlord reasonably determines that the work does not conform to the plans and specifications; (ii) the Landlord reasonably determines that the work is defective or deficient; (iii) the Contractor does not present adequate documentation as required in the Work Agreement; (iv) a mechanic’s lien is placed against the work or the Building or Project, or a lien is threatened by any party for the Cable Installation or the Cost Overage (as defined in the Work Agreement); (v) the Landlord has obtained evidence that any party has not been timely paid, (vi) the Tenant or its Contractor fails to strictly comply with each and every requirement of “Landlord’s Construction Rules” (Exhibit F to the Lease); or (vii) the Landlord reasonably determines that the percentage completion in the applicable draw request is inaccurate. Furthermore, in the event Tenant is at any time during construction of the Tenant Improvements in material default of the Lease, Landlord shall so notify Tenant and Contractor in writing (the “Default Notice”), and Landlord may withhold future payments to Contractor from the Escrow Account.

2.3 Percentage Completion Payment/Retention. All payments to the Contractor from the Escrow Account for any Cost Overage shall be made on a percentage completion basis, and payments from the Escrow Account for the Cabling Installation shall be made once the installation is complete, and Landlord and Tenant have all documents required under this Escrow Agreement. With respect to any Cost Overage, Landlord shall reasonably confirm the percentage completion of the Tenant Improvements. All payments to the Contractor (both from the Tenant Improvement Allowance and any Cost Overage—but not the Cabling Installation) are subject to retention of fifteen percent (15%) pursuant to the Work Agreement.

2.4. Payment from Escrow Account and Tenant Improvement Allowance. The parties acknowledge that the funds to be paid to the Contractor shall be sourced from two different accounts: (i) direct payment from the Landlord of the Tenant Improvement Allowance; and (ii) payments from the Escrow (for both the Cabling Installation and the Cost Overage, if any). Payments shall be made based on each draw request on a pro-rata basis (not including the

Cabling Installation). For example purposes only (and rounding numbers) if the Tenant Improvement Allowance is $1,000,000.00, and the Escrow Account contains $200,000.00, the if the first draw request were for $100,000.00, then $20,000.00 would be paid from the Escrow Account, and $80,000.00 would be paid by Landlord upon satisfaction of all conditions in this Joint Escrow Agreement and this Work Agreement, but subject to fifteen percent (15%) reduction based on the retention contained herein and in the Work Agreement (This example would not apply to Cable Installation—which is not being paid on a percentage completion basis, but instead upon completion of all work and adequate documents pursuant to this Escrow Agreement). To the extent the construction of the Tenant Improvements costs less than the Tenant Improvement Allowance, the Landlord shall retain the benefit pursuant to the Work Agreement. To the extent the entire Tenant Improvement Allowance is used, but the amount in Escrow is not, the amount in Escrow shall be refunded to Tenant pursuant to the terms of this Joint Escrow Agreement.

2.5 Retention of Replacement Contractor. In the event Tenant desires to terminate the services of the Contractor pursuant to the Construction Contract, Tenant shall be entitled to do so as long as the Contractor is in material default of the Construction Contract. Following such termination, the Escrow Amount will be distributed, if at all, from the Escrow Account to a replacement Contractor chosen by Tenant and approved by Landlord pursuant to the terms of the Lease. In the event of a dispute with the Contractor and Tenant desires to retain a replacement Contractor, Tenant shall ensure the Escrow Account contains an amount sufficient to satisfy the amount of the dispute (including increasing the Escrow Account if necessary), and an amount sufficient to pay one hundred and five percent (105%) of the bid amount from the new contractor (again including increasing the Escrow Account if necessary). During any dispute with the Contractor, Tenant will immediately bond any mechanic’s lien at Tenant’s sole cost and expense.

3. Remainder of Escrow Amount. Only upon satisfaction of all conditions for final payment in the Work Agreement, Tenant may withdraw any balance remaining in the Escrow Account.

4. Escrow Holder; Escrow Instructions. Upon establishment of the Escrow Account, the parties shall submit to Escrow Holder a fully executed copy of this Escrow Agreement. This Escrow Agreement shall constitute full and complete instructions to the Escrow Holder, and this Escrow Agreement shall not be modified by except by a written agreement executed by Landlord and Tenant. Escrow Holder acknowledges by its signature below that in no event shall Escrow Holder disburse any of the Escrow Amount except in strict accordance with this Escrow Agreement or a modification or supplement of this Escrow Agreement executed by Landlord and Tenant, and only upon mutual written authorization by Landlord and Tenant to do so.

5. Arbitration. In the event of any dispute between Landlord and Tenant arising out of this Escrow Agreement, the parties agree to participate in binding arbitration as expeditiously as possible, but in no event more than forty-five (45) from written notice by one party to the other of its election to arbitrate, at the American Arbitration Association, Walnut Creek office, and in accordance with its commercial dispute rules and regulations. The arbitrator shall be chosen by AAA, and shall award attorneys’ fees to the prevailing party. California law shall apply, as supplemented by the AAA commercial dispute rules. Limited discovery may be allowed by the arbitrator.

6. Conflict. In the event of a conflict between the provisions of this Exhibit L and the Lease, this Exhibit L shall prevail. In the event of a conflict between this Exhibit L and the Work Agreement, the Work Agreement shall prevail.

7. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with California law.

8. Incorporation of Recitals. The Recitals are incorporated by this reference as though set forth in full.

9. Relationship of Landlord and Contractor. Nothing contained herein shall create or imply any contractual relationship between Landlord and Contractor, and specifically, Landlord is not agreeing to make any payments to the Contractor, and shall have no financial obligations or responsibilities to Contractor of any kind whatsoever. All payments to the Contractor are to be made solely by Tenant (or from the Escrow), and shall be solely the responsibility of Tenant. Contractor shall at all times remain an independent contractor. Contractor acknowledges and agrees to be bound by this Escrow Agreement.

The parties have executed this Escrow Agreement as of the date first above written.

BIT HOLDINGS FIFTY-SIX, INC., a Maryland corporation

By:
Name:
Title:

TENANT:

TALEO CORPORATION, a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

NOVO CONSTRUCTION, a California corporation

By:
Name:
its:

By:
Name:
its:

ADDENDUM #1 TO LEASE BETWEEN BIT HOLDINGS FIFTY-SIX, INC. (“LANDLORD”) AND THE TENANT DESIGNATED IN THE LEASE TO WHICH THIS ADDENDUM IS ATTACHED

LETTER OF CREDIT = $1,000,000

1. Letter of Credit. In lieu of providing a cash Security Deposit, simultaneously with the execution of this Lease, Tenant may deliver to Landlord an irrevocable and transferable letter of credit (“Letter of Credit”) running in favor of Landlord, with the Letter of Credit securing Tenant’s obligations hereunder subject to the terms and conditions set forth in the Lease. The terms of the Letter of Credit, which are subject to Landlord’s reasonable consent, shall strictly comply with the provisions of this Addendum #1. The Letter of Credit shall be issued by a bank acceptable to Landlord in Landlord’s reasonable discretion and under the supervision of the banking commission of the State of California or the Federal Deposit Insurance Corporation. If the credit of the bank that originally issues the Letter of Credit becomes unacceptable to Landlord in Landlord’s reasonable discretion, Tenant shall at its cost substitute another Letter of Credit from a bank that is acceptable to Landlord in Landlord’s sole reasonable discretion. The Letter of Credit shall be irrevocable for the period ending no less than one (1) year after the date of issuance. Tenant shall renew the Letter of Credit and maintain it for the period ending one hundred twenty (120) days after the end of the calendar year in which the Term expires, and shall provide that it is automatically renewable for the Term, unless released pursuant to the provisions of this Section or unless the issuing bank delivers a notice of non-renewal no later than thirty (30) days before expiration. If Tenant fails to renew the Letter of Credit within ten (10) Business Days of its expiration, Landlord may draw on the existing Letter of Credit and maintain the funds as a non-interest-bearing deposit to be returned to Tenant on receipt by Landlord of a substitute Letter of Credit from Tenant meeting all requirements of this Addendum #1. The form and terms of the Letter of Credit shall be reasonably acceptable to Landlord and shall provide, among other things, in effect that:

A. Draws. Landlord (“Beneficiary”) shall have the right to draw down an amount up to the then current face amount of the Letter of Credit after an Event of Default by Tenant under the Lease and expiration of the applicable notice and cure period on presentation to the issuing bank of Landlord’s own declaration signed or purportedly signed by or on its behalf reading as follows: (a) that the declarant is an officer (or general partner or sole proprietor in the case of a general partnership or sole proprietorship, respectively, or member in the case of a limited liability company) of the Beneficiary on behalf of the Beneficiary; (b) that the declarant has authority to make the declaration on behalf of the Beneficiary; (c) that the declaration is made pursuant to the terms of the Letter of Credit and declarant shall provide the specific Letter of Credit reference number; (d) that an Event of Default has occurred under the terms of a lease made between Beneficiary and Tenant; and (e) that the amount of the Event of Default is [Landlord to provide at time of demand]. Partial draws and multiple draws are expressly permitted, and shall be contained in the Letter of Credit.

B. No Inquiry. The Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement.

C. Transfer. In the event of a transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Letter of Credit to the transferee, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new landlord. In the event of such a transfer, the provider of the Letter of Credit must be ratified by landlord by return of a transfer agreement.

D. Restoration. If, as a result of any such application of all or any part of the Letter of Credit, the amount secured by the Letter of Credit shall be less than One Million Dollars ($1,000,000), Tenant shall immediately provide Landlord with cash or other immediately available funds, or an additional Letter of Credit that meets the requirements of this Section, to cover the deficiency, or restore the amount available to be drawn under the Letter of Credit to the full One Million Dollars ($1,000,000.00) required herein on written notice from Landlord to Tenant. In the event the Letter of Credit is less than One Million Dollars ($1,000,000) due to a permissible reduction pursuant to Section G of this Addendum #1, and upon any application of all or any part of the Letter of Credit, Tenant shall immediately provide Landlord with cash or other immediately available funds, or an additional Letter of Credit that meets the requirements of this Addendum #1, and restore the amount of the Security Deposit (or replacement Letter of Credit) to One Million Dollars ($1,000,000.00).

E. No Encumbrance. Tenant shall not assign or encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

F. Renewal. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than as provided for herein, or the issuing bank notifies Landlord that it shall not renew the Letter of Credit, Landlord will accept a renewal thereof or substitute Letter of Credit (such renewal or substitute Letter of Credit to be in effect not later than thirty (30) days before the expiration thereof), which renewal or substitute Letter of Credit shall be irrevocable and automatically renewable, and issued by a bank meeting the requirements of this Section, for the entire period provided for in this Section, on substantially the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord. However, (a) if the Letter of Credit is not timely renewed or a substitute Letter of Credit is not timely received, or (b) if Tenant fails to maintain the Letter of Credit in the amount and terms set forth in this Section, then, at least thirty (30) days before the expiration of the Letter of Credit, or immediately on Tenant’s failure to comply with every term of this Section, Tenant shall deposit with Landlord cash security in the amounts required by, and to be held subject to the terms of this Section, failing which Landlord may present such Letter of Credit to the bank, in accordance with the terms of this Section, and the entire sum secured thereby shall be paid to Landlord as a substitute security deposit, to be held by Landlord in the manner provided for in this Addendum.

G. Reduction in Letter of Credit. On the first (1st) anniversary of the Lease Commencement Date, provided no Event of Default has occurred, Landlord shall return to Tenant Two Hundred Thousand Dollars ($200,000.00), of the original One Million Dollar ($1,000,000.00), original Security Deposit (or, if the Security Deposit is in the form of a Letter of Credit, to permit Tenant to supply a substitute Letter of Credit in amount equal to Eight Hundred Thousand Dollars ($800,000.00). On the second (2nd) anniversary of the Lease

Commencement Date, provided no Event of Default has occurred, Landlord shall return to Tenant an additional Two Hundred Thousand Dollars ($200,000.00) of the original One Million Dollar ($1,000,000.00), original Security Deposit (or, if the Security Deposit is in the form of a Letter of Credit, to permit Tenant to supply a substitute Letter of Credit in amount equal to Six Hundred Thousand Dollars ($600,000.00). On the third (3rd) anniversary of the Lease Commencement Date, provided no Event of Default has occurred, Landlord shall return to Tenant an additional Two Hundred Thousand Dollars ($200,000.00) of the original One Million Dollar ($1,000,000.00), original Security Deposit (or, if the Security Deposit is in the form of a Letter of Credit, to permit Tenant to supply a substitute Letter of Credit in amount equal to Four Hundred Thousand Dollars ($400,000.00). On the fourth (4th) anniversary of the Lease Commencement Date, provided no Event of Default has occurred, Landlord shall return to Tenant an additional Two Hundred Thousand Dollars ($200,000.00) of the original One Million Dollar ($1,000,000.00), original Security Deposit (or, if the Security Deposit is in the form of a Letter of Credit, to permit Tenant to supply a substitute Letter of Credit in amount equal to Two Hundred Thousand Dollars ($200,000.00). If the Letter of Credit is allowed to be reduced down to Two Hundred Thousand Dollars ($200,000) pursuant to this Section G, the Letter of Credit will be maintained in the full amount of Two Hundred Thousand Dollars ($200,000) for the remainder of the Term, and subject to all of the provisions of this Addendum #1. Upon any draw of the Letter of Credit, regardless of the then required amount of the Letter of Credit, Landlord and Tenant agree that the reduction contemplated herein shall be null and void, and Tenant shall immediately restore the Letter of Credit, or provide a new Letter of Credit, or provide cash or immediately available funds in the full amount of the original Security Deposit and Letter of Credit requirement of One Million Dollars ($1,000,000.00).

H. Return of Security Deposit/Letter of Credit. If no default then exists, then Landlord, within twenty (20) Business Days after the end of the Term, will return the Security Deposit to Tenant, less such portion thereof as Landlord will have retained to cure any default by Tenant for any of Tenant’s obligations, conditions, or agreements under this Lease. Landlord may, at its discretion, hold the Security Deposit until a final determination is made of all Tenant’s obligations under this Lease; provided, however, that such determination will be made no later than one hundred twenty (120) days after the end of the calendar year in which the Term expires.

FIRST AMENDMENT TO LEASE

(Dublin Corporate Center Two: Taleo Corporation)

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made as of the      day of January, 2011 (“Effective Date”), between DUBLIN CORPORATE CENTER TWO, L.P., a Delaware limited partnership (“Landlord”), and TALEO CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord, as successor-in-interest to BIT Holdings Fifty-Six, Inc. and Tenant are parties to that certain Lease dated March 16, 2006 (the “Lease”), covering certain premises in the building located at 4140 Dublin Boulevard, Dublin, California and being a part of the development commonly known as the Dublin Corporate Center, as more particularly described in the Lease.

B. Tenant desires to expand the premises currently covered by the Lease (the “Original Premises”) to include certain space known as Suite 100 consisting of approximately 12,084 rentable square feet located on the first floor of the Building as shown on Exhibit A attached hereto (the “Additional Premises”), upon and subject to the terms and conditions set forth in the Lease and in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Second Additional Premises.

(a) Effective as of February 1, 2011 (the “Additional Premises Commencement Date”), and continuing until the Lease Expiration Date, the Premises covered by the Lease shall be expanded to include the Additional Premises.

2. AS IS. Tenant shall accept the Additional Premises in their “AS-IS” condition. Any and all improvements that Tenant desires to make to the Additional Premises shall be made in accordance with the terms of the Lease. Landlord shall have no obligation whatsoever to prepare the Additional Premises for use by Tenant or pay or reimburse Tenant for any costs or expenses incurred in connection with the remodeling or alteration thereof. Landlord hereby grants to Tenant the irrevocable right to use all furniture and equipment listed in Exhibit B (“FF&E”) (i) for all such purposes as Tenant sees fit, and (ii) at no additional charge to Tenant during the term of the Lease. Tenant shall not be charged for any normal wear and tear that occurs to any FF&E during the term of the Lease. Any damage considered outside of normal wear and tear will be repaired (or replaced as applicable), at Tenant’s sole expense and upon the written request of Landlord. Tenant may purchase any FF&E from Landlord during the term of the Lease for such price as is mutually agreed upon. All FF&E remains the sole property of Landlord until such time as a formal purchase by Tenant is made.

3. Landlord Contribution. Tenant shall be entitled to a one-time landlord contribution toward the cost of preparing the Additional Premises for Tenant’s use and occupancy in the amount of $60,420.00 (the “Landlord Contribution”). Landlord shall disburse the Landlord Contribution to Tenant for expenses not more than thirty (30) days after Tenant’s written request for disbursement accompanied with such reasonable documentation of Tenant’s expenses and subject to Landlord’s standard disbursement process. Provided and on condition that Tenant is not in default at the time of application, Tenant shall be entitled to apply any unused portion of the Landlord’s Contribution as a credit against Rent due under the Lease as amended hereby. Tenant is not required to use any portion of the Landlord contribution toward the preparing the Additional Premises, and may apply any portion of the Landlord contribution towards either the preparing of the Additional Premises or toward credit against rent due under the Lease, at Tenant’s sole discretion.

4. Base Rent for Additional Premises. Based Rent shall be payable in respect of the Additional Premises in the amount set forth below and otherwise in accordance with the Lease.

Period	Per Annum	Per Month	Per Rentable Sq. Ft. Per Mo.
February 1, 2011 – January 31, 2012	$255,214.08	$21,267.84	$1.76

February 1, 2012 – January 31, 2013	$262,464.48	$21,872.04	$1.81

February 1, 2013 – Lease Expiration Date	$269,714.88	$22,476.24	$1.86

5. Operating Expenses and Taxes. Effective as of the Additional Premises Commencement Date, Tenant’s Proportionate Share of Operating Costs and Tenant’s Proportionate Share of Real Estate Taxes shall be increased to 34.3922% representing 25.644% with respect to the Original Premises and 8.7482% with respect to the Additional Premises. For purposes of calculating Tenant’s share of Operating Costs and Real Estate Taxes, the “Base Year” with respect to the Original Premises shall remain calendar year 2006 and the “Base Year” with respect to the Additional Premises shall be calendar year 2011.

6. Status of Lease. Tenant hereby certifies as follows:

(a) That the Lease is in full force and effect and has not been assigned or encumbered in any manner;

(b) That the Lease represents the entire agreement between the parties as to the leasing of the Premises;

(c) That Tenant knows of no defenses or counterclaims to the enforcement of the Lease;

(d) That Tenant is not entitled to any offset, abatement or reduction of rent under the Lease;

(e) That Landlord has completed all work to be performed by Landlord to the date hereof and paid all contributions and other sums due to Tenant to the date hereof under the Lease; and

(f) That to the best of Tenant’s actual knowledge neither Landlord nor Tenant is in default under any of its obligations under the Lease.

7. Brokers. Tenant represents that Tenant has dealt with no brokers in connection with this Amendment other than Colliers International (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”), and that no other brokers negotiated this Amendment or are entitled to any commission in connection herewith. Tenant shall indemnify and hold Landlord

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harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker in connection with this Amendment or its negotiation by reason of any act of Tenant.

8. Force and Effect. Except as modified by this Amendment, the terms and provisions of the Lease are hereby ratified and confirmed and are and shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

9. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

10. Limitation on Liability. Section 34.4 of the Lease is incorporated into this Amendment by reference as if fully set forth herein.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

DUBLIN CORPORATE CENTER TWO, L.P., a Delaware limited partnership			TALEO CORPORATION, a Delaware corporation

By:	Dublin Corporate Center Two GP, L.L.C.,		By:	/s/ DOUG JEFFRIES
	a Delaware limited liability company,		Name:	Doug Jeffries
	its general partner		Title:	EVP and CFO

	By:	/s/ STEVEN R. WECHSLER	By:	/s/ JOSH FADDIS
	Name:	Steven R. Wechsler	Name:	Josh Faddis
	Title:	Senior Managing Director	Title:	SVP and General Counsel

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EXHIBIT A

Floor Plan – Additional Premises

The floor plan which follows is intended solely to identify the general location of the Additional Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

The Additional Premises is in the approximate location shown on the attached floor plan.

TALEO FIRST FLOOR EXPANSION

EXISTING CONDITION DRAWING - 12,084 RSF

DUBLIN CORPORATE CENTER

4140 DUBLIN BLVD, SUITE 100
DUBLIN, CA
12-15-10

Hopkins & Wall
ARCHITECTURE | INTERIOR DESIGN

7901 STONERIDGE DRIVE, STE 550
PLEASANTON, CA 94588
925-225-0445
FAX 925-225-0492

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EXHIBIT B

FF&E

125	48” cubical walls
75	48”overhead
60	Table Chairs
75	Desk Chairs
75	Horizontal Surfaces (Corners)
50	Horizontal Surfaces (48”)
50	Pedestal drawer (24”)
50	Pedestal drawer (48”)
50	Keyboard platforms
1	Horizontal file cabinets
10	Horizontal bookshelf
1	Circular table (36”)
1	Folding table (48”)
1	Desk table (48”)
25	Metal shelf (48”)
25	Metal organizer (48”)
1	Paper shredder
1	Conference room table
2	White boards

SECOND AMENDMENT TO LEASE

(Dublin Corporate Center Two: Taleo Corporation)

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made as of the 12th day of September, 2011 (“Effective Date”), between DUBLIN CORPORATE CENTER TWO, L.P., a Delaware limited partnership (“Landlord”), and TALEO CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord, as successor-in-interest to BIT Holdings Fifty-Six, Inc. and Tenant are parties to that certain Lease dated March 16, 2006 as amended by that certain First Amendment to Lease dated as of January 2011 (collectively the “Lease”), covering certain premises in the building located at 4140 Dublin Boulevard, Dublin, California and being a part of the development commonly known as the Dublin Corporate Center, as more particularly described in the Lease.

B. Tenant desires to expand the premises currently covered by the Lease previously consisting of approximately 35,424 rentable square feet on the fourth floor of the Building known as Suite 400 and 12,084 rentable square feet on the first floor of the Building known as Suite 100 (collectively, the “Existing Premises”) to include certain space known as Suite 300 consisting of approximately 37,490 rentable square feet located on the third floor of the Building (“Suite 300”) and Suites 101, 110 and 120 consisting of approximately 8,964 aggregate rentable square feet located on the first floor of the Building as shown on Exhibit A hereto (collectively, the “Second Additional Premises”) and Suite 150 consisting of approximately 12,632 rentable square feet located on the first floor of the Building as shown on Exhibit A attached hereto (the “Third Additional Premises”), upon and subject to the terms and conditions set forth in the Lease and in this Amendment, and to otherwise amend the terms and conditions of the Lease as set forth in this Amendment. The parties acknowledge that (i) the Third Additional Premises are currently leased to Kronos Incorporated (“Kronos”) pursuant to a lease with Landlord dated February 5, 2001 (the “Existing Suite 150 Master Lease”) and subleased from Kronos to Tenant pursuant to a Sublease dated October 21, 2009 (the “Existing Suite 150 Sublease”) and (ii) Suite 300 is currently leased to Fluor Corporation (the “Existing Suite 300 Tenant”) pursuant to a lease with Landlord dated May 27, 2008, as amended (the “Existing Suite 300 Lease”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Remeasurement. Landlord and Tenant acknowledge and agree that prior to the date hereof, the Project, the Building and that portion of the Existing Premises known as Suite 400 were remeasured and as a result, the rentable square feet of each has increased. Accordingly, the Basic Lease Information is hereby amended as follows:

(a) The rentable square feet of the Project is deemed to be 440,278;

(b) The rentable square feet of the Building is deemed to be 146,267; and

(c) The rentable square feet of that portion of the Existing Premises known as Suite 400 is deemed to be 37,474.

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(d) The definition of “BOMA Standards” in the Lease is hereby replaced with the following: “BOMA Standards” means the useable square footage of the space being measured as determined by Landlord’s architect pursuant to the American National Standard Method of Measuring Floor Area in Office Buildings, to BOMA ANSI Z65.1 (1996), published by the Building Owners and Managers Association International, with application of an 8% load factor for single-tenant floors and an 18% load factor for multi-tenant floors to determine the rentable square feet.

2. Second and Third Additional Premises.

(a) Second Additional Premises. Effective as of the later of (i) January 1, 2012 or (ii) the date (the “Second Additional Premises Commencement Date”) that Landlord has delivered possession of all of the Second Additional Premises to Tenant in the condition required pursuant to this Amendment with all Tenant Improvements (defined below) therein Substantially Complete (defined in the attached Work Letter), and continuing until the Lease Expiration Date, the Premises covered by the Lease shall be expanded to include the Second Additional Premises. Except as otherwise provided in this Amendment, if Landlord does not make any portion of the Second Additional Premises available to Tenant on or before any particular date, for any reason whatsoever, Landlord shall not be liable for any damage thereby and this Amendment shall not be void or voidable thereby. Landlord agrees that it shall use all commercially reasonable efforts to terminate any existing lease or sublease of any portion of the Second Additional Premises and cause any existing tenant or subtenant of the Second Additional Premises to vacate and surrender possession of such space to allow commencement of construction of the Tenant Improvements as contemplated by the attached Work Letter. Such commercially reasonable efforts shall include, without limitation, commencing and diligently prosecuting unlawful detainer proceedings, and, with respect to Suite 300, entering into a lease termination and relocation agreement with the Existing Suite 300 Tenant that provides for such timely termination and surrender with respect to Suite 300. If the Second Additional Premises Commencement Date has not occurred on or the Outside Date (defined below), then Tenant shall have the right to terminate this Amendment by notice to Landlord given no later than 30 days following the Outside Date, such termination to be effective on the date which shall be 30 days after the date such notice is given, and thereupon neither party shall have any liability to the other under this Amendment and this Amendment will be deemed null and void; provided, however, if Landlord causes the Second Additional Premises Commencement Date to occur at any time within 30 days following the date that Tenant’s termination notice is given, such notice by Tenant and such termination shall be void and of no force and effect. As used herein, “Outside Date” means June 30, 2012, which date shall be extended by one day for each day of Tenant Delay or Unavoidable Delay; provided, however, any extension for Unavoidable Delay shall be limited to thirty (30) days. As used herein “Unavoidable Delay” means any cause beyond Landlord’s reasonable control (other than financial inability), including governmental preemption in connection with a national emergency, shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by third parties outside the reasonable control of Landlord, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

(b) Third Additional Premises. Effective as of August 1, 2012 (the “Third Additional Premises Commencement Date”) and continuing until the Lease Expiration Date, the Premises covered by the Lease shall be expanded to include the Third Additional Premises.

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If Landlord does not make the Third Additional Premises available to Tenant on or before any particular date, for any reason whatsoever, Landlord shall not be liable for any damage thereby and this Amendment shall not be void or voidable thereby. Notwithstanding the foregoing, if the Existing Suite 150 Master Lease or the Existing Suite 150 Sublease terminates for any reason other than a default by Tenant under the Existing Suite 150 Sublease, then Landlord and Tenant agree that the Third Additional Premises Commencement Date shall be automatically advanced to occur on the date of such termination.

(c) Confirmation of Commencement. Upon the occurrence of the Second Additional Premises Commencement Date or the Third Additional Premises Commencement Date, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit B, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided, however, Tenant’s failure to execute and return any such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

3. Extension. Prior to the effectiveness of this Amendment, the Term of the Lease was scheduled to expire on June 30, 2013. The Term of the Lease is hereby extended for an additional period commencing as of July 1, 2013 and expiring on the date (the “Lease Expiration Date”) that is one hundred twenty (120) full calendar months following the Second Additional Premises Commencement Date. All references to the Lease Expiration Date in the Lease will hereinafter refer to the Lease Expiration Date set forth in this Amendment.

4. Condition of Premises; Tenant Improvements.

(a) Condition of Premises. Except as expressly set forth herein, Tenant shall accept the Second Additional Premises and the Third Additional Premises in their “AS-IS” condition; provided, however, the foregoing not be deemed a waiver of Tenant’s right to have defects in the Tenant Improvements repaired at no cost to Tenant as more particularly described in the Work Letter and, provided further that the foregoing is not intended and shall not be deemed as a limitation of Landlord’s on-going repair and maintenance obligations under the Lease as amended hereby. Notwithstanding anything to the contrary herein or in the Lease, Landlord shall be responsible, at its sole cost and expense (and the Landlord Contribution shall not be used for) all costs and expenses required to cause the Premises to comply with all Legal Requirements in effect as of the Second Additional Premises Commencement Date, including, without limitation, those triggered by the construction of the Tenant Improvements and those related to Hazardous Materials in the Premises and the common areas of the Project as of the Second Additional Premises Commencement Date; provided, however, the foregoing does not extend to any noncompliance arising from or related to any Hazardous Materials brought on or about the Premises or the Project by Tenant or any Tenant Parties (defined below).

(b) Space Planning Costs Within thirty (30) days after written request from Tenant, accompanied by invoices from the applicable vendors, Landlord shall pay to Tenant the sum of $10,000.00, which Tenant shall use to pay the design and space planning costs with respect to Tenant’s work in the Premises.

(c) Tenant Improvements. Landlord shall construct certain improvements in the Second Additional Premises, the Third Additional Premises and the Existing Premises (the

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“Tenant Improvements”) in accordance with the attached Work Letter. In addition, Landlord shall deliver vacant, broom-clean possession of the Second Additional Premises with the following systems serving such premises in good working order, and as of the Third Additional Premises Commencement Date, the following systems serving such premises shall be in good working order: (i) electrical and lighting; (ii) fire protection systems; and (iii) fixtures, plumbing, roof and HVAC. Notwithstanding anything to the contrary in this Amendment, Tenant’s acceptance of the Second Additional Premises and the Third Additional Premises shall not be deemed a waiver of Tenant’s right to have defects in the foregoing repaired at no cost to Tenant as more particularly described in the next sentence. Tenant shall notify Landlord of such defects in writing within twelve (12) months after the applicable Commencement Date for such premises, and in each case, Landlord shall promptly commence repair of all such defects upon written notice from Tenant, provided, however, that Landlord shall have no obligation to correct defects not reported to Landlord in writing within the applicable time period set forth above; provided further that the foregoing is not intended to and shall not be deemed as a limitation of Landlord’s on-going repair and maintenance obligation under the Lease as amended hereby. Notwithstanding anything in the Lease to the contrary, provided the same are generally in keeping with Building standards and are consistent with Tenant’s permitted use or the interior improvements of the Existing Premises and Suite 150, Tenant shall not be required to remove the Tenant Improvements at the expiration or sooner termination of the Lease, as amended hereby.

5. Base Rent; Differential Amount. Effective as of the Second Additional Premises Commencement Date, the Base Rent payable under this Lease shall be according to Schedule 1 attached hereto and incorporated herein by this reference. In addition to Base Rent and other amounts payable under the Lease as amended hereby, Tenant agrees to pay to Landlord as Additional Rent an amount representing the difference between (i) the Base Rent payable in respect of the Existing Premises under the Lease prior to the Second Additional Premises Commencement Date and (ii) the Base Rent Payable in respect of the Existing Premises under the Lease as amended hereby, in each case calculated for the period beginning on the Second Additional Premises Commencement Date and ending on June 30, 2013, discounted to the net present value at a discount rate of 4.15% (the “Differential Amount”). The Differential Amount shall be amortized at 4.15% over the period beginning on the Second Additional Premises Commencement Date and ending on the Expiration Date (as extended pursuant to Section 3 of this Amendment above) and payable in equal monthly installments concurrently with payments of Base Rent during such period. For purposes of clarification only, attached hereto as Schedule 2 is an example of how the Differential Amount would be calculated if the Second Additional Premises Commencement Date were January 1, 2012. When the Second Additional Premises Commencement Date is established, the parties shall confirm the actual Differential Amount in the commencement certificate to be executed pursuant to Section 2(c) of this Amendment.

6. Parking. The Basic Lease Information is hereby amended to reflect that Tenant shall be entitled to not fewer than 3.5 unreserved spaces per 1,000 rentable square feet of the Premises, of which twenty five (25) shall be designated for the exclusive use of Tenant and its visitors.

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7. Right of First Negotiation; Advice Space. Section 1.3 of the Lease is hereby deleted in its entirety. The following shall apply from and after the Effective Date of this Amendment:

(a) Right of First Negotiation. If at any time through and including the date that is thirty six (36) months prior to the Expiration Date (as the same may be extended), Landlord intends to lease all or any portion of the third floor of the building within the Project known as 4160 Dublin Boulevard (the “4160 Building”) or all or any part of the second floor of the Building (collectively, the “Additional Space”), then, prior to entering into such a lease (excluding a lease executed pursuant to the exercise of any Additional Space Superior Rights (defined below)), Landlord shall first give written notice to Tenant offering to lease such Additional Space to Tenant on the terms and conditions of the Lease, as amended by this Amendment, other than Base Rent, which shall be the Fair Market Value of such Additional Space, as specified in such notice (an “Offer to Lease”). Tenant’s rights under this Section are subordinate to all rights as to the Additional Space currently set forth in existing leases with tenants in occupancy in the Project as of the date of this Amendment, including any renewal, extension, expansion, first offer, first negotiation and other similar rights as set forth on the attached Exhibit E (“Additional Space Superior Rights”). An Offer to Lease shall set forth the description of the applicable Additional Space, the commencement date of the proposed letting, and Landlord’s determination of the Base Rent for the Additional Space. Tenant shall have ten (10) Business Days after receipt of an Offer to Lease in which to accept such offer. Tenant shall accept such offer, if at all, only by irrevocable written notice to Landlord in which Tenant shall agree to lease the Additional Space from Landlord. Time is of the essence with respect to Tenant’s acceptance of an Offer to Lease. If Tenant fails to accept an Offer to Lease within such ten (10) Business Days, then Landlord shall thereafter have the right to lease such Additional Space; provided, however, if Landlord does not lease such Additional Premises within ninety (90) days after the expiration of said ten (10) business day period, any further transaction shall be deemed a new determination by Landlord to lease such Additional Space and the provisions of this paragraph shall again be applicable. Notwithstanding the foregoing, if bona fide lease negotiations are commenced within such ninety (90) day period, such ninety (90) day period shall be extended for so long as such bona fide negotiations continue, not to exceed six (6) months after such ninety (90) day period. If Tenant timely accepts an Offer to Lease, the lease of the applicable Additional Space shall be coterminous with the Lease Term, Base Rent shall be in the amount of the Fair Market Value determined according to Section 10 of this Amendment, Tenant shall accept the Additional Space in its then “as is” condition except as otherwise expressly set forth in the Offer to Lease and otherwise the lease of Additional Space shall be upon all of the agreements, terms, covenants and conditions of the Lease, as amended hereby. Tenant’s right of first negotiation shall be continuous through and including the date that is thirty six (36) months prior to the Expiration Date (as the same may be extended). Tenant’s rejection of any particular Offer to Lease shall not relieve Landlord of its obligation to again offer any Additional Space to Tenant at any time that Landlord subsequently determines that it wishes to lease the Additional Space.

(b) Advice Space/Advice Notice. At any time through and including the date that is thirty six (36) months prior to the Expiration Date, Tenant shall have the right to send to Landlord a notice (“Request Notice”) advising Landlord that Tenant is interested in leasing space in the Project, setting forth the amount of space and length of time Tenant desires to lease

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such additional space. Within ten (10) Business Days after receipt of a Request Notice, Landlord shall deliver to Tenant written notice (“Landlord’s Advice Notice”) of any space in the Project that is or will be available for the applicable term specified in the Request Notice, excluding but identifying any space that is then the subject of bona fide lease negotiations between Landlord and any prospective tenant (the “Advice Space”) and without liability to Landlord for any errors or omissions. Landlord’s Advice Notice shall include Landlord’s determination of the Base Rent for the Additional Space. Subject and subordinate to all Project Superior Rights (defined below), Tenant shall have ten (10) Business Days after receipt of any Landlord’s Advice Notice in which to elect to lease any of the Advice Space on the terms and conditions set forth in this Section, which election shall be made only by irrevocable written notice delivered to Landlord within such ten (10) Business Day period. Time is of the essence with respect to Tenant’s election to lease any Advice Space. If Tenant timely notifies Landlord of its election to Lease any Advice Space, the lease of the applicable Advice Space shall be for the term set forth in the applicable Request Notice, Base Rent shall be in the amount of the Fair Market Value determined according to Section 10 of this Amendment, Tenant shall accept the Advice Space in its then “as is” condition except as otherwise expressly set forth in the Landlord’s Advice Notice and otherwise the lease of Advice Space shall be upon all of the agreements, terms, covenants and conditions of the Lease, as amended hereby. As used herein, “Project Superior Rights” means all rights of tenants in occupancy in the Project as of the date of this Amendment, including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are originally set forth in the leases of such tenants or later granted to such tenants by Landlord pursuant to a lease amendment or a new lease and including renewals or extensions offered to or negotiated with existing tenants in the Project whether or not such tenants held contractual rights to the same (all such rights are collectively referred to herein as the “Project Superior Rights”).

(c) Conditions to Tenant’s Rights. Tenant’s rights under this Section shall be effective only provided and on condition that at the time Landlord delivers and at the time Tenant accepts an Offer to Lease or, at the time Tenant delivers a Request Notice and at the time Tenant elects to lease any Advice Space, no default of Tenant under this Lease shall have occurred and be continuing beyond any applicable notice and cure period. The rights contained in this Section shall not be available to any assignee, or any sublessee or other transferee (other than a Permitted Transferee) and may be exercised only provided and on condition that such Tenant is not subleasing, other than to a Permitted Transferee, more than seventy five percent (75%) of the Premises then leased to Tenant as of the date Tenant purports to accept an Offer to Lease or elects to lease any Advice Space, as applicable.

(d) Amendment to Lease. If Tenant leases any Additional Space or Advice Space pursuant to this Section, Landlord and Tenant shall, within thirty (30) days after determination of the Base Rent for such space, execute an amendment reflecting the basic terms related to adding the Additional Space or Advice Space to the Lease in accordance with the terms provided in this Section.

8. Operating Costs and Taxes.

(a) Proportionate Share. Tenant’s Proportionate Share of Operating Costs and Tenant’s Proportionate Share of Real Estate Taxes shall be increased in proportion to the Gross Leasable Area following the Second Additional Premises Commencement Date and the Third Additional Premises Commencement Date.

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(b) Base Year. For purposes of calculating Tenant’s share of Operating Costs and Real Estate Taxes, the “Base Year” shall be calendar year 2012.

(c) Tax Contests. Landlord shall use commercially reasonable efforts to contest increases in the assessed value of the Project for purposes of property tax assessments in excess of then-current actual market value. If Landlord fails to make such commercially reasonable efforts, Tenant’s obligation to pay Tenant’s Proportionate Share of Real Estate Taxes will exclude any increase that could have reasonably been avoided if Landlord had made such commercially reasonable efforts.

9. Extension Options. Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“(a) Renewal Option. Tenant shall have the right to renew the Lease Term for two (2) renewal terms of five (5) years each (each a “Renewal Term”), commencing on the day after the expiration of the initial Term or first Renewal Term, as applicable (each a “Renewal Term Commencement Date”) and ending on the day immediately preceding the fifth (5th) anniversary of the applicable Renewal Term Commencement Date, unless the applicable Renewal Term shall sooner terminate pursuant to any of the terms of this Lease. Tenant may exercise its renewal rights hereunder for all or a portion of the Premises then leased to Tenant; provided, however, if Tenant elects to renew the Lease Term with respect to only a portion of the Premises then leased to Tenant (i) the portion of the Premises subject to renewal must be not less than two full floors of the Project, (ii) the configuration of any portion of the Premises that will not be subject to such renewal shall be subject to Landlord’s reasonable approval; and (iii) Tenant shall reimburse Landlord for one-half of any re-demising costs necessary to separate the portion of the Premises subject to Tenant’s renewal from the portion of the Premises not subject to renewal.

(b) Renewal Notice. At least thirty (30) days prior to the Calculation Date (defined below), the parties shall meet and confer as set forth in subsection (d) below. A Renewal Term shall commence only if (i) Tenant notifies Landlord in writing (a “Renewal Exercise Notice”) of Tenant’s exercise of such renewal right not earlier than fifteen (15) months, and not later than twelve (12) months, prior to the then current Expiration Date, and (ii) at the time of the exercise of such right no default under this Lease beyond any applicable notice and cure period set forth in this Lease shall have occurred and be continuing hereunder. The day that is twelve (12) months prior to the then current Expiration Date is referred to herein as the (“Renewal Notice Deadline”) Time is of the essence with respect to the giving of each Renewal Exercise Notice. Each Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Rent shall be determined as provided below in this Section, and (b) if Tenant does not timely exercise the first or second renewal, Tenant shall have no further right to renew or extend the Term, or after the timely exercise of the renewals, Tenant shall have no further right to renew or extend the Term. Upon the commencement of a Renewal Term, (1) such Renewal Term shall be added to and

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become part of the Term, (2) any reference to “this Lease”, to the “Lease Term”, the “term of this Lease” or any similar expression shall be deemed to include such Renewal Term, (3) the expiration of the applicable Renewal Term shall become the Expiration Date, and (4) the Base Year for the Renewal Term shall be the calendar year in which the applicable Renewal Term commences. Any termination or cancellation of the Lease, as amended hereby at any time during the Lease Term shall automatically terminate the renewal right set forth in this Section. The rights contained in this Section shall not be available to any assignee or any sublessee or other transferee (other than a Permitted Transferee) and may be exercised only provided and on condition that such Tenant is not subleasing, other than to a Permitted Transferee, more than seventy-five percent (75%) of the Premises as of the date Tenant purports to give the Renewal Exercise Notice and, at the option of Landlord, upon commencement of the Renewal Term.

(c) Renewal Term Rent. The annual Base Rent payable during any Renewal Term shall be equal to 100% of Fair Market Value (as hereinafter defined) of the Renewal Premises, as of the day that is six (6) months prior to commencement of the applicable Renewal Term (each a “Calculation Date”). “Fair Market Value” shall mean the fair market annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), taking into account all escalations, at which, as of the applicable Calculation Date, tenants are leasing non-sublease, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Renewal Premises for a term of five (5) years, in an arm’s-length transaction, which comparable space is located in the Building or in the Comparable Buildings, and which comparable transactions (collectively, the “Comparable Transactions”) have been entered into within the six (6) month period immediately preceding the Calculation Date, taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Renewal Premises, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a tenant; (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; and (d) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Renewal Premises during the Renewal Term, as the case may be, or in connection with the Comparable Transactions or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, provided, however, that in calculating the Fair Market Value, no consideration shall be given to any period of rental abatement granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.

(d) Parties to Confer Regarding Fair Market Rental. At least thirty (30) days prior to delivery of a Renewal Exercise Notice, Tenant shall deliver to Landlord a request to confer regarding Tenant’s possible renewal of the Term of the Lease. Promptly following delivery of such request, Landlord and Tenant shall meet and confer and in good faith endeavor to mutually agree upon the Fair Market Value. If the parties are not

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able to agree upon such Fair Market Value during such period and if Tenant timely delivers the Renewal Exercise Notice on or before the Renewal Notice Deadline, Landlord and Tenant shall continue to confer and in good faith endeavor to mutually agree upon the Fair Market Value of the Renewal Premises. If, for any reason, the parties are not able to agree upon such Fair Market Value on or before the date (the “Determination Deadline”) that is fifteen (15) days after delivery of the Renewal Exercise Notice, then such Fair Market Value will be determined in accordance with the provisions of subsections (e) and (f) below.

(e) Rent Notice. If the parties do not agree upon the Fair Market Value on or before the Determination Deadline, Landlord shall, by written notice to Tenant within ten (10) Business Days after the Determination Deadline advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value of the Renewal Premises for the Renewal Term. If Tenant timely disputes Landlord’s determination of Fair Market Value in accordance with subsection (f) below, then the dispute shall be resolved by arbitration as provided in subsection (f) below. If the Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, Tenant shall pay Rent in an amount equal to the Fair Market Value for the Renewal Premises as set forth in the Rent Notice (the “Interim Rent”). Upon final determination of the Rent for the Renewal Term, Tenant shall commence paying such Rent as so determined, and, if the Rent as so determined shall be greater than the Interim Rent, within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Rent or, if the Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the aggregate amount of Tenant’s overpayment.

(f) Arbitration. If Tenant wishes to dispute Landlord’s determination of Fair Market Value of the Renewal Premises for the Renewal Term, then Tenant shall give notice to Landlord of such dispute within ten (10) Business Days after delivery of the Rent Notice, and such dispute thereafter shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor (“AAA”) for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as set forth in subsections (i) through (iv) below. Nothing herein shall be deemed a requirement for appointment of AAA arbitrators or conduct of the arbitration described herein through AAA.

(i) In its demand for arbitration, Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least five (5) years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the Cities of Dublin, Pleasanton and San Ramon California. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) Business Day period, and

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such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Renewal Premises.

(ii) If two arbitrators are chosen pursuant to subsection (e)(i) above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed, the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a licensed MAI appraiser with at least five (5) years’ experience who is familiar with Fair Market Value of first-class office space in the Cities of Dublin, Pleasanton and San Ramon, California, provided that if the Appraisal Institute no longer issues MAI license designations or if no MAI appraiser has the required experience, then the third appraiser shall be an appraiser with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the commercial real estate board for the county in which the Building is located. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in subsection below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii) Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult the two initial arbitrators, experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the

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provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the Renewal Term and confirming the Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination or the extension of the Term.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

10. Termination of Letter of Credit. From and after the Effective Date, the requirements of Section 3.5 and Addendum No. 1 of the Lease shall be of no further force or effect and Tenant shall not be required to maintain any letter of credit as security for the Lease. The parties acknowledge that the next annual renewal date of the Letter of Credit will occur on March 16, 2012 (the “2012 Expiration Date”). Promptly following the Effective Date, Tenant shall notify the issuer of the Letter of Credit, Union Bank of California (the “Issuer”) that Tenant shall not renew the Letter of Credit beyond the 2012 Expiration Date. Notwithstanding anything in the Lease to the contrary, such termination of the Letter of Credit by Tenant shall not be a breach or default under the Lease. Landlord acknowledges and agrees that notwithstanding the fact that the Letter of Credit may remain valid, Landlord shall have no right to draw upon the Letter of Credit after the Effective Date for any reason. If any party draws on the Letter of Credit, Tenant shall be entitled to offset Rent under the Lease, as amended hereby, in an amount equal to the amount drawn on the Letter of Credit, not to exceed the total sum of $200,000. Tenant's right to offset Rent pursuant to this Section shall terminate upon the earlier of: written confirmation from Issuer that the Letter of Credit has been terminated or April 30, 2014.

11. Signage. Sections 10.2 and 10.3 of the Lease are hereby deleted and replaced with the following:

(a) Building Top Signs. Upon and following receipt by Landlord of necessary governmental approvals, Tenant shall be entitled, at its sole cost and expense, to install and maintain two building top signs on the exterior of the Building (the “4140 Exterior Signs”) in the locations shown on Exhibit C attached hereto. If Tenant elects to lease the entire third floor of the 4160 Building in accordance with Section 8 of this Amendment, then upon and following receipt by Landlord of necessary governmental approvals, Tenant shall be entitled, at its sole cost and expense, to install and maintain a building top sign on the exterior of the 4160 Building on the top floor of the South façade of the 4160 Building (the “4160 Exterior Sign” and collectively with the 4140 Exterior Signs, the “Exterior Signs”). The Exterior Signs shall subject to approval by the City of Dublin and compliance with all applicable Legal Requirements and the provisions of the Lease as amended hereby, including (without limitation) those regarding Alterations. The size, design, color, materials, fabrication, mounting details and all other aspects of the Exterior Signs shall comply with all applicable Legal Requirements, as from time to time in effect, shall be subject to Landlord’s reasonable approval and shall be in accordance plans and specifications approved in advance by Landlord. Tenant shall remove the Exterior Signs at its sole cost and expense prior to the end of the Lease Term or, if earlier, at such time as Tenant no longer has the right to maintain the Exterior Signs pursuant to this Section

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or applicable Legal Requirements. In connection with such removal Tenant shall repair any damage to the façade of the Building caused by the removal of such sign. If Tenant shall fail to do so, Landlord may perform such work at Tenant’s expense. Tenant shall have the right to maintain the 4140 Exterior Signs only for so long as the Premises leased to Tenant include not less than two full floors of the Building and Tenant shall have the right to maintain the 4160 Exterior Sign only for so long as the Premises leased to Tenant include at least one full floor of the 4160 Building. Subject to Landlord’s consent as set forth above, Tenant shall be entitled to design its Exteriors Signs in manner such that Tenant’s name and/or logo thereon are of the maximum prominence and size permitted by applicable Legal Requirements; provided, however, the foregoing shall not be deemed to entitle Tenant to relocate the Exterior Signs to any location other than the locations described in this Section 12(a) above. In furtherance of the foregoing, from time to time Tenant may notify Landlord that Tenant reasonably believes (i) a change in Legal Requirements has occurred that would allow Tenant to increase the size and prominence of its Exterior Signs or (ii) any proposed exterior signage of another tenant in the Project may be of greater size and/or prominence than Tenant’s then existing Exterior Signs. Upon receipt of such notice, Landlord shall reasonably cooperate with Tenant to seek necessary governmental approvals to allow Tenant to increase the size and prominence of Tenant’s Exterior Signage to the extent allowable by applicable Legal Requirements. Landlord agrees that Landlord shall not withhold consent to any size, design, color, material, fabrication, mounting details or other aspect of Tenant’s Exterior Sign if the same aspect is permitted as part of any other Exterior Sign in the Project.

(b) Monument Signs. Tenant shall be entitled, at its sole cost and expense to maintain one panel on the top slot on each of the two existing monument signs near the entrance of the Building (the “4140 Monument Signs”). If Tenant elects to lease the entire third floor of the 4160 Building in accordance with Section 8 of this Amendment, Tenant shall be entitled to one slot on a monument sign near the 4160 Building (the “4160 Monument Sign” and collectively with the 4140 Monument Sign, the “Monument Signs”) The Monument Signs shall be subject to approval by the City of Dublin and compliance with all applicable Legal Requirements. The size, design, color, materials, fabrication, mounting details and all other aspects of the Monument Signs shall comply with all applicable Legal Requirements and shall be subject to Landlord’s reasonable approval. In lieu of having Tenant maintain its Monument Signs, Landlord may elect to maintain the same and Tenant shall reimburse Landlord for the cost thereof upon demand from time to time. Tenant shall have the right to maintain the 4140 Monument Signs for so long as the Premises leased to Tenant include not less than one full floor of the Building and Tenant shall have the right to maintain the 4160 Monument Sign for so long as the Premises leased to Tenant include not less than one full floor of the 4160 Building.

(c) Marquee Sign. If during the Term of the Lease as amended hereby, Landlord elects, in its sole and absolute discretion, to install a marquee or pole sign identifying the Project and its occupants, then Tenant shall be entitled to install and maintain one (1) identification panel on such sign, at Tenant’s sole cost and expense; provided, however, nothing herein shall be deemed to require Landlord to install such a sign at any time. If Landlord does elect to install such a sign, Landlord shall use

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commercially reasonable efforts to minimize interference with Tenant’s access to and use of the Premises resulting from the installation of such sign. Tenant shall be entitled to the top of panel of such sign. Tenant shall pay to Landlord the amount of the costs and expenses incurred by Landlord in the fabrication, installation and maintenance of Tenant’s identification panel on such sign. Tenant shall have the right to maintain a panel on such sign for so long as the Premises leased to Tenant include not less than two full floors of any building in the Project.

(d) Conditions to Tenants Rights. The rights contained in this Section shall not be available to any assignee, or any sublessee or other transferee (other than to a Permitted Transferee) and may be exercised only provided and on condition that such Tenant is not subleasing (other than to a Permitted Transferee) more than fifty percent (50%) of the Premises then leased to Tenant.

12. Nondisturbance. Subordination of the Lease pursuant to Section 23 of the Lease shall be conditioned upon Tenant’s receipt of a commercially reasonable nondisturbance and recognition agreement from any future Mortgagee.

13. Hazardous Materials Indemnity. Section 31.5(f) of the Lease is hereby amended by deleting the words “by Landlord, or its agents, employees or representatives” and replacing the same with the following: “by any party other than Tenant or any other Tenant Parties”.

14. Project Amenities.

(a) Café. Landlord shall facilitate opening of a café at the Project on or before the Second Additional Premises Commencement Date. Such café will be operated by a third party operator who would provide food and beverage service to individual customers at retail prices designated by such third party operator. Landlord will use commercially reasonable efforts to cause such third party vendor or a replacement vendor to continue to operate a café at the Project during the Lease Term.

(b) On Site Personnel. During the Lease Term, Landlord shall cause its property manager to locate one project engineer and one property management representative on site at the Project during Building Hours.

(c) After Hours HVAC. During the Lease Term, Landlord shall install and maintain HVAC control systems or reasonable replacements of such systems to permit occupants to automatically (without action by any engineer or other person other than Tenant’s designated representatives) to schedule and activate after hours HVAC operation via telephone .

(d) Building Security. During the Lease Term, Landlord shall arrange for a third party private security company to provide drive-by patrol service to the Project with patrols not less frequently then (i) three (3) patrols between 7pm and 4am, Monday through Friday and (ii) five (5) patrols on each of Saturday and Sunday. In addition, reasonably promptly following the Effective Date, Landlord agrees to replace the existing light bulbs in the parking lot lighting with brighter bulbs. Notwithstanding anything herein or in the Lease to the contrary, Landlord shall not be responsible for the quality of any such patrol or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol service.

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15. Naming Rights.

(a) Street Name. Landlord shall use commercially reasonable efforts to obtain necessary governmental approvals to rename the street within the Project currently known as “Koll Center Drive” to “Taleo Corporate Way”. Upon receipt of such necessary approvals, Tenant shall be entitled to incorporate “Taleo Corporate Way” in its corporate address.

(b) Project Name. Landlord agrees that if the Premises leased to Tenant expands to a minimum of sixty-six percent (66%) of the rentable square feet of the Project, then, subject to receipt of all necessary governmental approvals and any consents required under any covenants, conditions and restrictions of record that are then binding on the Project, the Project shall be renamed “Taleo Corporate Center”. Upon receipt of all such approvals and consents, Tenant shall be permitted to replace existing Project signage bearing the name “Dublin Corporate Center” with new signage reflecting the name “Taleo Corporate Center”. All such replacement signage pursuant to this Section shall be installed by Tenant at Tenant’s sole cost and expense or, at Landlord’s option, Landlord may elect to install the same and Tenant shall reimburse Landlord for the cost and expense of the same upon demand. All such signage shall be subject to all applicable Legal Requirements and Landlord’s prior approval. If Tenant elects to rename the Project, then at any time when the Premises leased to Tenant is less than sixty six percent (66%) of the rentable square feet of the Project, Landlord shall have the right to rename the Project to “Dublin Corporate Center” or any other name Landlord elects in its sole and absolute discretion. In such case, Tenant shall reimburse Landlord for the reasonable cost of replacing all Project name signage upon demand.

16. Status of Lease.

(a) Tenant hereby certifies as follows to Tenant’s current actual knowledge, without inquiry or investigation:

(i)	That the Lease is in full force and effect and has not been assigned or encumbered by Tenant in any manner;

(ii)	That the Lease represents the entire agreement between the parties as to the leasing of the Premises;

(iii)	That there are no current defenses or counterclaims to the enforcement of the Lease;

(iv)	That Tenant is not entitled to any current offset, abatement or reduction of rent under the Lease except as otherwise provided in the Lease or this Amendment;

(v)	Except as provided in this Amendment, that Landlord has completed all tenant improvements to be performed by Landlord to the date hereof and paid all contributions and other sums with respect to such tenant improvements due to Tenant to the date hereof under the Lease; and

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(vi)	Neither Landlord nor Tenant is in default under any of its obligations under the Lease.

(b) Landlord hereby certifies that to Landlord’s knowledge (i) the Lease is in full force and effect and has not been assigned or encumbered by Landlord in any manner and (ii) neither Landlord nor Tenant is in default under any of its obligations under the Lease. As used herein, “Landlord’s knowledge” means the current actual knowledge of Allen Palmer or Lily Ng, without inquiry or investigation.

17. Brokers. Each of Landlord and Tenant represents that it has dealt with no brokers in connection with this Amendment other than Colliers International (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”), and that no other brokers negotiated this Amendment or are entitled to any commission in connection herewith. Each of Landlord and Tenant shall indemnify and hold the other harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker in connection with this Amendment or its negotiation by reason of any act of the indemnifying party. Landlord shall pay any fees and commissions payable to Landlord’s Broker and Tenant’s Broker in connection with this Amendment pursuant to separate agreement(s).

18. Force and Effect. Except as modified by this Amendment, the terms and provisions of the Lease are hereby ratified and confirmed and are and shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

19. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

20. Limitation on Liability. Section 34.4 of the Lease is incorporated into this Amendment by reference as if fully set forth herein.

21. Assignment and Subletting.

(a) The provisions of Section 6.1 of the Lease following the first sentence thereof are hereby deleted and replaced with the following:

Notwithstanding anything to the contrary in this Lease, (i) Tenant may, without Landlord’s prior written consent and without constituting an assignment, sublease or other transfer of the Lease (or triggering the provisions of Section 6.3 below), sublet the Premises or assign the Lease to (a) an entity controlling, controlled by or under common control with Tenant, (b) an entity related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action or (c) a purchaser of a substantial portion of Tenant’s assets (each, a “Permitted Transferee”); provided, that the transferee has a tangible net worth computed in

15

accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the remaining obligations of Tenant under the Lease as amended hereby and as may be further amended, and provided that such merger, consolidation or transfer of assets is not principally for the purpose of transferring the leasehold estate created hereby, and (ii) a sale or transfer of Tenant’s capital stock shall not be deemed an assignment, subletting or any other transfer of the Lease or the Premises.

(b) Section 6.2 of the Lease is hereby modified by deleting the reference to “sixty (60) days” in the first sentence thereof and replacing such reference with “fifteen (15) days”.

(c) Section 6.2 of the Lease is hereby modified by deleting Landlord’s right to terminate the Lease as to any space affected by a proposed assignment or subletting following Landlord’s receipt of Tenant’s notice with respect to a proposed assignment or subletting.

(d) Section 6.2 of the Lease is hereby modified by deleting clause (iv) of the fifth (5th) sentence thereof and replacing it with the following: “(iv) the proposed subtenant or assignee is a prospective tenant in the building with whom Landlord is actively negotiating and Landlord has adequate space in the Building to accommodate the needs of such assignee or subtenant.”

22. Additional Modifications to Lease. Notwithstanding anything to the contrary in the Lease, the parties agree as follows:

(a) Operating Cost Exclusions. “Operating Costs” shall not include and in no event shall Tenant be required to pay for (i) any property management fee retained by Landlord or its affiliates or paid to third parties for property management fees with respect to the Project in excess of three percent (3%) of Base Rent; (ii) expense reserves; (iii) costs which could be properly capitalized under generally accepted accounting principles, except to the extent amortized over the useful life of the capital item in question; (iv) costs incurred in connection with the presence of any Hazardous Materials in the Premises, the Building or the Project, except to the extent (x) caused by Tenant or any subtenants or other occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees (collectively, “Tenant Parties”) or (y) exacerbated by any negligence or willful misconduct of Tenant or any other Tenant Parties; (v) costs to comply with Applicable Requirements applicable to the Building or the Project on the Second Additional Premises Commencement Date; (vi) insurance deductibles in excess of $100,000 per occurrence and co-insurance payments; (vii) capital improvements, repairs or replacements (including repairs to structural components of the Building), except if the same are reasonably intended to result in a reduction in Operating Costs (for example, a labor-saving improvement) or are required by Applicable Requirements first applicable to the Building or the Project after the Second Additional Premises Commencement Date.

(b) Tenant’s Property. Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property, and except for alterations which cannot be removed without structural injury

16

to the Premises, at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in any item of Tenant’s Property and Section 15.6 of the Lease is hereby deleted.

(c) Mutual Waiver of Subrogation. Section 12.5 of the Lease is hereby deleted in it is entirety and replaced with the following: “Notwithstanding anything to the contrary herein, the parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under the Lease or which would normally be covered by “all-risk” or “special form” property insurance, without regard to the negligence or willful misconduct of the entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.”

(d) Estoppel Certificate. The third (3rd) sentence of Section 22 of the Lease is hereby deleted.

(e) Relocation. Section 33 of the Lease is hereby deleted.

(f) Use. Section 5.1 of the Lease is hereby amended by adding the words “and any legal related uses” after the phrase “general office purposes” in the first sentence of such Section.

(g) Default by Tenant; Remedies. Tenant shall not be deemed to be in default, on account of Tenant’s failure to perform any covenant or obligation referenced in Section 20.1.4 of the Lease if Tenant commences to cure such default within the specified thirty (30) day period and thereafter diligently proceeds to cure such default. Section 20.1.6 of the Lease is hereby deleted. The last two (2) sentence of Section 20.2.3 of the Lease are hereby deleted.

(h) Casualty.

(i) The penultimate sentence of Section 17.1 of the Lease is deleted and replaced with the following:

If a Casualty partially damages or destroys the Premises and as a result Tenant is reasonably unable to use any portion of the Premises in a manner consistent with Tenant’s use thereof prior to such Casualty and Tenant does not use such portion of the Premises, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, then Base Rent, and Tenant’s obligation to pay its share of Operating Costs and Real Estate Taxes shall be reduced in the proportion by which the rentable square footage of the portion of the Premises which is not usable as aforesaid and is not used by Tenant bears to the total rentable square footage of the Premises.

(ii) Clause (b) of Section 17.3 of the Lease is hereby deleted.

(iii) Notwithstanding anything to the contrary in Article 17 of the Lease, Landlord shall not be entitled to terminate the Lease following a Casualty and Landlord shall

17

repair and restore the Casualty damage to the Building Standard Improvements if Landlord intends to restore such Casualty damage in a manner that would permit the use of the Premises for the purposes specified in Section 5.1 of the Lease and Landlord in fact commences restoration of such Casualty damage.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

DUBLIN CORPORATE CENTER TWO, L.P., a Delaware limited partnership			TALEO CORPORATION, a Delaware corporation

By:	Dublin Corporate Center Two GP, L.L.C.,		By:	/S/ DOUG JEFFRIES
	a Delaware limited liability company,		Name:	Doug Jeffries
	its general partner		Title:	EVP and CFO

	By:	/S/ RUSSELL MAKOWSKY	By:	/S/ MICHAEL GREGOIRE
	Name:	Russell Makowsky	Name:	Michael Gregoire
	Title:	Vice President and Treasurer	Title:	Chairman and CEO

18

EXHIBIT A

Floor Plan – Second Additional Premises and Third Additional Premises

The floor plan which follows is intended solely to identify the general location of the additional premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

The additional premises are in the approximate location shown on the attached floor plan.

Attached.

A-19

EXHIBIT B

FORM COMMENCEMENT CERTIFICATE

VIA HAND DELIVERY

, 2011

[NOTE – REVISE AS NECESSARY TO REFLECT TRANSACTION]

RE: Office Lease dated March 16, 2006 as amended by that certain First Amendment to Lease and that certain Second Amendment to Lease (collectively, the “Lease”) between, Taleo Corporation as “Tenant”, and Dublin Corporate Center Two, L.P., as “Landlord”, for the premises located at 4140 Dublin Boulevard, Dublin, California

Commencement Certificate

Dear                    :

In accordance with the Second Amendment to the above referenced Lease, this letter is to confirm the following:

On                     , 20        Landlord tendered possession of [that portion of the Second Additional Premises known as Suite(s)             ] [ the Third Additional Premises] constituting             rentable square feet

Accordingly:

The Premises leased to Tenant pursuant to the Lease now consist of a total of             rentable square feet.

Tenant’s Proportionate Share is         %.

[TO BE INCLUDED IN THE COMMENCEMENT CERTIFICATE WITH RESPECT TO DELIVERY OF THE FIRST PORTION OF THE SECOND ADDITIONAL PREMISES

The Second Additional Premises Commencement Date is                     .

The Expiration Date is                     , 20        unless earlier terminated in accordance with the provisions of the Lease

B-20

The Differential Amount is $        , which shall be payable in monthly installments of $        per month in accordance with the Lease.]

If you concur with the aforementioned, please execute and return one original copy to my attention.

Thank you.	ACCEPTED AND AGREED:

Sincerely,

TISHMAN SPEYER	By:
Name:
Title:
Property Manager

B-21

EXHIBIT C

4140 EXTERIOR SIGN LOCATIONS

Taleo
NOTE

EAST ELEVATION

QUANTITY	MATERIALS	COLORS / FINISHES	TYPEFACES	INSTALLATION	PRODUCTION APPROVAL
1 set of letters & logo (copy as shown).	6" deep fabricated letters face lit, internally illuminated w/ White LED's. - painted returns. Logo: 8" deep fabricated cabinet w/ routed out graphics & internally illuminated w/ White LED's - painted face & returns.	See sheet 1.2.	Artwork as supplied by client.	See sheet 1.2.	

WEIDNER ARCHITECTURAL SIGNAGE
5001 24th Street
Sacramento CA 95822
916.452.8000
Fax 916.452.3331
CA Lic. #559090
NV Lic. #0040109

Design Firm

Project
Dublin Corporate Center
4140 Dublin Blvd.
Dublin, CA

Company

Work Order: SPEC
Drawn By: JR

Date: 08-15-11
Phase: Submittal

Revisions
No. Date Phase RV

Sign Type Description
Building ID
(overview)

Sign Type Code
BID

Sheet No.
1.0

C-22

156'-0"
Taleo
313'-0"

2 West Elevation - 4140
Scale: 1/32" = 1'-0"

WEIDNER ARCHITECTURAL SIGNAGE
5001 24th Street
Sacramento CA 95822
916.452.8000
Fax 916.452.3331
CA Lic. #559090
NV Lic. #0040109

Project
Dublin Corporate Center
4140 Dublin Blvd.
Dublin, CA

Company

Work Order	Drawn By
SPEC	JR

Date	Phase
08-15-11	Submittal

Revisions

No.	Date	Phase	By

Sign Type Description
Building ID
(elevation)

Sign Type Code
BID

Sheet No.
1.1

C-23

EXHIBIT D

WORK LETTER

This Work Letter sets forth the terms and conditions relating to the improvement of the Premises for Tenant’s use and occupancy. All references in the Work Letter to “the Amendment” shall mean the Amendment to which this Work Letter is attached. All references in this Work Letter to “the Lease” shall mean the Lease as defined in the Amendment to which this Work Letter is attached. Capitalized terms used herein without definition shall have the meanings set forth in the Lease or the Amendment, as applicable.

SECTION 1

INTENTIONALLY OMITTED

SECTION 2

TENANT IMPROVEMENTS

2.1 Landlord’s Contribution. Tenant shall be entitled to a landlord contribution toward the cost of preparing the Premises for Tenant’s use and occupancy and the construction of alterations and improvements therein in the amount of $3,408,910.00 (the “Landlord Contribution”), which shall be applied to the construction of the Tenant Improvements in accordance with the terms of this Work Letter. Provided and on condition that Tenant is not in material default beyond applicable notice and cure periods at the time of application, Tenant shall be entitled to apply any unused portion of the Landlord’s Contribution as a credit against Rent due under the Lease as amended by the Amendment. Tenant is not required to use any portion of the Landlord Contribution toward the Tenant Improvements, and may apply any portion of the Landlord Contribution toward either the Tenant Improvements or toward credit against Rent due under the Lease, at Tenant’s sole discretion. Should Landlord fail to disburse the Landlord Contribution as required herein, Tenant shall have the right to elect, by written notice to Landlord within thirty (30) days after such default, to offset against monetary obligations owed by Tenant under the Lease, as amended by the Amendment, in the amount that Landlord was obligated to but did not disburse. Except as otherwise provided in this Work Letter or Section 4(a) of the Amendment, in no event shall Landlord be obligated to make disbursements pursuant to this Work Letter (i) in a total amount which exceeds the Landlord’s Contribution, or (ii) if Tenant fails to pay any portion of any “Over-Allowance Amount,” as that term is defined in Section 4.2.2 of this Work Letter.

2.2 Disbursement of the Landlord’s Contribution. Except as otherwise set forth in this Work Letter or in Section 4(a) of the Amendment, the Landlord’s Contribution shall be disbursed for the following items and costs (collectively, the “Landlord’s Contribution Items”):

2.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter and payment of reasonable fees of any project manager employed by Tenant to supervise and coordinate the construction of the Tenant Improvements;

2.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.4 The cost of any changes in the base building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.6 Sales and use taxes; and

2.2.7 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

Notwithstanding anything in the Lease Tenant shall not be required to pay and no portion of the Landlord Contribution shall be used to pay any construction supervision fee to Landlord or Landlord’s affiliates in connection with the Tenant Improvements.

2.3 Building Standards. The specifications for Building standard components to be used in the construction of the Tenant Improvements shall be the standard of the current components in the Premises or such other standard as Landlord and Tenant may mutually designate in connection with the design and approval of the Tenant Improvements. The quality of the Tenant Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time provided such changes apply non-discriminatorily to all occupants of the Building and do not materially increase the obligations or decrease the rights of Tenant under the Lease, the Amendment and this Work Letter.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Construction Drawings. Tenant shall retain Gensler or another architect/space planner selected by Tenant and reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1 and shall retain engineering consultants (the “Engineers”) selected by Tenant and reasonably approved by Landlord to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans. Landlord’s approval of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Notwithstanding anything to the contrary herein, Landlord shall not disapprove any element of the Construction Drawings or the Final Space Plan (defined below) that is generally in keeping with Building standards and is consistent with Tenant’s permitted use or the interior improvements of the Existing Premises and Suite 150.

3.2 Final Space Plan. A space plan for the Tenant Improvements shall be prepared in accordance with the steps and deadlines set forth on Schedule 1 to this Work Letter. The final space plan as approved in accordance with such Schedule (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.

3.3 Final Working Drawings. After the Final Space Plan has been approved, working drawings for the Tenant Improvements shall be prepared by the Architect and the Engineers and approved in accordance with Schedule 1 to this Work Letter. Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. The Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), which shall be approved as provided in such Schedule. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. In addition, promptly after the Substantial Completion of the Tenant Improvements, Tenant shall cause the Architect to prepare and deliver to Landlord and Tenant “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

3.4 Approved Working Drawings. The Final Working Drawings as approved in accordance with Schedule 1 to this Work Letter are referred to herein as the “Approved Working Drawings.” No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord and Tenant, which consent may not be unreasonably conditioned or denied. Any such changes or modifications to the Approved Working Drawings must be accomplished by means of a written change order signed by both Landlord and Tenant (a “Change Order”) and containing (i) the estimated increase, if any (after taking into account ant cost savings attributable to such change and previous changes) in the cost of the Tenant Improvements resulting from such change and (ii) the estimated amount, if any, of any Tenant Delay resulting from such change. The estimated increase in cost and/or estimated amount of Tenant Delay shall be determined by Landlord in good faith after consultation with the Contractor regarding the proposed changes.

3.5 Time Deadlines. Landlord and Tenant shall each use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete, in accordance with Schedule 1 to this Work Letter, all phases of the Construction Drawings and the permitting process and to receive the permits, and with Landlord and Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.1 of this Work Letter, and, in that regard, shall meet with Landlord on a regularly scheduled basis to be mutually agreed by Landlord and Tenant, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and otherwise in this Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines. Notwithstanding anything to the contrary herein or in the Amendment, the Time Deadlines shall only apply the construction of the Tenant Improvements in the Second Additional Premises. Construction of the Tenant Improvements in the Third Additional Premises and the Existing Premises is intended to occur following Substantial Completion of the Tenant Improvements in the Second Additional Premises, and, the schedule and prosecution of the construction of the Tenant Improvements in the Existing Premises and the Third Additional Premises shall be reasonably determined by Landlord and Tenant taking into consideration the need to perform such construction in a manner that minimizes interference with Tenant’s occupancy of the Premises and the need for Tenant to relocate its employees to accommodate such construction.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, the same shall be submitted to a general contractor selected by Tenant from a list of contractors preapproved by Landlord (who shall be the “Contractor”). The Contractor shall be instructed to obtain bids from at least two subcontractors for each trade, in accordance with Schedule 1 to this Work Letter. Costs of the Tenant Improvements shall be on an “open book” basis and Contractor shall provide Landlord and Tenant with a cost proposal on the basis of the bids selected, which cost proposal shall include, as nearly as possible, the cost of all items to be incurred in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord in accordance with Schedule 1, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to commence construction. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”. If requested by Tenant, the Contractor shall prepare separate Cost Proposals for the Tenant Improvements in the Third Additional Premises and the Existing Premises.

4.2 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.2.1 Intentionally Omitted.

4.2.2 Over-Allowance Amount. Tenant shall be obligated to pay an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the applicable Cost Proposal, less (ii) the amount of the Landlord’s Contribution. The Over-Allowance Amount shall be disbursed subsequent to the disbursement of any portion of Landlord’s Contribution. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be treated as an addition to the Over-Allowance Amount. Any changes after Tenant’s payment is received that may result in a savings shall be identified and a credit issued to Tenant.

4.2.3 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor. Landlord shall be responsible for review of all payment applications, lien reviews and lien releases through completion, and Landlord shall cause a notice of completion to be filed. Landlord shall provide Tenant with copies of all applications for payments, change orders, lien releases and payment authorizations received or obtained by Landlord relating to the Tenant Improvements. Notwithstanding anything to the contrary in the Lease, Tenant shall not be required to pay any construction supervision fee to Landlord or Landlord’s affiliates in connection with the Tenant Improvements.

SECTION 5

SUBSTANTIAL COMPLETION; TENANT DELAY;

PUNCHLIST; WARRANTY

5.1 Substantial Completion. As used herein, “Substantial Completion” or “Substantially Completed” means that the work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Work Letter applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Legal Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building (“Punch List Items”).

5.2 Tenant Delay. As used in the Amendment and this Work Letter, “Tenant Delay” shall mean any delay in Substantial Completion of the Tenant Improvements in the Second Additional Premises beyond February 1, 2011, to the extent caused by any of the following:

5.2.1 Tenant’s failure to comply with the Time Deadlines or failure to timely approve any matter requiring Tenant’s approval;

5.2.2 A breach beyond applicable notice and cure periods by Tenant of the terms of this Work Letter or the Lease as amended by the Amendment;

5.2.3 Tenant’s request for changes in the Approved Working Drawings;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time, or which are different from, or not included in Building standards;

5.2.5 Tenant’s use of specialized or unusual improvements and/or delays in obtaining Permits due thereto;

5.2.6 Any failure by Tenant to timely pay to Landlord any portion of the Over-Allowance Amount; or

5.2.7 Any other acts or omissions of Tenant, or its agents, or employees that continue for more than twenty-four (24) hours after Tenant’s receipt of notice from Landlord of such delay;

5.3 Punch List Work. Within five (5) Business Days after Substantial Completion of each phase of the Tenant Improvements, representatives of Landlord, Tenant and Contractor shall inspect the Premises and agree upon a list of Punch List Items. Landlord shall cause Contractor to complete all Punch List Items within thirty (30) days after designation thereof or if such work cannot reasonably be completed within thirty (30) days, as soon thereafter as is reasonably possible provided Contractor commences repair within such thirty (30) day period and diligently pursues completion of the same.

5.4 One Year Warranty. Landlord shall, at Landlord’s sole cost and expense, repair any defects in the Tenant Improvements (other than those caused by or resulting from the negligence or willful misconduct of a Tenant Party) for a period of one year following Substantial Completion of each phase of the same.

5.5 Assignment of Warranties and Guaranties. Landlord hereby assigns, on a non-exclusive basis, to Tenant all warranties and guaranties by Contractor and other third party contractors, subcontractors and vendors relating to the Tenant Improvements from and after the date that is one year after Substantial Completion of the Tenant Improvements (the "Warranty Expiration"). After the date of the Warranty Expiration, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of the Tenant Improvements; provided, however, the foregoing is not intended to and shall not be deemed as a limitation of Landlord's on-going repair and maintenance obligations under the Lease as amended by the Amendment.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with construction of the Tenant Improvements, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing over-standard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises and otherwise preparing such Premises for occupancy. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated Richard Henson as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant may change the identity of such designated representative by written notice delivered to Landlord.

6.3 Landlord’s Representative. Landlord has designated Julian Marsh as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter. Landlord may change the identity of such designated representative by written notice delivered to Tenant.

6.4 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a number of “days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default beyond applicable notice and cure periods by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Tenant Improvements, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, any delay in the Substantial Completion of the Tenant Improvements shall constitute a Tenant Delay and any increased costs occasioned thereby shall be paid by Tenant).

SCHEDULE 1 TO EXHIBIT D

TIME DEADLINES

October 15, 2011	Tenant to deliver Space Plan to Landlord.

Within 3 business days after Landlord’s receipt of Space Plan.	Landlord to provide comments on Space Plan.

Within 2 business days after Landlord’s comments on Space Plan.	Final Space Plan to be provided to Landlord for review.

Within 2 business days after receipt of Final Space Plan.	Landlord and Tenant to approve Final Space Plan.

Within 21 business days after approval of Final Space Plan.	Working Drawings to be provided to Landlord for review.

Within 3 business days after receipt of Working Drawings.	Landlord to provide comments on Working Drawings.

Within 3 business days after receipt of comments on Working Drawings.	Revised Working Drawings to be provided to Landlord for review.

Within 2 business days after receipt of revised Working Drawings.	Landlord and Tenant to approve revised Working Drawings.

Within 7 business days after approval of Working Drawings.	Tenant to select Contractor (choose from among LL designated options).

Within 10 business days after selection of Contractor	Contractor to obtain bids from subcontractors

Within 5 business days after selection of Contractor.	Landlord to provide Cost Proposal to Tenant for approval.

Within 5 business days after receipt of Cost Proposal.	Tenant to approve or disapprove Cost Proposal.

EXHIBIT E

SUPERIOR RIGHTS

4140 Building – Supergen right to renew for one 5-year term.

E-32

SCHEDULE 1

BASE RENT

Period	PRSF**
Second Additional Premises Commencement Date – 24th Full Calendar Month*	$2.20
25th – 36th full calendar months after Second Additional Premises Commencement Date	$2.25
37th – 48th full calendar months after Second Additional Premises Commencement Date	$2.30
49th – 60th full calendar months after Second Additional Premises Commencement Date	$2.35
61st – 72nd full calendar months after Second Additional Premises Commencement Date	$2.40
73rd – 84th full calendar months after Second Additional Premises Commencement Date	$2.45
85th – 96th full calendar months after Second Additional Premises Commencement Date	$2.50
97th – 108th full calendar months after Second Additional Premises Commencement Date	$2.55
109th – 120th full calendar months after Second Additional Premises Commencement Date	$2.60

*	Provided that Tenant is not in default under the Lease as amended hereby beyond any applicable grace and cure periods, Tenant shall not be required to pay Base Rent for the first twelve (12) calendar months following the Second Additional Premises Commencement Date.
**	Base Rent Shall be calculated based on the rentable square feet of the Premises delivered to Tenant. Base Rent for any portion of the Premises delivered on any day other than the first day of a calendar month shall be pro rated on a per diem basis.

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SCHEDULE 2

EXAMPLE OF DIFFERENTIAL AMOUNT CALCULATION

Month	Suite 2-100		Suite 2-400		Total Current	Rent/sf	New Rent	47,508 sf	Difference
	Rent/sf	12,084 sf	Rent/sf	35,424 sf	47,508 sf		Free Rent
Jan-12	1.76	21,267.84	2.35	83,246.40	104,514.24	2.15	100%	—	104,514.24
Feb-12	1.81	21,872.04	2.35	83,246.40	105,118.44	2.15	100%	—	105,118.44
Mar-12	1.81	21,872.04	2.35	83,246.40	105,118.44	2.15	100%	—	105,118.44
Apr-12	1.81	21,872.04	2.35	83,246.40	105,118.44	2.15	100%	—	105,118.44
May-12	1.81	21,872.04	2.35	83,246.40	105,118.44	2.15	100%	—	105,118.44
Jun-12	1.81	21,872.04	2.35	83,246.40	105,118.44	2.15	100%	—	105,118.44
Jul-12	1.81	21,872.04	2.40	85,017.60	106,889.64	2.15	100%	—	106,889.64
Aug-12	1.81	21,872.04	2.40	85,017.60	106,889.64	2.15	100%	—	106,889.64
Sep-12	1.81	21,872.04	2.40	85,017.60	106,889.64	2.15	100%	—	106,889.64
Oct-12	1.81	21,872.04	2.40	85,017.60	106,889.64	2.15	100%	—	106,889.64
Nov-12	1.81	21,872.04	2.40	85,017.60	106,889.64	2.15	100%	—	106,889.64
Dec-12	1.81	21,872.04	2.40	85,017.60	106,889.64	2.15	100%	—	106,889.64
Jan-13	1.81	21,872.04	2.40	85,017.60	106,889.64	2.20	0%	104,517.60	2,372.04
Feb-13	1.86	22,476.24	2.40	85,017.60	107,493.84	2.20	0%	104,517.60	2,976.24
Mar-13	1.86	22,476.24	2.40	85,017.60	107,493.84	2.20	0%	104,517.60	2,976.24
Apr-13	1.86	22,476.24	2.40	85,017.60	107,493.84	2.20	0%	104,517.60	2,976.24
May-13	1.86	22,476.24	2.40	85,017.60	107,493.84	2.20	0%	104,517.60	2,976.24
Jun-13	1.86	22,476.24	2.40	85,017.60	107,493.84	2.20	0%	104,517.60	2,976.24
Total		396,113.52		1,519,689.60	1,915,803.12				1,288,697.52

Amortized Rent Differential:
Interest Rate	4.15%
NPV of Total Current Rent	$1,853,971
NPV of New Rent	$594,431
Difference	$1,259,540

Monthly Payment	$12,843

THIRD AMENDMENT TO LEASE

(Dublin Corporate Center Two: Taleo Corporation)

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is made as of the 12th day of September, 2011 (“Effective Date”), between DUBLIN CORPORATE CENTER TWO, L.P., a Delaware limited partnership (“Landlord”), and TALEO CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord, as successor-in-interest to BIT Holdings Fifty-Six, Inc. and Tenant are parties to that certain Lease dated March 16, 2006 as amended by that certain First Amendment to Lease dated as of January 2011 and that certain Second Amendment to Lease (the “Second Amendment”) dated as of the Effective Date of this Amendment (collectively the “Lease”), covering certain premises in the building located at 4140 Dublin Boulevard, Dublin, California and being a part of the development commonly known as the Dublin Corporate Center, as more particularly described in the Lease.

B. Tenant has requested that Landlord make certain space located on the first floor of the Building as shown on Exhibit A attached hereto (the “Temporary Premises”) available for Tenant's use on a temporary basis. In consideration of Tenant's execution and delivery of the Second Amendment to Lease concurrently herewith, Landlord has agreed to allow Tenant to use the Temporary Premises upon the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Temporary Premises. Effective as of the Effective Date and continuing thereafter until the Second Additional Premises Commencement Date (as defined in the Second Amendment), the Premises covered by the Lease shall be expanded to include the Temporary Premises; provided, however, (a) notwithstanding such addition of the Temporary Premises, Tenant shall not be required to pay any Base Rent, Operating Costs, Real Estate Taxes, insurance costs or utility charges with respect to the Temporary Premises and there shall be no increase in Base Rent or any other charges under the Lease determined with reference to the square footage of the Premises; and (b) Tenant may terminate the Lease with respect to the Temporary Premises at any time by giving not less than thirty (30) days' prior written notice to Landlord. Tenant acknowledges that the Temporary Premises may not be separately demised from the remainder of the first floor, however, other than ordinary ingress and egress to and from the entrance to the first floor, Tenant shall not be entitled to use or store any personal items in the remainder of the floor (except as provided in the Second Amendment). In addition, notwithstanding anything to the contrary in this Amendment or the Lease, Tenant shall not be required to perform or pay for any repair, maintenance, replacements, code upgrades or any other improvements or alterations with respect to the Temporary Premises during the term of this Amendment.

2. Condition of Temporary Premises. Tenant shall accept the Temporary Premises in their “AS-IS” condition. Landlord shall have no obligation whatsoever to prepare the Temporary Premises for use by Tenant or pay or reimburse Tenant for any costs or expenses incurred in connection with readying the Temporary Premises for Tenant's use. Tenant shall be

1

entitled to surrender the Temporary Premises in the condition received, ordinary wear and tear, casualties, condemnation and repairs that are not Tenant’s responsibility excepted. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the Temporary Premises are part of the “Second Additional Premises” identified in the Second Amendment, and, accordingly, Tenant shall not be required to surrender possession of the Temporary Premises upon the Second Additional Premises Commencement Date.

3. Status of Lease.

(a) Tenant hereby certifies as follows to Tenant’s current actual knowledge, without inquiry or investigation:

(i)	That the Lease is in full force and effect and has not been assigned or encumbered by Tenant in any manner;

(ii)	That the Lease represents the entire agreement between the parties as to the leasing of the Premises;

(iii)	That there are no current defenses or counterclaims to the enforcement of the Lease;

(iv)	That Tenant is not entitled to any current offset, abatement or reduction of rent under the Lease except as otherwise provided in the Lease or this Amendment;

(v)	Except as provided in the Second Amendment, that Landlord has completed all tenant improvements to be performed by Landlord to the date hereof and paid all contributions and other sums with respect to such tenant improvements due to Tenant to the date hereof under the Lease; and

(vi)	Neither Landlord nor Tenant is in default under any of its obligations under the Lease.

(b) Landlord hereby certifies that to Landlord’s knowledge (i) the Lease is in full force and effect and has not been assigned or encumbered by Landlord in any manner and (ii) neither Landlord nor Tenant is in default under any of its obligations under the Lease. As used herein, “Landlord’s knowledge” means the current actual knowledge of Allen Palmer or Lily Ng, without inquiry or investigation.

4. Brokers. Each of Landlord and Tenant represents that no brokers negotiated this Amendment or are entitled to any commission in connection herewith. Each of Landlord and Tenant shall indemnify and hold the other harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with this Amendment or its negotiation by reason of any act of the indemnifying party.

5. Force and Effect. Except as modified by this Amendment, the terms and provisions of the Lease are hereby ratified and confirmed and are and shall remain in full force

2

and effect. Should any inconsistency arise between this Amendment and the Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

6. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

7. Limitation on Liability. Section 34.4 of the Lease is incorporated into this Amendment by reference as if fully set forth herein.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

DUBLIN CORPORATE CENTER TWO, L.P., a Delaware limited partnership			TALEO CORPORATION, a Delaware corporation

By:	Dublin Corporate Center Two GP, L.L.C.,		By:	/S/ DOUG JEFFRIES
	a Delaware limited liability company,		Name:	Doug Jeffries
	its general partner		Title:	EVP and CFO

	By:	/S/ RUSSELL MAKOWSKY	By:	/S/ MICHAEL GREGOIRE
	Name:	Russell Makowsky	Name:	Michael Gregoire
	Title:	Vice President and Treasurer	Title:	Chairman and CEO

4

EXHIBIT A

Floor Plan—Temporary Premises

The Temporary Premises are in the approximate location identified as Conference Rooms 141A, 141B and 141C as shown on the attached floor plan.

dublin
CORPORATE CENTER

141C
CONF. RM. C
141 B
CONF. RM. B
141 A
CONF. RM. A
SUITE 150
SUITE 100
SUITE 110
SUITE 120

4140 DUBLIN BOULEVARD

1st FLOOR
DUBLIN, CALIFORNIA

USF: 28,542
RSF: 33,680

TISHMAN SPEYER

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